Exhibit 10.48

EXECUTION VERSION

FIRST MEZZANINE LOAN AGREEMENT

Dated as of November 9, 2016

By and Among

50 MURRAY MEZZ LLC,

as Borrower

And

50 MURRAY MEZZ FUNDING LLC,
and any other lending institutions which may from time to time become a party hereto as Lenders,

And

50 MURRAY MEZZ FUNDING LLC,
as Agent

2.6.11	Replacement Interest Rate Cap Agreement	40
Section 2.7	Extension Options	40
2.7.1	Extension Options	40
2.7.2	Extension Documentation	42
Section 2.8	Spread Maintenance Premium	42
Section 2.9	Regulatory Change; Taxes	42
2.9.1	Increased Costs	42
2.9.2	Special Taxes	43
2.9.3	Other Taxes	43
Section 2.10	Defaulting Lender	43

Article 3 REPRESENTATIONS AND WARRANTIES		44
Section 3.1	Borrower Representations	44
3.1.1	Organization; Special Purpose	44
3.1.2	Proceedings; Enforceability	44
3.1.3	No Conflicts	45
3.1.4	Litigation	45
3.1.5	Agreements	45
3.1.6	Consents	45
3.1.7	Title	46
3.1.8	ERISA; No Plan Assets	46
3.1.9	Compliance	47
3.1.10	Financial Information	48
3.1.11	Intentionally Omitted	48
3.1.12	Intentionally Omitted	48
3.1.13	Insurance	48
3.1.14	Intentionally Omitted	48
3.1.15	Intentionally Omitted	48
3.1.16	Intentionally Omitted	48
3.1.17	Leases	48
3.1.18	Tax Filings	50
3.1.19	No Fraudulent Transfer	50
3.1.20	Federal Reserve Regulations	50
3.1.21	Organizational Chart	50
3.1.22	Organizational Status	50
3.1.23	Bank Holding Company	51
3.1.24	No Casualty	51
3.1.25	Purchase Options	51
3.1.26	FIRPTA	51
3.1.27	Investment Company Act	51
3.1.28	Fiscal Year	51
3.1.29	Other Debt	51
3.1.30	Contracts	51
3.1.31	Full and Accurate Disclosure	51
3.1.32	Other Obligations and Liabilities	51
3.1.33	Intellectual Property/Websites	51
3.1.34	Operations Agreements	52

3.1.35	Illegal Activity	52
3.1.36	Residential Tax Benefits	52
3.1.37	Mortgage Loan	52
3.1.38	Organizational Documents	52
3.1.39	Affiliates	52
3.1.40	List of Mortgage Loan Documents	52
3.1.41	No Contractual Obligations	52
3.1.42	Mortgage Loan Representations	53
3.1.43	Pledged Collateral	53
Section 3.2	Survival of Representations	53

Article 4 BORROWER’S COVENANTS		53
Section 4.1	Payment and Performance of Obligations	54
Section 4.2	Due on Sale and Encumbrance; Transfers of Interests	54
Section 4.3	Liens	55
Section 4.4	Special Purpose	55
Section 4.5	Existence; Compliance with Legal Requirements	56
Section 4.6	Taxes and Other Charges	56
Section 4.7	Litigation	57
Section 4.8	Title to the Properties	57
Section 4.9	Financial Reporting	57
4.9.1	Generally	57
4.9.2	Quarterly Reports	57
4.9.3	Annual Reports	58
4.9.4	Other Reports	59
4.9.5	Annual Budget	59
4.9.6	Extraordinary Operating Expenses	60
4.9.7	Breach	60
Section 4.10	Access to Properties	60
Section 4.11	Leases	60
4.11.1	Generally	60
4.11.2	Approvals	60
4.11.3	Covenants	62
4.11.4	Security Deposits	63
Section 4.12	Repairs; Maintenance and Compliance; Alterations	63
4.12.1	Repairs; Maintenance and Compliance	63
4.12.2	Alterations	64
Section 4.13	Approval of Major Contracts	65
Section 4.14	Property Management	65
4.14.1	Management Agreement	65
4.14.2	Prohibition Against Termination or Modification	65
4.14.3	Replacement of Manager	66
Section 4.15	Performance by Borrower; Compliance with Agreements	66
Section 4.16	Licenses; Intellectual Property; Website	66
4.16.1	Licenses	66
4.16.2	Intellectual Property	67
4.16.3	Website	67

v

Schedules and Exhibits

Schedules:

Schedule I	-	Rent Rolls
Schedule II	-	Required Repairs
Schedule III	-	Organization of Borrower
Schedule IV	-	Exceptions to Representations and Warranties
Schedule V	-	Definition of Special Purpose Bankruptcy Remote Entity
Schedule VI	-	Intellectual Property/Websites
Schedule VII	-	Intentionally Omitted
Schedule VIII	-	Intentionally Omitted
Schedule IX	-	Intentionally Omitted
Schedule X	-	Borrower Organizational Documents
Schedule XI	-	Form of Tenant Estoppel Certificate
Schedule XII	-	Reserved
Schedule XIII	-	Ratable Share
Schedule XIV	-	Form of Assignment and Acceptance
Schedule XV	-	Mortgage Borrower Organizational Documents
Schedule XVI	-	Mortgage Loan Documents

Exhibits:

Exhibit A	-	Secondary Market Transaction Information

FIRST MEZZANINE LOAN AGREEMENT

THIS FIRST MEZZANINE LOAN AGREEMENT, dated as of November 9, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among 50 MURRAY MEZZ FUNDING LLC, a Delaware limited liability company, having an address at c/o SL Green Realty Corp., 420 Lexington Avenue, 19th Floor, New York, New York 10170 (collectively, together with its successors and permitted assigns hereunder, including any Assignee (as defined herein) hereunder and such other co-lenders as may exist from time to time, each a “Lender” and collectively, the “Lenders”), 50 MURRAY MEZZ FUNDING LLC, a Delaware limited liability company, having an address at c/o SL Green Realty Corp., 420 Lexington Avenue, 19th Floor, New York, New York 10170, as administrative agent (including any of its successors and assigns, “Agent”) for itself and the other Lenders party hereto from time to time, and 50 MURRAY MEZZ LLC, a Delaware limited liability company, having an address at c/o Clipper Equity LLC, 46-11 12th Avenue, Suite 1L, Brooklyn, New York 11219 (together with its permitted successors and assigns, “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

WITNESSETH :

WHEREAS, Borrower desires to obtain the Loan from Lenders; and

WHEREAS, Lenders are willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

Article 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1           Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Acceptable Accounting Method” shall mean either (a) GAAP, (b) Federal income tax basis of accounting or (c) with respect to Guarantor, a Guarantor Acceptable Accounting Method (as defined in the Guaranty), in each case consistently applied with respect to the applicable financial statements and reporting required under the Loan Documents.

“Acknowledgment” shall mean the Acknowledgment, dated on or about the date hereof made by Counterparty, or as applicable, Approved Counterparty.

“Adjusted Actual Vacancy Rate” shall mean, as of any date of calculation, an assumed vacancy rate, expressed as a percentage and calculated as (i) annualized market rents (as determined by Agent in its reasonable discretion) for units that are vacant as of such calculation date over (ii) GPR.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.

“Affiliate Agreement” shall mean an agreement between Borrower or Mortgage Borrower, on the one hand, and Borrower Affiliate, on the other hand, pursuant to which Borrower Affiliate provides services or goods relating to the operation, management, leasing, sale or financing of one or more of the Properties.

“Allocated Loan Amount” shall mean, with respect to each Property, the amounts set forth in the Mortgage Loan Agreement.

“ALTA” shall mean American Land Title Association or any successor thereto.

“Alteration Threshold” shall mean, with respect to the Property, two percent (2%) of the Outstanding Principal Balance.

“Annual Budget” shall mean the operating and capital budget for the Property owned by Mortgage Borrower setting forth, on a month-by-month basis, in reasonable detail, each line item of Mortgage Borrower’s good faith estimate of anticipated operating income, operating expenses and Capital Expenditures for the applicable Fiscal Year.

“Appraised Value” shall mean the fair market value of the Properties reflected in an appraisal paid for by Borrower that is (i) dated not more than ninety (90) days prior to the date of calculation, (ii) signed by a qualified, independent MAI appraiser selected or approved by Agent, (iii) addressed to Agent and Lenders and their successors and assigns, (iv) made in compliance with the requirements of the Uniform Standard of Professional Appraisal Practice, or any successor thereto, and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, and (v) otherwise reasonably satisfactory to Agent in all material respects.

“Approved Capital Expenditures” shall mean Capital Expenditures incurred by Mortgage Borrower that are either (i) included in the Approved Annual Budget (subject to a variance of up to five percent (5%) in the aggregate) or (ii) approved by Agent, which approval shall not be unreasonably withheld or delayed.

“Approved Counterparty” shall mean a bank or other financial institution which has and maintains (i) a long-term unsecured debt rating of “A-” or higher by S&P and (ii) a long-term unsecured debt rating of not less than “A3” by Moody’s; provided however, that SMBC Capital Markets, Inc. (with an Acceptable SMBC Credit Support Party as its credit support party) will be an Acceptable Counterparty so long as the rating of its credit support party (provided such credit support party shall be an Acceptable SMBC Credit Support Party) is not downgraded, withdrawn or qualified by S&P or Moody’s from the long and short term ratings issued by such rating agencies below the lesser of the above rating (as applicable) or its ratings as of the date hereof. As used herein, an “Acceptable SMBC Credit Support Party” shall mean (x) Sumitomo Mitsui Banking Corporation or a replacement guarantor that meets the foregoing rating requirements and provides a guaranty on a form approved by Agent/Lender and (y) provided any such credit support party guaranty guaranties all current and future obligations under the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable.

“Assumed Note Rate” shall mean an interest rate equal to the sum of 1% plus the Spread plus the LIBOR Floor.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of any Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower Affiliate” shall mean, individually or collectively as the context may require, Mortgage Borrower, Borrower, Guarantor or any Affiliate of any of the foregoing.

“Borrower’s Knowledge” shall mean the actual knowledge of (i) David Bistricer or (ii) Sam Levinson or (iii) such Person or Persons who is primarily responsible for the ownership, operation or acquisition of any Property or who is reasonably likely to be familiar with the subject matter qualified by such phrase; and in each case, after conducting such due diligence in connection with the Properties, the Borrower, the borrowing of the Loan and the representations that are qualified in this Agreement as being made to “Borrower’s Knowledge” as is customary for Borrower in connection with the acquisition of similar properties to the Properties.

“Borrower Organizational Documents” shall mean, collectively, the operating agreements, limited partnership agreements and other organizational documents set forth on Schedule X attached hereto.

“Borrower Provided Third Party Report” shall mean any statement, report or document provided to Agent by or on behalf of Borrower by a party who is not a Borrower Affiliate.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the principal office of the Agent is located (which, as of the Closing Date, is New York), or (iii) the state where the servicing offices of the Servicer are located.

“Calculation Date” shall mean the last day of each calendar quarter during the Term.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to any Property (excluding tenant improvements) and required to be capitalized according to GAAP.

“Cash Management Agreement” shall mean the “Cash Management Agreement” as defined in the Mortgage Loan Agreement.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Clipper Management Agreement” shall mean that certain Management Agreement, dated as of November 8, 2016, by and between Mortgage Borrower and Clipper Manager, pursuant to which Clipper Manager provides management and other services with respect to the Properties.

“Clipper Manager” shall mean Clipper Realty L.P., a Delaware limited partnership.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning given to the term “Collateral” in the Pledge Agreement, together with all amounts on deposit in the Accounts and any and all other property or collateral in which Agent on behalf of Lender is granted a security interest under any of the Loan Documents, in each case, either existing on the date hereof or hereafter pledged or assigned to Agent for the benefit of Lender.

“Collection Period” shall mean, with respect to any Monthly Payment Date, the period of days from and including the immediately preceding Monthly Payment Date to and including the date immediately prior to such Monthly Payment Date.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.

“Consent of Manager” shall mean that certain Consent of Manager, dated as of the date hereof among Borrower, Clipper Manager and Agent (on behalf of Lenders).

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of the foregoing.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Counterparty” shall mean, with respect to the initial Interest Rate Cap Agreement, SMBC Capital Markets, Inc. and with respect to any Replacement Interest Rate Cap Agreement, any Approved Counterparty thereunder.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including the Spread Maintenance Premium) due to Lenders from time to time in respect of the Loan under the Note, this Agreement, the Pledge Agreement, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period, the scheduled principal (if any) and interest payments due under the Note and Mortgage Note in such period.

“Debt Yield” shall mean, for any date of calculation by Agent, the percentage obtained by dividing (i) the Underwritten Net Cash Flow as of such date by (ii) the sum of the Outstanding Principal Balance as of such date and the outstanding principal amount of the Mortgage Loan as of such date.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5%) above the Interest Rate.

“Defaulting Lender” means, subject to Section 2.10 of this Agreement, any Lender that (a) has failed to (i) fund all or any portion of the Loan required to be funded by it under the Loan Documents within one (1) Business Day of the date when such amount was required to be funded thereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) having not been then satisfied, or (ii) pay to Agent any other amount required to be paid by it under the Loan Documents within two Business Days of the date when due, (b) has notified Borrower or the Agent in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund the Loan hereunder and states that such position is based on a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) not being satisfied at such time), (c) has failed, within three Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations, if any, hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the applicable Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code of the United States of America, any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10) upon delivery of written notice of such determination to Borrower and each Lender.

“Deposit Bank” shall mean the bank or banks selected by Agent to maintain the Accounts. Agent may in its sole discretion change the Deposit Bank from time to time.

“Distributions” shall have the meaning set forth in Section 4.36 hereof.

“Eligibility Requirements” shall mean, with respect to any Person, that such Person (A) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of at least $250,000,000, in each case excluding the Property and (B) is regularly engaged in the business of owning, operating or investing in commercial real estate properties.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (a) Wells Fargo Bank, National Association or (b) a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch), and (iii) “A2” by Moody’s, or in the case of Letters of Credit, the long term unsecured debt obligations of which are rated at least (i) “A+” by S&P, (ii) “A+” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch) and (iii) “A1” by Moody’s; provided, however, for purposes of the Deposit Bank, the definition of Eligible Institution shall have the meaning set forth in the Mortgage Cash Management Agreement.

“Environmental Indemnity” shall mean that certain First Mezzanine Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Agent (for itself and on behalf of Lenders).

“Equity Collateral Enforcement Action” shall have the meaning set forth in Section 10.1.

“Equity Collateral Transfer Date” shall have the meaning set forth in Section 10.1.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with Borrower or, in the case of a Guarantor who is an entity, the Guarantor is treated as a single employer together with Borrower or, in the case of a Guarantor who is an entity, the Guarantor under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“ERISA Event” shall mean (i) the failure on the part of Borrower, Guarantor, or any ERISA Affiliate to make any required contribution to a Multiemployer Plan when due; (ii) a determination that any Multiemployer Plan (other than the Multiemployer Plan to which contributions are required under the Union Contract) is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (iii) the imposition of liability on Borrower or Guarantor, or any ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA or as a result of contract or indemnification relating to any Plan or Multiemployer Plan; (iv) the withdrawal of Borrower, Guarantor, or any ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by Borrower, Guarantor, or any ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (v) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA, respectively) with respect to any Plan which could reasonably be expected to result in liability to Borrower or Guarantor; (vi) there is any investigation or review by any governmental agency, or action, suit, proceeding or arbitration concerning any matter with respect to any Employee Benefit Plan; or (vii) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against Borrower, Guarantor, or any ERISA Affiliates in connection with any Multiemployer Plan or Plan.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained by Borrower, Guarantor, or any ERISA Affiliate or to which Borrower, Guarantor, or any ERISA Affiliate makes contributions or with respect to which any of them has any liability.

“Equinox Litigation” shall mean that certain litigation entitled Equinox Tribeca, Inc. v. 50 Murray Street Acquisition, LLC, as successor in interest to Lionshead 110 Development, LLC, filed under index no. 650689/2016 in the Supreme Court of the State of New York, County of New York and any other counterclaim, claim, action, lawsuit or proceeding based on the facts and circumstances contained therein.

“Extension Fee” shall mean a non-refundable fee equal to (i) 0.25% of the Outstanding Principal Balance in connection with Borrower’s exercise of the Second Extension Option and payable prior to the First Extended Maturity Date and (ii) 0.25% of the Outstanding Principal Balance in connection with Borrower’s exercise of the Third Extension Option and payable prior to the Second Extended Maturity Date.

“Extension Option” shall mean the First Extension Option, the Second Extension Option, or the Third Extension Option, as applicable.

“Extension Strike Price” shall mean the lower of (i) 3.50% and (ii) a strike price, determined by Agent following the exercise by Borrower of any Extension Option, equal to such annual interest rate as shall result in the Debt Service Coverage Ratio being not less than 1.05:1.00.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, department, committee, commission, central bank, office or authority of any nature whatsoever (including any political subdivision or instrumentality thereof) for any governmental or quasi-governmental unit (whether federal, state, commonwealth, county, district, municipal, city, parish, provincial or otherwise) (whether of the government of the United States or any other nation) now or hereafter in existence (including any supra-national bodies such as the European Union or the European Central Bank and any intergovernmental organizations such as the United Nations).

“GPR” shall mean the sum of (i) annualized actual in place rents under bona fide residential Leases at the Properties with Tenants that are not Borrower Affiliates and (ii) annualized market rents (as determined by Agent in its reasonable discretion) for units that are vacant as of the applicable date of calculation.

“Gross Revenue” shall have the meaning set forth in the Mortgage Loan Agreement.

“Guarantor” shall mean, collectively and on a joint and several basis, each of David Bistricer, an individual, Trapeze Inc., a Delaware corporation, and Clipper Realty, Inc., a Maryland corporation or any other Person that now or hereafter guarantees the obligations of Borrower under any Loan Document.

“Guarantor Financial Covenants” shall mean those covenants set forth in Section 5.2 of the Guaranty.

“Guaranty” shall mean that certain First Mezzanine Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Agent (for itself and on behalf of Lenders).

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (vii) all obligations under any PACE loans and (viii) any other contractual obligation for the payment of money which are not settled within thirty (30) days.

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Accountant” shall mean (i) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Agent, (ii) such other certified public accountant(s) selected by Borrower, which is Independent and reasonably acceptable to Agent, or (iii) Mayer Rispler & Co. or BDO Seidman, LLP (provided that Agent reserves the right to disapprove Mayer Rispler & Co. or BDO Seidman, LLP as an approved Independent Accountant and to require a replacement Independent Accountant if Mayer Rispler & Co. or BDO Seidman, LLP are not preparing the requisite financial statements substantially in accordance with the provisions contained herein).

“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Backenroth, Frankel & Krinsky, LLP in connection with the Loan.

“Interest Determination Date” shall mean, (A) with respect to the Initial Interest Period, the date that is two (2) Business Days before the Closing Date and (B) with respect to any other Interest Period, the date which is two (2) Business Days prior to the fifteenth (15th) day of each calendar month; provided, however, that at the option of Agent in connection with a Securitization, an additional Interest Determination Date shall occur on the date which is two (2) Business Days prior to the closing date of the Securitization (which shall adjust the Interest Rate for the remainder of the then-current Interest Period). When used with respect to an Interest Determination Date, Business Day shall mean any day on which banks are open for dealing in foreign currency and exchange in London.

“Interest Rate” shall mean, with respect to each Interest Period, an interest rate per annum equal to (i) for a LIBOR Loan, the sum of (a) the greater of LIBOR determined as of the Interest Determination Date immediately preceding the commencement of such Interest Period and the LIBOR Floor, plus (b) the Spread (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate); and (ii) for a Prime Loan, the sum of (a) the greater of the Prime Rate and the Prime Rate Floor, plus (b) the Prime Rate Spread (or, when applicable pursuant to this Agreement or any other Loan Document, the applicable Default Rate).

“Interest Rate Cap Agreement” shall mean the Confirmation and Agreement (together with the confirmation and schedules relating thereto), dated on or about the date hereof, between the Counterparty and Borrower, obtained by Borrower and collaterally assigned to Agent (on behalf of Lenders) pursuant to this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to Agent (on behalf of Lenders), the term Interest Rate Cap Agreement shall be deemed to mean such Replacement Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:

(a)          the notional amount of the Interest Rate Cap Agreement shall be equal to the maximum principal amount of the Loan;

(b)          the remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Loan Documents;

(c)          the Interest Rate Cap Agreement shall be issued by the Counterparty to Borrower and shall be pledged to Agent (on behalf of Lenders) by Borrower in accordance with this Agreement;

(d)          the Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Clearing Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price and shall provide that such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Monthly Payment Date;

(e)          the Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(f)           the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to Agent in its reasonable determination and shall satisfy applicable Rating Agency standards and requirements, including, without limitation, provisions satisfying Rating Agencies standards, requirements and criteria (i) that incorporate representations by the Counterparty that no withholding taxes shall apply to payments by the Counterparty, and provide for “gross up” payments by the Counterparty for any withholding tax, (ii) whereby the Counterparty agrees not to file or join in the filing of any petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and (iii) that incorporate, if the Interest Rate Cap Agreement contemplates collateral posting by the Counterparty, a credit support annex setting forth the mechanics for collateral to be calculated and posted that are consistent with Rating Agency standards, requirements and criteria.

“Key Principal(s)” shall mean David Bistricer and Sam Levinson.

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in a Property, and every modification, amendment or other agreement (whether written or oral and whether now or hereafter in effect) relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, whether before or after the filing by or against Borrower or Mortgage Borrower of any petition for relief under the Bankruptcy Code.

“Lender Party” shall mean Agent, any Lender or any Affiliate of either.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower or any Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting any Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to any Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Agent and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Agent (on behalf of Lenders) and entitling Agent to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Agent shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

“LIBOR” shall mean, with respect to each Interest Period and each Interest Determination Date, the rate per annum (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by the Agent as set forth below:

(a)          The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such Interest Determination Date.

(b)          If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable Interest Determination Date, the Agent shall request the principal London office of any four major reference banks in the London interbank market selected by the Agent to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one-month period as of 11:00 a.m., London time, on such Interest Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Agent shall request any three major banks in New York City selected by the Agent to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such Interest Determination Date in a principal amount not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time, and if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.

In no event shall LIBOR be less than the LIBOR Floor.

“LIBOR Floor”” shall mean (0.00%).

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Property, any Collateral or any interest therein, or any direct or indirect interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning given to such term in Section 2.4.3.

“Loan” shall mean the loan in the original principal amount of Seventy-Five Million and No/100 Dollars ($75,000,000.00) made by Lenders to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the Consent of Manager, the Guaranty and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Agent (on behalf of Lenders) and Lenders in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Major Contract” shall mean (i) any management agreement, (ii) any brokerage or leasing agreement; provided, however, a brokerage or leasing agreement shall not be considered a Major Contract if it is (A) with a nationally or regionally recognized brokerage or leasing company and (B) cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind (other than paying amounts due through the date of cancellation) and without any so-called “tail” liability for leases entered into more than six (6) months after such cancelation or termination, (iii) the Union Contract, (iv) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality, for these purposes, shall mean contracts which (1) extend beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind (other than paying amounts due through the date of cancellation) and (2) have annual gross payment obligations of at least $500,000), in either case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral, or (v) any management, brokerage, leasing, cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) that is an Affiliate Agreement.

“Major Lease” shall mean (a) any non-residential or commercial Lease, (b) any Lease which is with Borrower Affiliate as Tenant, except for Permitted Affiliate Residential Leases, (c) any Lease that is entered into during the continuance of an Event of Default or other Trigger Period, and (d) with respect to residential Leases which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such residential Lease, (i) covers more than fifty (50) apartment units or (ii) contains an option or other preferential right to purchase all or any portion of any Property.

“Management Agreement” shall mean the Clipper Management Agreement or any replacement management agreement entered into by and between Mortgage Borrower and a Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean (i) Clipper Manager or (ii) any other manager engaged in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Effect” shall mean the occurrence or existence of a condition or event which would (i) have a material adverse effect on (A) the value of a Property or the Collateral, (B) the financial condition of Borrower, (C) the ability of Guarantor to maintain a Net Worth (as defined in the Guaranty) of not less than the Net Worth Threshold (as defined in the Guaranty), (D) the ability of Guarantor to maintain Liquidity (as defined in the Guaranty) of not less than the Liquidity Threshold (as defined in the Guaranty), (E) the Underwritten Net Cash Flow or (F) the ability of Borrower or Guarantor to pay any amounts under the Loan Documents as they become due, (ii) prevent Borrower or Guarantor from performing their respective material obligations under this Agreement or any of the other Loan Documents, and/or (iii) prevent or materially impede or limit Agent’s or any Lender’s ability to exercise its rights and remedies provided by the Loan Documents.

“Material Alteration” shall mean any alteration affecting structural elements of the Improvements, utility or HVAC system contained in any Improvements or the exterior of any Property, the cost of which exceeds the Alteration Threshold; provided, however, that in no event shall (i) any Required Repairs, (ii) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, or (iii) alterations performed as part of a Restoration, constitute a Material Alteration.

“Maturity Date” shall mean the Stated Maturity Date, provided that (a) in the event of the proper exercise by Borrower of the First Extension Option pursuant to Section 2.7, the Maturity Date shall be the First Extended Maturity Date, (b) in the event of the proper exercise by Borrower of the Second Extension Option pursuant to Section 2.7, the Maturity Date shall be the Second Extended Maturity Date, and (c) in the event of the proper exercise by Borrower of the Third Extension Option pursuant to Section 2.7, the Maturity Date shall be the Third Extended Maturity Date, or such earlier date on which the final payment of principal of the Note becomes due and payable as herein or therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Cash Management Account” shall mean the account held at the Deposit Bank for the benefit of Agent and the Lenders hereunder.

“Mezzanine Loan Subaccount” shall mean the “Current Mezzanine Payment Account”, as defined in the Mortgage Loan Agreement.

“Monthly Operating Expense Budgeted Amount” shall mean the monthly amount set forth in the Approved Annual Budget for operating expenses for the calendar month in which such Monthly Payment Date occurs; provided that management fees payable to Manager as part of the Monthly Operating Expense Budgeted Amount shall not exceed 3% of Rents (the “Management Fee Cap”).

“Monthly Payment Date” shall mean the ninth (9th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be December 9, 2016.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall have the meaning set forth in the Mortgage Loan Agreement.

“Mortgage Borrower” shall mean 50 Murray Street Acquisition LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Mortgage Borrower Organizational Documents” shall mean, collectively, the operating agreement and other organizational documents set forth on Schedule XV attached hereto.

“Mortgage Debt” shall have the meaning given to the term “Debt” in the Mortgage Loan Agreement.

“Mortgage Lender” shall mean Deutsche Bank AG, New York Branch, a branch of Deutsche Bank, AG, a German Bank, authorized by the New York Department of Financial Services, and the “Lenders” (as defined in the Mortgage Loan Agreement), together with its and their respective successors and assigns.

“Mortgage Loan” shall mean that certain mortgage loan in the principal amount of $335,000,000.00 made on the date hereof by Mortgage Lender to Mortgage Borrower, and evidenced and secured by the Mortgage Loan Documents, as the same may be severed, componentized or otherwise split in accordance with the Mortgage Loan Agreement..

“Mortgage Loan Agent” shall mean Deutsche Bank AG, New York Branch, in its capacity as administrative agent for the holder(s) of the Mortgage Loan, together with its successors and assigns.

“Mortgage Loan Agreement” shall mean that certain Loan Agreement, dated as of the date hereof, among Mortgage Borrower, Mortgage Loan Agent and Mortgage Lender, pursuant to which Mortgage Lender agreed to make the Mortgage Loan to Mortgage Borrower subject to the terms thereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Default” shall mean an “Event of Default” under the Mortgage Loan Documents.

“Mortgage Loan Documents” shall mean, collectively, the Mortgage Loan Agreement, the Mortgage, the Cash Management Agreement, and all other documents and instruments defined as “Loan Documents” in the Mortgage Loan Agreement, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Note” shall mean the “Note” as defined in the Mortgage Loan Agreement.

“Mortgage Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts actually paid to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less, (i) in the event of a Liquidation Event consisting of a Casualty or Condemnation, Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (ii) in the event of a Liquidation Event consisting of a Casualty or Condemnation, the costs incurred by Mortgage Borrower in connection with a restoration of all or any portion of the Property made in accordance with the Mortgage Loan Documents, (iii) in the event of a Liquidation Event consisting of a Casualty or Condemnation or a Transfer, amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, (iv) in the case of a foreclosure sale, disposition or transfer of the Property in connection with realization thereon following a Mortgage Loan Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (v) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents and (vi) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Lender.

“Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Multiemployer Plan” shall mean a “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) subject to Title IV of ERISA, (i) to which Borrower, Guarantor, or any of their ERISA Affiliates is making or accruing or has (or has had) an obligation to make or accrue contributions, or (ii) with respect to which Borrower, Guarantor, or any of their ERISA Affiliates could be subjected to any liability whether under Title IV of ERISA or by contract or agreement or otherwise.

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Agent or its designees in connection with, or in anticipation of, a Securitization.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“Officer’s Certificate” shall mean a certificate delivered to Agent by Borrower which is signed by an authorized senior officer of Borrower or an Affiliate.

“Operating Expenses” shall have the meaning set forth in the Mortgage Loan Agreement.

“Operating Income” shall have the meaning set forth in the Mortgage Loan Agreement.

“Operations Agreements” shall mean any covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Property, together with all amendments, modifications or supplements thereto.

“Other Charges” shall have the meaning set forth in the Mortgage Loan Agreement.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the then outstanding principal balance of the Loan.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015 and as the same may be further amended, extended, replaced or otherwise modified may be amended from time to time, and any corresponding provisions of future laws.

“Permitted Encumbrances” shall mean, with respect to the Property and the Collateral, collectively, (i) the Liens and security interests created by the Loan Documents and the Mortgage Loan Documents, (ii) all encumbrances and other matters disclosed in the UCC Title Insurance Policy relating to the Collateral or the Title Insurance Policies relating to the Properties, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent, or that are being contested in accordance with Section 4.3 hereof, (iv) any workers’, mechanics’, judicial or other similar Liens on a Property provided that any such Lien is bonded, discharged, or insured over pursuant to an endorsement to the Title Insurance Policy reasonably acceptable to Agent, within thirty (30) days after Mortgage Borrower or Borrower first receives written notice of such Lien, (v) such other title and survey exceptions as Agent has approved or may approve in writing in Agent’s reasonable discretion, (vi) the right and interests of Tenants under the Leases described in Schedule I and the rights and interests of Tenants under any other Leases entered into in accordance with the Loan Documents, (vii) customary utility easements which do not impair the value of the Property, and (viii) such other liens as are expressly permitted under the provisions of the Loan Documents.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean, collectively, those certain Property Condition Reports, prepared by CBRE, Inc. (Project Nos. PC61029310-101 and PC61029310-102) and dated as of October 19, 2016.

“Plan” shall mean a plan as defined in Section 3(3) of ERISA subject to Title IV of ERISA other than a Multiemployer Plan, (i) maintained or sponsored by Borrower, Guarantor, or any of their ERISA Affiliates or (ii) with respect to which Borrower, Guarantor, or any of their ERISA Affiliates could be subjected to any liability whether under Title IV of ERISA or by contract or agreement or otherwise.

“Pledge Agreement” shall mean the First Mezzanine Pledge and Security Agreement, dated as of the Closing Date, by Borrower in favor of Agent for the benefit of Lender, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pledged LLC Certificates” shall mean the original certificates evidencing the Pledged Company Interests delivered to Agent pursuant to the Pledge Agreement.

“Pledged Company Interests” shall mean the one hundred percent (100%) ownership interest of Borrower in Mortgage Borrower.

“Prepayment Notice” shall mean a prior revocable written notice to Agent specifying the proposed Business Day on which a prepayment of the Debt is intended to be made pursuant to Section 2.4 hereof, which date shall be no earlier than thirty (30) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice, provided that, upon giving of at least three (3) Business Days’ prior notice to Agent, Borrower may revoke such Prepayment Notice or change the intended date of such prepayment to any Business Day specified in such notice to Agent; provided, further, that if Borrower delivers a Prepayment Notice and revokes such notice, Borrower shall reimburse Agent and Lenders for all out-of-pocket costs and expenses incurred by Agent and Lenders with respect to the actions taken as a result of such revoked Prepayment Notice (including reasonable attorney’s fees).

“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” will be used, and such average will be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Agent will select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Agent will select a comparable interest rate index.

“Prime Rate Floor” shall mean, in connection with any conversion of the Loan from a LIBOR Loan to a Prime Rate Loan, the difference between (a) the sum of the LIBOR Floor plus the Spread, minus (b) the Prime Rate Spread; provided, however, that if such difference is a negative number, then the Prime Rate Floor shall be zero.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean, in connection with any conversion of the Loan from a LIBOR Loan to a Prime Rate Loan, the difference (expressed as the number of basis points) between (a) the sum of (i) LIBOR, determined as of the Interest Determination Date for which LIBOR was last available, plus (ii) the Spread, minus (b) the Prime Rate as of such Interest Determination Date; provided, however, that if such difference is a negative number, then the Prime Rate Spread shall be zero.

“Properties” or “Property” shall mean, collectively, the parcels of real property and Improvements now or hereafter erected or installed thereon and all personal property owned by Mortgage Borrower and encumbered by the Mortgage; together with all rights pertaining to such real property and Improvements, and all other collateral for the Mortgage Loan as more particularly described in the granting clauses of the Mortgage. The Properties are located at 50 Murray Street (aka 110-120 Church Street), New York, New York (the “110 Church Property”) and 53 Park Place, New York, New York (the “53 Park Place Property”).

“Qualified Lender” shall mean (x) SLG or any Affiliate of SLG or (y) any Person other than a natural Person that is any of the following, provided that any such Person shall at all times satisfy the Eligibility Requirements and is not a Defaulting Lender:

(a)	a commercial bank organized under the laws of the United States, or any state thereof which regularly invests in or makes commercial real estate loans;

(b)	a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country which regularly invests in or makes commercial real estate loans (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD);

(c)	a Person that is engaged in the business of commercial real estate banking and that is: (1) an Affiliate of Lender, or (2) a Person of which a Lender is a subsidiary;

(d)	an insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country which regularly invests in or makes commercial real estate loans; or

(e)	a fund (other than a mutual fund) which regularly invests in or makes commercial real estate loans;

provided, however, that “Qualified Lender” shall not include: (i) Borrower Affiliate, (ii) the constituent members of Borrower Affiliate; and (iii) any Defaulting Lender (so long as such Lender remains a Defaulting Lender).

“Qualified Manager” shall mean (i) Clipper Manager, or (ii) a Manager approved by Agent in Agent’s sole discretion.

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Agent shall have received: (x) evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments against such proposed transferee and (y) if the proposed transferee will obtain Control of or obtain a direct or indirect interest of 10% or more in Borrower as a result of such proposed transfer, a credit check against such proposed transferee that is reasonably acceptable to Agent.

“Ratable Share”, “Ratable” or “ratably” shall mean, with respect to any Lender, its share of the Loan based on the proportion of the Outstanding Principal Balance advanced or held by such Lender to the total outstanding principal amount of the Loan. The Ratable Share of each Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule XIII attached hereto and made a part hereof.

“Rating Agencies” shall mean any nationally-recognized statistical rating organization (e.g. Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc., Fitch, Inc., DBRS, Inc. or any successor thereto) that has been or will be engaged by Agent or its designees in connection with, or in anticipation of, a Securitization; provided, that following a Securitization, it shall refer to the Rating Agencies that actually rated the Securities.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Regulatory Change” shall mean, at any time hereafter, (i) any change in any Legal Requirement (including by repeal, amendment or otherwise) or in the interpretation or application thereof by any central bank or other Governmental Authority or (ii) any new or revised request, guidance or directive issued by any central bank or other Governmental Authority and applicable to the Agent and Lenders.

“Related Loan” shall mean a loan to an Affiliate of Borrower or Guarantor or secured directly or indirectly by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to any Property.

“Rent Regulation Laws” shall mean the Emergency Tenant Protection Act of 1974, New York City Rent Stabilization Law (Chapter 4, Title 26 of the New York City Administrative Code, the New York City Rent Stabilization Code (Chapter VIII, Subtitle S, Title 9 of the New York City Rules and Regulations), the New York City Rent and Eviction Regulations (Subchapter B, Chapter VII, Subtitle S, Title 9 of the New York City Rules and Regulations, any Legal Requirement applicable to residential rent overcharges or rent rollbacks, harassment or mistreatment of residential tenants, any other law, rule, statute or regulation that imposes limitations on, or otherwise regulates, rent that may be charged to residential tenants or obligations on the part of landlords to renew residential leases, and any regulations promulgated thereunder, as each of the foregoing may have been or may hereafter be amended or replaced from time to time.

“Rents” shall mean all rents, rent equivalents, “additional rent” (i.e. pass-throughs for operating expenses, real estate tax escalations and/or real estate tax pass-throughs, payments by Tenants on account of electrical consumption, porters’ wage escalations, condenser water charges and tap-in fees, freight elevator and HVAC overtime charges, charges for excessive rubbish removal and other sundry charges), moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager (excluding management fees paid to Manager) or any of their respective agents or employees from any and all sources arising from or attributable to each Property, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the lease, sublease, license, concession or other grant of the right of the use and occupancy of each Property or rendering of services by Borrower, Manager or any of their respective agents or employees and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent such Insurance Proceeds are treated as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) of the Mortgage Loan Agreement.

“Repayment Date” shall mean the date of a prepayment of the Loan pursuant to the provisions of Section 2.4 hereof.

“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement pursuant to Section 2.6.3(c) following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty, the date required in Section 2.6 or (ii) in connection with a replacement (or extension of the then-existing Interest Rate Cap Agreement) in connection with an extension of the Maturity Date pursuant to Section 2.7, the date required in Section 2.7; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement approved in writing by Agent, and if the Loan or any portion thereof is included in a Securitization, each of the Rating Agencies with respect thereto.

“Reserve Funds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Restoration” shall have the meaning set forth in the Mortgage Loan Agreement.

“Restoration Threshold” shall mean 2% of the Allocated Loan Amount for the Property set forth in the Mortgage Loan Agreement.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“SLG” shall mean SL Green Realty Corp., a Maryland corporation.

“Sole Member” shall mean 50/53 JV LLC, a Delaware limited liability company, the sole member and equity holder in Borrower.

“Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the Closing Date as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Agent and Lenders, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Agent’s and Lenders’ net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Agent and any Lender is organized or maintains a lending office.

“Spread” shall mean 687.5 basis points (6.875%) per annum.

“Spread Maintenance Date” shall mean November 9, 2017, which is the first anniversary of the Closing Date.

“Spread Maintenance Premium” shall mean, with respect to any payment or prepayment of principal (or acceleration of the Loan) on or prior to the Spread Maintenance Date, an amount equal to the greater of (a) the amount of such prepayment (or the amount of principal so accelerated) multiplied by one percent (1%) and (b) the amount of interest that would have accrued at the Interest Rate in effect on the date of repayment on the amount of such prepayment (or the amount of the principal so accelerated) during the period (the “Spread Maintenance Period”) commencing on the day following the end of the Interest Period in which such prepayment occurs (assuming Agent receives all accrued interest through and including the end of such Interest Period, as required by this Agreement; if not, the Spread Maintenance Period shall commence on the date of such prepayment) and ending at the end of the Interest Period in which the Spread Maintenance Date occurs. The Spread Maintenance Premium shall be calculated by multiplying (i) the actual number of days in the Spread Maintenance Period by (ii) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (iii) the amount of such prepayment (or the amount of principal so accelerated).

“State” shall mean New York.

“Stated Maturity Date” shall mean November 9, 2018, as the same may be extended pursuant to Section 2.7 hereof.

“Strike Price” shall mean 2.00% per annum.

“Survey” shall mean a survey of each Property prepared by a surveyor licensed in the State and satisfactory to Agent and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Agent.

“Taxes” shall mean (i) all real estate taxes, assessments, water rates or sewer rents (collectively, “Real Estate Taxes”) and (ii) personal property taxes, in each case now or hereafter levied or assessed or imposed against the Properties or any part thereof, together with all interest and penalties thereon. In no event shall any PACE Loan be considered a Tax for purposes of this Agreement.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of a Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt.

“Title Insurance Policies” shall mean ALTA mortgagee title insurance policies issued to Mortgage Lender with respect to each Property and insuring the Lien of the Mortgage.

“Trigger Period” shall have the meaning given to such term in the Mortgage Loan Agreement.

“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“Title Insurance Policies” shall mean ALTA mortgagee title insurance policies issued to Mortgage Lender with respect to the Property and insuring the Lien of the Mortgage.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Accounts are located, as the case may be.

“UCC Title Insurance Policies” shall mean, with respect to the Collateral, the UCC title insurance policy or policies in a form acceptable to Agent issued to Lender with respect to the Collateral and insuring the Lien of the Pledge Agreement encumbering the Collateral.

“Underwritten Net Cash Flow” shall mean, as of the end of any calendar quarter for which Underwritten Net Cash Flow is determined (or ending at such other date for which Underwritten Net Cash Flow is determined), the excess of:

(a) the sum of: (1) annualized actual in place base rents and monthly recoveries received by Mortgage Borrower under bona fide non-residential Leases at the Properties with Tenants in occupancy, open for business and paying full, unabated rent as of the date of such calculation, and actual percentage rents received by Mortgage Borrower under such Leases for the twelve (12) months preceding such calculation; plus (2) the GPR; plus (3) actual net cash flow receipts received by Mortgage Borrower from sources at the Properties (except as described in foregoing clauses (1) and (2)) to the extent such receipts are recurring in nature and properly included as Operating Income for such twelve month calculation period over (b) for the twelve (12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, the sum of Operating Expenses over such twelve (12) month period, in each case adjusted to reflect Agent’s reasonable determination of: (i) with respect to the non-residential portion of the Property, a vacancy factor equal to the greater of (A) the actual vacancy rate at the Properties (excluding the area consisting of residential space), and (B) 3% of the rentable area of commercial space at the Properties; (ii) with respect to the residential portion of the Property, a vacancy factor equal to the greater of (A) the Adjusted Actual Vacancy Rate at the Properties, as determined by Agent, and (B) 3% of GPR; (iii) subtraction of (A) an imputed capital improvement requirement amount equal to $0.20 per rentable square foot of commercial space at the Properties per annum (regardless of whether a reserve therefor is required hereunder or the amount of such reserve) and (B) $373 per residential apartment at the Properties per annum; (iv) exclusion of amounts representing non-recurring items; and (v) amounts received from (A) commercial Tenants not currently in occupancy and not paying full, unabated rent, (B) Tenants that are Borrower Affiliates, (C) commercial Tenants in default or in bankruptcy and (D) commercial Tenants under month-to-month Leases or Leases expiring within the forthcoming ninety (90) days. Agent’s calculation of Underwritten Net Cash Flow shall be final absent manifest error.

“Union Contract” shall mean that certain 2014 Apartment Building Agreement between Realty Advisory Board on Labor Relations Incorporated and Service Employees International Union, Local 32BJ (“Local 32BJ”), effective April 21, 2014 to April 20, 2018.

“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, and (ii) not subject to prepayment, call or early redemption.

Section 1.2           Index of Other Definitions. The following terms are defined in the sections or Loan Documents as indicated below:

“421-g Tax Benefits” - 3.1.36

“Acceptable SMBC Credit Support Party” - 1.1 (Definition of “Approved Counterparty”)

“Accounts” - 6.1

“Act” - Schedule V

“Administrative Agent Advances” - 11.10(a)

“Agreement” - Introductory Paragraph

“Applicable Taxes” - 10.24

“Approved Annual Budget” - 4.9.5
“Approved Extraordinary Operating Expense” - 4.9.6

“Approved Monthly BI Expenses” - 5.4(f)

“Assignee” - 10.31

“Assignment and Acceptance” - 10.31(a)

“Authorized Purpose” - Schedule V

“Bail-In Legislation” – 10.36

“Bistricer Estate” - 7.1(g)(v)

“Bistricer Minimum Equity Interests” – 7.1(d)(ii)

“Borrower” - Introductory Paragraph

“Borrower Provided Information” - 9.2

“Borrower’s Recourse Liabilities” - 10.1

“Breakage Costs” - 2.2.5

“Broker” - 10.19

“Capital Expenditure Account” - Mortgage Loan Agreement

“Capital Expenditure Funds” - Mortgage Loan Agreement

“Cash Management Accounts” - Mortgage Loan Agreement

“Cause” - Schedule V

“Clearing Account” - 6.1 of Mortgage Loan Agreement

“Clearing Bank” - 6.1 of Mortgage Loan Agreement

“Committee” - Schedule V

“Contributing Employer” - 4.31(e)

“Counterparty Opinion” - 2.6.3

“Decision Notice” - 10.30(e)

“Deposit Account” - 6.1 of Mortgage Loan Agreement

“DHCR” - 4.33

“Disclosure Document” - 9.2(a)

“Easements” - 3.1.11

“EEA Financial Institution” – 10.36

“EEA Member Country” – 10.36

“EEA Resolution Authority” – 10.36

“Embargoed Person” - 4.32(c)

“Equipment” - Mortgage

“ERISA” - 4.31

“EU Bail-In Legislation Schedule” – 10.36

“Event of Default” - 8.1

“Exchange Act” - 9.2(a)

“Exchange Act Filing” - 9.1(d)

“Extraordinary Operating Expense” - 4.9.6

“Final Order” - 4.33

“First Extended Maturity Date” - 2.7.1

“First Extension Notice” - 2.7.1

“First Extension Option” - 2.7.1

“Government Lists” - 4.32(b)

“Improvements” - Mortgage

“Increased Costs” - 2.9.1

“Indemnified Liabilities” - 4.30

“Independent Director” - Schedule V

“Independent Manager” - Schedule V

“Initial Interest Period” - 2.3.1

“Insurance Account” – Mortgage Loan Agreement

“Insurance Funds” - Mortgage Loan Agreement

“Insurance Premiums” - Mortgage Loan Agreement

“Insurance Proceeds” - Mortgage Loan Agreement

“Intellectual Property” - 3.1.33

“Intercreditor Agreement” – 10.32

“Interest Period” - 2.3.2

“Interest Shortfall” - 2.4.5

“Lease Termination Payments” - 6.6.1(b)(i)

“Lender” - Introductory Paragraph

“Lender Group” - 9.2(b)

“Liabilities” - 9.2(b)

“Licenses” - 3.1.9

“Material Agreement” – 10.1

“Material Condemnation” – 5.3

“Nationally Recognized Service Company” - Schedule V

“Net Proceeds” - Mortgage Loan Agreement

“Net Proceeds Deficiency” - Mortgage Loan Agreement “Note” - 2.1.3

“Notice” - 10.6

“OECD” - 1.1 (Definition of “Qualified Lender”)

“OFAC” - 4.32(b)

“OID” – 2.1.1

“Other Taxes” - 2.9.3

“Participant Register” - 10.31(e)

“Patriot Act Offense” - 4.32(b)

“Permitted Affiliate Residential Leases” - 4.11.1

“Permitted Equipment Financing” - 4.21

“Permitted Indebtedness” - 4.21

“Permitted Investments” – Mortgage Loan Cash Management Agreement

“Permitted Transfer” - 7.1

“PML” - Mortgage Loan Agreement

“Policies” - Mortgage Loan Agreement

“Qualified Carrier” - Mortgage Loan Agreement “Radius” - 5.1.1(a)

“Rate Cap Collateral” - 2.6.2

“Real Estate Taxes” - 1.1 (Definition of “Taxes”)

“Register” - 10.31(d)

“Required Records” - 4.9.7

“Required Repairs” - 6.2.1

“Review Waiver” - 10.3(b)

“Rollover Account” - Mortgage Loan Agreement

“Rollover Funds” - Mortgage Loan Agreement

“RPTL” - 3.1.36

“RPTL Tax Benefit Law” - 3.1.36

“Second Extended Maturity Date” - 2.7.1

“Second Extension Notice” - 2.7.1

“Second Extension Option” - 2.7.1

“Secondary Market Transaction” - 9.1(a)

“Securities” - 9.1(a)

“Securities Act” - 9.2(a)

“Securitization” - 9.1(a)

“Servicer” - 10.21

“Servicing Agreement” - 10.21

“Sole Member” - Schedule V

“Special Member” - Schedule V

“Special Purpose Bankruptcy Remote Entity” - Schedule V

“Specific SPE Covenants” - 10.1

“Spread Maintenance Period” - 1.1 (Definition of “Spread Maintenance Premium”)

“Springing Recourse Event” - 10.1

“Succeeding Interest Period” - 2.4.5

“Tax Account” - Mortgage Loan Agreement

“Tax Funds” - Mortgage Loan Agreement

“Terrorism Premium Cap” - Mortgage Loan Agreement

“Third Extended Maturity Date” - 2.7.1

“Third Extension Notice” - 2.7.1

“Third Extension Option” - 2.7.1

“Transfer” - 4.2

“Underwriter Group” - 9.2(b)

“Updated Information” - 9.1(b)(i)

“Write-Down and Conversion Powers” – 10.36

Section 1.3           Principles of Construction. (a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, (i) the words ‘‘hereof,’’ “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined, and (iii) the word “including” means “including, but not limited to”.

(b)          With respect to references to the Mortgage Loan Documents (including without limitation terms defined by cross-reference to the Mortgage Loan Documents), such references shall refer to the Mortgage Loan Documents as in effect on the Closing Date (and any such defined terms shall have the definitions set forth in the Mortgage Loan Documents as of the Closing Date) and no amendments, restatements, replacements, supplements, waivers or other modifications to or of the Mortgage Loan Documents shall have the effect of changing such references (including without limitation any such definitions) for the purposes of this Agreement unless Lender expressly agrees in writing that such references or definitions, as appearing, incorporated into or used in this Agreement, have been revised, or Lender consents to the documents implementing any such amendment, restatement, replacement, supplement, waiver or other modification.

(c)          Notwithstanding anything stated herein to the contrary, any provisions in this Agreement cross-referencing provisions of the Mortgage Loan Documents shall be effective and such references shall be (and hereby are) expressly incorporated herein and made a part hereof notwithstanding the termination of the Mortgage Loan Documents, by payment in full of the Mortgage Loan, or otherwise, except to the extent that such provisions relate to obligations arising under the Mortgage Loan Documents that are no longer in effect following such termination.

(d)          To the extent that any terms, provisions or definitions of any Mortgage Loan Documents that are incorporated herein by reference are incorporated into the Mortgage Loan Documents by reference to any other document or instrument, such terms, provisions or definitions that are incorporated herein by reference shall at all times be deemed to incorporate each such term, provision and definition of the applicable other document or instrument as the same is set forth in such other document or instrument as of the Closing Date, without regard to any amendments, restatements, replacements, supplements, waivers or other modifications to or of such other document or instrument occurring after the Closing Date, unless Lender expressly agrees that such term, provision or definition as appearing, incorporated into, or used in this Agreement have been revised, or Lender consents to the documents implementing any such amendment, restatement, replacement, supplement, waiver or other modification.

(e)          The words “Borrower shall cause” or “Borrower shall not permit” (or words of similar meaning) shall mean “Borrower shall cause the Mortgage Borrower to” or “Borrower shall not permit the Mortgage Borrower to”, as the case may be, to so act or not to so act, as applicable

Article 2

THE LOAN

Section 2.1           The Loan.

2.1.1       Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lenders shall make the Loan to Borrower and Borrower shall accept the Loan from Lenders on the Closing Date. Borrower further acknowledges that a payment of three-quarters of one percent (0.75%) of the principal amount of the Loan due to Lender on the date hereof, constitutes an original issue discount (the “OID”) and, as such, is not being advanced to Borrower on the date hereof; provided, however, that such OID constitutes a portion of the outstanding indebtedness evidenced by the Note as of the date hereof and, accordingly, interest will accrue thereon from and after the date hereof.

2.1.2      Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

2.1.3      The Note. The Loan shall be evidenced by that certain First Mezzanine Promissory Note of even date herewith, in the stated principal amount of Seventy-Five Million and No/100 Dollars ($75,000,000.00) executed by Borrower and payable to the order of Lenders in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, collectively, the “Note”) and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.1.4      Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay and discharge any existing loans relating to the Properties and the Collateral, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Properties, (iii) make an equity contribution to Mortgage Borrower in order to cause the Mortgage Borrower to use such amounts for any use permitted pursuant to Section 2.1.4 of the Mortgage Loan Agreement, (iv) pay costs and expenses incurred in connection with the closing of the Loan and the Mortgage Loan, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purpose as Borrower shall designate.

Section 2.2           Interest Rate.

2.2.1       Interest Rate.

(a)          Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate.

(b)          Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan. In the event that Agent shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Agent shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the next succeeding Interest Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to a Prime Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.

(c)          If, pursuant to the terms hereof, the Loan has been converted to a Prime Rate Loan and Agent shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Agent shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the next succeeding Interest Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to a LIBOR Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a Prime Rate Loan to a LIBOR Loan.

(d)          If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for any Lender to maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of such Lender hereunder to make or maintain a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period, or upon such earlier date as may be required by law. Borrower hereby agree to promptly pay to such Lender, upon demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Agreement, including without limitation, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Such Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

2.2.2       Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or such Default shall have occurred without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Agent shall elect, to the extent not prohibited by applicable law.

2.2.3       Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance; provided, however, that the Spread Maintenance Premium shall be calculated pursuant to the calculation convention set forth in the definition of Spread Maintenance Premium. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period in which such Monthly Payment Date occurs.

2.2.4      Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the Outstanding Principal Balance at a rate which could subject Agent or any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.5      Breakage Indemnity. Borrower shall indemnify Agent for its own account or for the account of the applicable Lender(s) (as the case may be) against any loss or expense which Agent or any Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of (i) any payment or prepayment of the Loan or any portion thereof made on a date other than a Monthly Payment Date and (ii) any default in payment or prepayment of the Outstanding Principal Balance or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise) (collectively, “Breakage Costs”). Agent shall deliver to Borrower a statement for any such sums which it (or any Lender) is entitled to receive pursuant to this Section 2.2.5, which statement shall be binding and conclusive absent manifest error. Borrower’s obligations under this Section 2.2.5 are in addition to Borrower’s obligations to pay any Spread Maintenance Premium applicable to a payment or prepayment of the Loan.

Section 2.3           Loan Payments.

2.3.1       Payments. On the date hereof, Borrower shall pay interest on the unpaid Outstanding Principal Balance from the date hereof through and including November 14, 2016 (the “Initial Interest Period”). On December 9, 2016 and each Monthly Payment Date thereafter during the Term, Borrower shall pay interest on the unpaid Outstanding Principal Balance accruing through the last day of the Interest Period in which such Monthly Payment Date occurs. Borrower shall also pay to Agent all amounts required in respect of Reserve Funds as set forth in Article 6 hereof.

2.3.2       Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the fifteenth (15th) calendar day of a calendar month and ending on (and including) the fourteenth (14th) calendar day of the following calendar month; provided, that in the event that the Agent elects to reset LIBOR as provided in the definition of the term “Interest Determination Date” (i) the Interest Period then in effect shall end on (and include) the calendar day prior to the Securitization Date and (ii) a new Interest Period shall commence on the Securitization Date and shall end on (and include) the next fourteenth (14th) day of a calendar month to occur. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Agent shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day and, if requested by Agent, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Agent shall have elected to change the Monthly Payment Date as aforesaid, Agent shall have the option, but not the obligation, to adjust the Interest Period and the Interest Determination Date accordingly. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3        Payment on Maturity Date. Borrower shall pay to Agent on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents.

2.3.4        Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower shall pay to Agent upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Agent in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by law.

2.3.5        Method and Place of Payment.

(a)          Except as otherwise specifically provided herein or any other Loan Document, all payments and prepayments under this Agreement and the Note shall be made to Agent not later than 3:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Agent’s office or at such other place as Agent shall from time to time designate, and any funds received by Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)          Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c)          All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

2.3.6       Forwarding of Payments by Agent. Except as otherwise agreed by Agent and Lender, each payment received by Agent under this Agreement or the Note for the account of any Lender shall be paid by Agent promptly to such Lender, in immediately available funds, for the Loan or other portion of the Debt in respect of which such payment is made.

2.3.7       Ratable Shares/Pro Rata Treatment of Payments. Except to the extent otherwise provided herein: (a) the Loan shall be allocated Ratably among the Lenders according to the amounts of their Ratable Share; (b) each payment or prepayment of principal of the Loan by Borrower (including those made from Net Proceeds) shall be made Ratably for the account of the Lender; (c) each payment of interest on the Loan by Borrower shall be made for the Ratable account of Lender and (d) all losses, costs and expenses suffered by the Agent and/or the Lenders relating to the Loan, in each case, shall be allocated by Agent pro rata among the Lenders in accordance with their respective Ratable Shares.

Section 2.4           Prepayments.

2.4.1           Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.

2.4.2        Voluntary Prepayments. Borrower shall have the right, only on a Business Day, to prepay the Outstanding Principal Balance in whole, but not in part (except for partial prepayments pursuant to Section 2.7.1(f)) upon satisfaction of the following conditions:

(a)          Borrower shall deliver to Agent a Prepayment Notice; and

(b)          Borrower shall comply with the provisions set forth in Section 2.4.5; provided that if such prepayment is made on or after the Spread Maintenance Date, such prepayment shall be without any prepayment penalties set forth in clause (iv) of Section 2.4.5(a).

2.4.3      Liquidation Events; Mandatory Prepayments.

(a)          In the event of (i) any Casualty to all or any portion of the Property, (ii) any Condemnation of all or any portion of the Property, (iii) a Transfer of the Property in connection with realization thereon by the Mortgage Lender following an Event of Default under the Mortgage Loan, including without limitation a foreclosure sale, or (iv) any refinancing of the Property or the Mortgage Loan (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into the Mezzanine Cash Management Account or another Account designated by Lender. On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, if such date is a Payment Date, such Net Liquidation Proceeds After Debt Service shall be applied to the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with interest that would have accrued on such amount through the next Payment Date and all other sums then due. In the event Lender receives a distribution of Net Liquidation Proceeds After Debt Service on a date other than a Payment Date, such amounts shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date.

(b)          Borrower shall immediately notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of the Property, on the date on which a commitment for such refinancing is entered into. The provisions of this Section 2.4.3 shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of the Property set forth in this Agreement and the other Loan Documents.

(c)          Subject to Section 2.4.3(a) hereof, if the entirety of the Property or Mortgage Borrower’s interests therein or Borrower’s interests in Mortgage Borrower is sold, transferred or otherwise disposed of, voluntarily or involuntarily, or if the Mortgage Loan is repaid in full other than in accordance with Section 2.4.2 of the Mortgage Loan Agreement, then, Borrower shall be required to prepay the Loan in whole and otherwise in accordance with Section 2.4.2 hereof

(d)          Notwithstanding anything herein to the contrary, so long as no Event of Default is continuing, no Spread Maintenance Premium or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.3. In no event shall any Spread Maintenance Premium be due in connection with any prepayment with Net Proceeds made after the Spread Maintenance Date. Any partial principal prepayment under this Section 2.4.3 shall be applied to the last payments of principal due under the Loan.

2.4.4       Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower and accepted by Agent or is otherwise recovered by Agent (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, as part of the Debt, all of: (i) all accrued interest calculated at the Interest Rate on the amount of principal being prepaid through and including the date of such prepayment together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, (ii) the Interest Shortfall, if applicable, with respect to the amount prepaid; (iii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (i) and (ii), and (iv) an amount equal to the Spread Maintenance Premium (if made before the Spread Maintenance Date).

2.4.5       Prepayment/Repayment Conditions.

(a)          On the date on which a prepayment, voluntary or mandatory, is made under the Note or as required under this Agreement, which date must be a Business Day, Borrower shall pay to Agent:

(i)          all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the Repayment Date together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment;

(ii)         if such prepayment is made during the period from and including the first day after a Monthly Payment Date through and including the last day of the Interest Period in which such Monthly Payment Date occurs, all interest on the principal amount being prepaid which would have accrued from the first day of the Interest Period immediately following the Interest Period in which the prepayment occurs (the “Succeeding Interest Period”) through and including the end of the Succeeding Interest Period, calculated at (A) the Interest Rate if such prepayment occurs on or after the Interest Determination Date for the Succeeding Interest Period or (B) the Assumed Note Rate if such prepayment occurs before the Interest Determination Date for the Succeeding Interest Period (the “Interest Shortfall”);

(iii)        Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (i) and (ii);

(iv)        the Spread Maintenance Premium applicable thereto (if such prepayment occurs on or prior to the Spread Maintenance Date); and

(v)         all other sums, then due under the Note, this Agreement, the Pledge Agreement, and the other Loan Documents.

(b)          If the Interest Shortfall was calculated based upon the Assumed Note Rate, upon determination of LIBOR on the Interest Determination Date for the Succeeding Interest Period, (i) if the Interest Rate for such Succeeding Interest Period is less than the Assumed Note Rate, Agent shall promptly refund to Borrower the amount of the Interest Shortfall paid, calculated at a rate equal to the difference between the Assumed Note Rate and the Interest Rate for such Interest Period, or (ii) if the Interest Rate is greater than the Assumed Note Rate, Borrower shall promptly (and in no event later than the ninth (9th) day of the following month) pay Agent the amount of such additional Interest Shortfall calculated at a rate equal to the amount by which Interest Rate exceeds the Assumed Note Rate.

(c)          Without duplication of any amounts paid by Borrower pursuant to the foregoing clause (a), Borrower shall pay all reasonable costs and expenses of Agent and Lenders incurred in connection with the repayment or prepayment (including without limitation, any costs and expenses associated with a release of the Lien of the Pledge Agreement as set forth in Section 2.5 below and reasonable attorneys’ fees and expenses).

Section 2.5           Release Upon Payment in Full. Agent shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Lien of the Pledge Agreement and return the Pledged LLC Certificates together with the undated stock powers or limited liability company interest powers, as applicable (or, if one or more of such Pledged LLC Certificates or undated powers are misplaced, lost or destroyed, a lost certificate affidavit from Agent). Agent shall deliver to Borrower on the Repayment Date a release of Lien (and related Loan Documents) executed by Agent. Such release shall contain standard provisions protecting the rights of the releasing Lender. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Pledge Agreement, including Agent’s reasonable attorneys’ fees.

Section 2.6           Interest Rate Cap Agreement.

2.6.1        Interest Rate Cap Agreement. Prior to or contemporaneously with the Closing Date, Borrower shall have obtained, and thereafter maintain in effect, the Interest Rate Cap Agreement, which shall have a term expiring no earlier than the last day of the Interest Period in which the Stated Maturity Date occurs and have a notional amount which shall not at any time be less than the Outstanding Principal Balance. The Interest Rate Cap Agreement shall have a strike rate equal to the Strike Price.

2.6.2        Pledge and Collateral Assignment. As security for the full and punctual payment and performance of the Obligations when due (whether upon stated maturity, by acceleration, early termination or otherwise), Borrower, as pledgor, hereby pledges, assigns, hypothecates, transfers and delivers to Agent (on behalf of Lenders) as collateral and hereby grants to Agent (on behalf of Lenders) a continuing first priority lien on and security interest in, to and under all of the following whether now owned or hereafter acquired and whether now existing or hereafter arising (the “Rate Cap Collateral”): all of the right, title and interest of Borrower in and to (i) the Interest Rate Cap Agreement; (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to Borrower in respect of the Interest Rate Cap Agreement or arising out of the Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (iii) all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.

2.6.3      Covenants.

(a)          Borrower shall comply in all material respects with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Agent shall be deposited immediately into the Clearing Account pursuant to Section 6.1. Subject to the terms hereof, provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral. Borrower shall take all actions reasonably requested by Agent to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder in any material respect.

(b)          Borrower shall in all material respects defend Agent’s and Lenders’ right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons, except those claiming by, through or under Agent (on behalf of Lenders).

(c)          In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Agent, Servicer or any other Person of such downgrade, withdrawal or qualification.

(d)          In the event that Borrower fails to purchase and deliver to Agent the Interest Rate Cap Agreement as and when required hereunder, Agent may purchase the Interest Rate Cap Agreement and the out-of-pocket cost incurred by Agent in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Agent with interest thereon at the Default Rate from the date such cost was incurred by Agent until such cost is paid by Borrower to Agent.

(e)          Borrower shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Agent, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

(f)          Borrower shall not (i) without the prior written consent of Agent, which consent shall not be unreasonably withheld, modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Agent, which consent shall not be unreasonably withheld, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Agent, which consent shall not be unreasonably withheld, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Agent, which consent shall not be unreasonably withheld, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Agent of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice. If Borrower shall have received written notice that the Securitization shall have occurred, no consent by Agent provided for in this Section 2.6.3 (f) shall be given by Agent unless Agent shall have received a Rating Agency Confirmation.

(g)          In connection with an Interest Rate Cap Agreement, within ten (10) days after execution of the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Agent an opinion of counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Agent and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, which shall provide in relevant part, that: (i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement; (ii) the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (iv) the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.6.4       Powers of Borrower Prior to an Event of Default. Subject to the provisions of Section 2.6.3(a), provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral.

2.6.5      Representations and Warranties. Borrower hereby covenants with, and represents and warrants to, Agent and Lenders as follows:

(a)          The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)          The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(c)          The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by this Agreement have been obtained.

(d)          Giving effect to the aforesaid grant and assignment to Agent (on behalf of Lenders), Agent (on behalf of Lenders) has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Agent (on behalf of Lenders) in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(e)          Except for financing statements filed or to be filed in favor of Agent (on behalf of Lenders) as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of Agent, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Agent (on behalf of Lenders) as secured party.

2.6.6     Payments. If Borrower at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, such amounts shall, immediately upon becoming payable to Borrower, be paid by Counterparty into the Mezzanine Cash Management Account for application in accordance with this Agreement.

2.6.7     Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(a)          Agent, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Agent may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by Agent upon credit or for future delivery, Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Agent may resell such Rate Cap Collateral. It is expressly agreed that Agent may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral; provided, however, that such partial exercise shall in no way restrict or jeopardize Agent’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(b)          Agent may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of Agent’s (on behalf of Lenders) rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.

(c)          Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers Agent and assigns and transfers unto Agent, and constitutes and appoints Agent its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Agent the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Agent in this Agreement, and Borrower further authorizes and empowers Agent, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of Agent may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(d)          Agent may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of Agent, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Agent; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Agent necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by Agent to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(e)          Pursuant to the powers-of-attorney provided for above, Agent may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Agent shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Agent’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, Agent, after the occurrence and during the continuance of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(f)          Agent may exercise all of the rights and remedies of a secured party under the UCC.

(g)          Without limiting any other provision of this Agreement or any of Borrower’s rights hereunder, and without waiving or releasing Borrower from any obligation or default hereunder, Agent shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower. All amounts advanced by, or on behalf of, Agent in exercising its rights under this Section 2.6.7(g) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Agent upon demand and shall be secured by this Agreement.

2.6.8        Sales of Rate Cap Collateral. Following the occurrence and during the continuance of an Event of Default, no demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that Agent shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, Agent shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Agent may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Agent (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Agent shall apply any residue to the payment of the Obligations in the order of priority as set forth in this Agreement.

2.6.9       Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, Borrower agrees that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.

2.6.10     Receipt of Sale Proceeds. Following the occurrence and during the continuance of an Event of Default, upon any sale of the Rate Cap Collateral by Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Agent or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Agent or such officer or be answerable in any way for the misapplication or non-application thereof.

2.6.11     Replacement Interest Rate Cap Agreement. If, in connection with Borrower’s exercise of any Extension Option pursuant to Section 2.7 hereof, Borrower delivers a Replacement Interest Rate Cap Agreement, all the provisions of this Section 2.6 applicable to the Interest Rate Cap Agreement delivered on the Closing Date shall be applicable to the Replacement Interest Rate Cap Agreement.

Section 2.7           Extension Options.

2.7.1        Extension Options. Subject to the provisions of this Section 2.7, Borrower shall have the option (the “First Extension Option”), by irrevocable written notice (the “First Extension Notice”) delivered to Agent no later than thirty (30) days and no earlier than sixty (60) days prior to the Stated Maturity Date, to extend the Maturity Date to November 9, 2019 (the “First Extended Maturity Date”). In the event Borrower shall have exercised the First Extension Option, Borrower shall have the option (the “Second Extension Option”), by irrevocable written notice (the “Second Extension Notice”) delivered to Agent no later than thirty (30) days and no earlier than sixty (60) days prior to the First Extended Maturity Date, to extend the First Extended Maturity Date to November 9, 2020 (the “Second Extended Maturity Date”). In the event Borrower shall have exercised the Second Extension Option, Borrower shall have the option (the “Third Extension Option”), by irrevocable written notice (the “Third Extension Notice”) delivered to Agent no later than thirty (30) days and no earlier than sixty (60) days prior to the Second Extended Maturity Date, to extend the Second Extended Maturity Date to November 9, 2021 (the “Third Extended Maturity Date”). Borrower’s right to so extend the Maturity Date shall be subject to the satisfaction of the following conditions precedent prior to each extension hereunder:

(a)          (i) no Default of which notice has been given to Borrower or Event of Default shall have occurred and be continuing on the date Borrower delivers the First Extension Notice, the Second Extension Notice or the Third Extension Notice, as applicable, and (ii) no Default of which notice has been given to Borrower or Event of Default shall have occurred and be continuing on the Stated Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable;

(b)          Borrower shall (i) obtain and deliver to Agent not later than one (1) Business Day prior to the first day of the term of the Loan as extended, one or more Replacement Interest Rate Cap Agreements from an Approved Counterparty, in a notional amount equal to the Outstanding Principal Balance, which Replacement Interest Rate Cap Agreement(s) shall be (A) effective for the period commencing on the day immediately following the then applicable Maturity Date (prior to giving effect to the applicable Extension Option) and ending on the last day of the Interest Period in which the applicable extended Maturity Date occurs, (B) have a strike price equal to the Extension Strike Price, and (C) otherwise on the same terms set forth in Section 2.6 and (ii) execute and deliver an Acknowledgement with respect to each such Replacement Interest Rate Cap Agreement;

(c)          Borrower shall deliver a Counterparty Opinion with respect to the Replacement Interest Rate Cap Agreement and the related Acknowledgment;

(d)          all amounts due and payable by Borrower and any other Person pursuant to this Agreement or the other Loan Documents as of the Stated Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable, and all out-of-pocket costs and expenses of Agent and Lenders, including reasonable fees and expenses of Agent’s and Lender’s counsel, in connection with the Loan and/or the applicable extension of the Term shall have been paid in full;

(e)          on the Second Extended Maturity Date and the Third Extended Maturity Date, Borrower shall pay to Agent the applicable Extension Fee;

(f)          the Properties shall have achieved, on the date Borrower delivers the First Extension Notice, the Second Extension Notice or the Third Extension Notice, as applicable, and on the Stated Maturity Date, the First Extended Maturity Date and the Second Extended Maturity Date, respectively, a Debt Yield of no less than 5.30%; provided, however, if the Properties do not satisfy the foregoing Debt Yield requirements provided in this Section 2.7.1(f), Borrower (and Mortgage Borrower) shall be permitted to prepay, on a pro rata basis, a portion of the Loan (subject to and in accordance with Section 2.4.2) and Mortgage Borrower shall make a pro rata payment of the Mortgage Loan (subject to and in accordance with the provisions of the Mortgage Loan Agreement) in an amount that would be sufficient such that the applicable Debt Yield test set forth above shall be satisfied;

(g)          Mortgage Borrower shall have (i) timely exercised the extension option to extend the Mortgage Loan, and (ii) been entitled pursuant to the terms of the Mortgage Loan Documents to exercise such extension option and (iii) paid any extension fee required pursuant to the terms of the Mortgage Loan Agreement.

If Borrower are unable to satisfy all of the foregoing conditions within the applicable time frames for each, Agent shall have no obligation to extend or further extend (as applicable) the Stated Maturity Date hereunder.

2.7.2        Extension Documentation. As soon as practicable following an extension of the Maturity Date pursuant to this Section 2.7, Borrower shall, if requested by Agent, execute and deliver an amendment of and/or restatement of the Note and shall, if requested by Agent, (a) enter into such amendments to the related Loan Documents as may be reasonably required to evidence the extension of the Maturity Date as provided in this Section 2.7; provided, however, that no failure by Borrower to enter into any such amendments and/or restatements shall affect the rights or obligations of Borrower or Agent with respect to the extension of the Maturity Date, and no such amendments shall materially increase the obligations or decrease the rights of Borrower or Guarantor under the Loan Documents and (b) cause Guarantor to reaffirm the obligations of Guarantor under the Guaranty and Environmental Indemnity Agreement.

Section 2.8          Spread Maintenance Premium. Except as otherwise expressly provided herein, upon any repayment or prepayment of the Loan (including in connection with an acceleration of the Loan) made on or prior to the Spread Maintenance Date, Borrower shall pay to Agent on the date of such repayment or prepayment (or acceleration of the Loan) the Spread Maintenance Premium applicable thereto. All Spread Maintenance Premium payments hereunder shall be deemed to be earned by Lenders upon the funding of the Loan.

Section 2.9          Regulatory Change; Taxes.

2.9.1        Increased Costs. If as a result of any Regulatory Change or compliance of any Lender therewith, the basis of taxation of payments to any Lender or any company Controlling any Lender of the principal of or interest on the Loan is changed or any Lender or the company Controlling any Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of such Lender or the company Controlling such Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of any Lender or any company Controlling any Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to Borrower subject to LIBOR-based interest rates is imposed on any Lender or any company Controlling any Lender and such Lender reasonably determines that, by reason thereof, the cost to such Lender or any company Controlling such Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by such Lender or any company Controlling such Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by such Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then such Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to such Lender within five (5) days after such Lender’s written request such additional amount or amounts as will compensate such Lender or any company Controlling such Lender for such Increased Costs to the extent such Lender reasonably determines that such Increased Costs are allocable to the Loan. If any Lender requests compensation under this Section 2.9.1, such Lender shall, if requested by notice by Borrower to such Lender, furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.

2.9.2       Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes. If Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9.2) each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

2.9.3       Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

Section 2.10         Defaulting Lender.

(a)          Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of any modification, waiver or consent with respect to any provision of the Loan Documents that requires the approval of the Lenders.

(b)          If a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of its Ratable Share of the Loan funded by other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loan to be held pro rata by the Lenders in accordance with their Ratable Share. Upon satisfaction of the conditions set forth in the preceding sentence, including those set forth in Agent’s notice, the applicable Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)          The Agent, or a Qualified Lender shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Agent or such Qualified Lender, all of the Defaulting Lender’s outstanding Ratable Share of the Loan. Such sale shall be consummated promptly after Agent has arranged for a purchase by the Agent or a Qualified Lender pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Ratable Share of the Loan, plus accrued interest, without premium or discount.

Article 3

REPRESENTATIONS AND WARRANTIES

Section 3.1           Borrower Representations. Borrower represents and warrants as of the Closing Date that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1:

3.1.1        Organization; Special Purpose. (a) Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the limited liability company power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Borrower is a Special Purpose Bankruptcy Remote Entity. Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is formed or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Agent in writing at least thirty (30) days prior to the date of such change). Borrower is a “disregarded entity” for U.S. federal income Special Tax purposes.

(b)          Mortgage Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification. Borrower has the power and authority and the requisite ownership interests in Mortgage Borrower to control the actions of Mortgage Borrower, and upon the realization of the Collateral, Lender or any other party succeeding to Borrower’s interest in the Collateral would have such control. Without limiting the foregoing, Borrower has sufficient control over Mortgage Borrower to cause Mortgage Borrower to (i) take any action on Mortgage Borrower’s part required by the Loan Documents and (ii) refrain from taking any action prohibited by the Loan Documents. Mortgage Borrower is a “disregarded entity” for U.S. federal income Special Tax purposes.

3.1.2        Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3        No Conflicts. (a) The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of their Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on Borrower’s assets or property (other than pursuant to the Loan Documents).

(b)          The execution, delivery and performance of the Mortgage Loan Agreement and the other Mortgage Loan Documents by Mortgage Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Mortgage Loan Documents) upon any of the property or assets of Mortgage Borrower pursuant to the terms of any partnership agreement, management agreement or other agreement or instrument to which Mortgage Borrower is a party or by which any of Mortgage Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Mortgage Borrower or any of Mortgage Borrower’s property or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Mortgage Borrower of the Mortgage Loan Agreement or any other Mortgage Loan Documents has been obtained and is in full force and effect.

3.1.4           Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s Knowledge, threatened in writing against Borrower, Guarantor, the Manager, the Collateral or any Property in any court or by or before any other Governmental Authority which, if adversely determined, could likely result in a Material Adverse Effect.

3.1.5           Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower, the Collateral or any Property, or Borrower’s business, properties or assets, operations or financial condition. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the financial condition or operations of Borrower or its properties or might have consequences that would materially and adversely affect its performance hereunder. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any Property is bound.

3.1.6           Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7       Title.

(a)          Mortgage Borrower has indefeasible, marketable and insurable fee simple title (as reflected in the Title Insurance Policies) to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Mortgage Loan Documents and the Liens created by the Mortgage Loan Documents. The Permitted Encumbrances in the aggregate do not materially interfere with the value, current use or operation of the Property or the security intended to be provided by the Mortgage or with the current ability of the Property to generate net cash flow sufficient to service the Loan or the Borrower’s ability to pay its obligations when they become due.

(b)          Borrower is the record and beneficial owner of, and has good title to, the Collateral, free and clear of all Liens whatsoever, except the Liens created by the Loan Documents. The Pledge Agreement, together with the UCC Financing Statements relating to the Collateral when properly filed in the appropriate records and Borrower’s delivery to Lender of the Pledged LLC Certificates described in the Pledge Agreement, will create a valid, perfected first priority security interests in and to the Collateral. Borrower’s delivery to Lender of the Pledged LLC Certificates described in the Pledge Agreement creates a valid and perfected first-priority security interest in that portion of the Collateral consisting of the Pledged Company Interests. For so long as the Lien of the Pledge Agreement is outstanding, Borrower shall forever warrant, defend and preserve such title and the validity and priority of the Lien of the Pledge Agreement and shall forever warrant and defend such title, validity and priority to Lender against the claims of all persons whomsoever.

3.1.8       ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) none of Borrower or Guarantor are themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or a “plan” within the meaning of Section 4975 of the Code, (ii) none of the assets of Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) Borrower and Guarantor are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower or Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. Borrower has not engaged in any transaction in connection with any Plan that could subject Borrower to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code. As of the date hereof, neither the Borrower nor, in the case of a Guarantor who is an entity, the Guarantor, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a Plan or has maintained or sponsored or contributed to or had any obligations with respect to any Plan for the six plan year period prior to the date hereof. Borrower is in compliance in all material respects with the applicable provisions of ERISA and the provisions of the Code relating to Employee Benefit Plans and the regulations and published interpretations thereunder and there are no material claims pending with respect to any such plan; (ii) no ERISA Event has occurred in the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur and (iii) all material amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by the Borrower or to which Borrower has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. There would be no material liability (contingent or otherwise) of Borrower and any ERISA Affiliates with respect to the complete or partial withdrawal from all Multiemployer Plans if such a withdrawal were to occur as of the date hereof. Borrower has no employees and, except for the Union Contract, neither Borrower nor any ERISA Affiliates has any obligation or liability with respect to any collective bargaining agreement or plans thereunder. Borrower and, with respect to the Properties, Mortgage Borrower and Manager (1) are not involved in or been threatened in writing with any work stoppage, labor strike, slowdown or lockout labor dispute, material grievance or litigation relating to labor matters involving any employees at the Properties, including, without limitation, claims relating to a violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (2) have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar law, and (3) are in compliance with, and not liable for non-compliance of any party with respect to, applicable labor and employment laws including wage-hour laws, tax withholding and other relevant laws relating to employees and independent contractors.

3.1.9      Compliance. Except as set forth in the zoning reports delivered to Agent in connection with closing of the Loan and the municipal search reports received by Agent, if any, Mortgage Borrower, Borrower and the Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes (it being understood that all representations and warranties as to environmental Legal Requirements are as set forth in the Environmental Indemnity, and as to RPTL Tax Benefit Law are as set forth in Section 3.1.36 hereof). Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition financial condition or business of Borrower. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower or Mortgage Borrower to forfeit the Property owned by Mortgage Borrower or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents or Mortgage Borrower’s obligations under the Mortgage Loan Documents. The Property is used exclusively for multi-family residential, commercial and other appurtenant and related uses. Except as set forth in the zoning reports delivered to Agent in connection with closing of the Loan, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to Borrower’s Knowledge, threatened in writing with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits (either temporary or permanent) required of Mortgage Borrower for the legal use, occupancy and operation of the Properties for their current uses (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity in all material respects with the certificate(s) of occupancy issued for the Property and all other material restrictions, covenants and conditions affecting the Property.

3.1.10     Financial Information. All financial data, including the statements of cash flow and income and operating expense with respect to the Borrower, the Guarantor and the Properties that have been delivered to Agent in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Properties as of the date of such reports, and (iii) have been prepared in accordance with an Acceptable Accounting Method throughout the periods covered, except as disclosed therein. None of Borrower, Mortgage Borrower or Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to any such Person and reasonably likely to have a Materially Adverse Effect, except as referred to or reflected in said financial statements or otherwise disclosed to Agent. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower, Mortgage Borrower, Guarantor or the Property from that set forth in said financial statements.

3.1.11     Intentionally Omitted.

3.1.12     Intentionally Omitted.

3.1.13     Insurance. Borrower has obtained and has delivered to Agent certificates of insurance evidencing the issuance of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and, to Borrower’s Knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.14     Intentionally Omitted.

3.1.15     Intentionally Omitted.

3.1.16     Intentionally Omitted.

3.1.17     Leases.

(a)          The rent rolls attached hereto as Schedule I are true, complete and correct and the Property is not subject to any Leases other than the Leases described in Schedule I. Mortgage Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in any Property or right to occupy the same except under and pursuant to the provisions of the Leases.

(b)          With respect to residential Leases, except as set forth on the rent rolls attached hereto as Schedule I: (i) the Leases are in full force and effect and there are no material defaults thereunder by either party beyond any applicable notice or cure period, and, to Borrower’s Knowledge, except for certain rent arrearages that have been disclosed to Agent as of the date of this Agreement, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Agent are true and complete, and, to Borrower’s Knowledge, there are no oral agreements with respect thereto, (iii) no Rent (including security deposits but not including last month’s rent) has been paid more than one (1) month in advance of its due date, (iv) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower to any Tenant has already been received by such Tenant, (v) Borrower has delivered to Agent a true, correct and complete list of all security deposits made by Tenants at any Property which have not been applied (including accrued interest thereon), all of which are held by Mortgage Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (vi) to Borrower’s Knowledge, each Tenant under a Major Lease is free from bankruptcy or reorganization proceedings, and (vii) there are no brokerage fees or commissions due and payable in connection with the leasing of space at any Property, except as has been previously disclosed to Agent in writing, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as has previously been disclosed to Agent in writing.

(c)          With respect to non-residential Leases, except as set forth on the rent rolls attached hereto as Schedule I: (i) the Leases are in full force and effect and there are no defaults thereunder by either party beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Agent are true and complete, and there are no oral agreements with respect thereto, (iii) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (iv) all work to be performed by Mortgage Borrower under any Lease has been performed as required and has been accepted by the applicable Tenant, (v) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower to any Tenant has already been received by such Tenant, (vi) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Property and have commenced the payment of full, unabated rent under the Leases, (vii) Borrower has delivered to Agent a true, correct and complete list of all security deposits made by Tenants at any Property which have not been applied (including accrued interest thereon), all of which are held by Mortgage Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) each Tenant under a Major Lease is free from bankruptcy or reorganization proceedings, (ix) no Tenant under any Lease (or any sublease) is a Borrower Affiliate, (x) the Tenants under the Leases are open for business and paying full, unabated rent and no Tenant has informed Mortgage Borrower or Borrower in writing that it intends to discontinue its business at its premises, (xi) there are no brokerage fees or commissions due and payable in connection with the leasing of space at any Property, except as has been previously disclosed to Agent in writing, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as has previously been disclosed to Agent in writing, (xii) no Tenant under any Lease has any right or option for additional space in the Improvements and (xiii) to Borrower’s Knowledge, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, and no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect, other than the Assignment of Leases and Rents constituting part of the Mortgage Loan Documents.

(d)          No Tenant under any Lease has a right or option pursuant to such Lease to purchase all or any part of the leased premises or the building of which the leased premises are a part.

3.1.18     Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.19     No Fraudulent Transfer. Borrower has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its Obligations under the Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities; (ii) the fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured; (iii) Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted; and (iv) Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person of Borrower, and none of Borrower or any constituent Person of Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower or any constituent Persons of Borrower are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower does not have Borrower’s Knowledge of any constituent Person contemplating the filing of any such petition against it or such constituent Persons.

3.1.20     Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.21     Organizational Chart. The organizational chart attached as Schedule III, relating to Mortgage Borrower, Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Schedule III have any ownership interest in, or right of control, directly or indirectly, Mortgage Borrower or Borrower.

3.1.22     Organizational Status. Borrower’s exact legal name, organizational type (e.g., corporation, limited liability company) and the jurisdiction in which Borrower is organized are set forth on the organizational chart attached hereto as Schedule III. Borrower’s Tax I.D. number is 47-2418670 and Organizational I.D. number is 5647836.

3.1.23     Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.24     No Casualty. No Improvements at any Property have suffered a material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.25     Purchase Options. No Property or any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

3.1.26     FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.27     Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.28     Fiscal Year. Each fiscal year of Borrower commences on January 1.

3.1.29     Other Debt. There is no indebtedness with respect to any Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

3.1.30     Contracts. Borrower has not entered into, nor is bound by, any Major Contract.

3.1.31     Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no material fact presently known to Borrower which has not been disclosed to Agent which materially adversely affects, or as far as Borrower can foresee, might materially adversely affect, any Property or the business, operations or condition (financial or otherwise) of Borrower.

3.1.32     Other Obligations and Liabilities. Neither Borrower nor Mortgage Borrower has liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a Material Adverse Effect. Neither Borrower nor Mortgage Borrower has any known contingent liabilities (other than the ongoing litigation relating to 421-g Tax Benefits at the Property, which, if adversely decided, would not have a Material Adverse Effect).

3.1.33     Intellectual Property/Websites. Other than as set forth on Schedule VI, neither Borrower nor any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to any Property or the use or operations thereof or (ii) is the registered holder of any website with respect to such Property (other than Tenant websites).

3.1.34     Operations Agreements. To Borrower’s Knowledge, (i) each Operations Agreement is in full force and effect, (ii) Borrower is not in default thereunder, and, (iii) there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.

3.1.35     Illegal Activity. No portion of any Property has been or will be purchased in the future, in each case by Borrower or any Affiliate of Borrower, with proceeds of any illegal activity.

3.1.36     Residential Tax Benefits. The Property is receiving real estate tax benefits (the “421-g Tax Benefits”) pursuant to Real Property Tax Law (the “RPTL”) § 421-g (the “RPTL Tax Benefit Law”). The “Exemption” for the 110 Church Property expired June 30, 2015 and the 110 Church Property is currently receiving an “Abatement”, which ends June 30, 2017. The “Abatement” for the 53 Park Place Property expired June 30, 2015. The 421-g Tax Benefits for the 110 Church Property is currently subject to a phase-out such that Borrower will be paying real estate taxes without any 421-g Tax Benefits on July 1, 2017 with respect to such Property.

3.1.37     Mortgage Loan. The Mortgage Loan to Mortgage Borrower is fully funded in the amount of $335,000,000.00. The outstanding principal amount of the Mortgage Loan, as of the Closing Date, is $335,000,000.00. No Mortgage Loan Default has occurred under any Mortgage Loan Document which remains uncured or unwaived and no circumstance, event or condition has occurred or exists which, with the giving of notice and/or the expiration of the applicable period would constitute a Mortgage Loan Default under the Mortgage Loan Documents.

3.1.38     Organizational Documents. A true and correct copy of each of the Borrower Organizational Documents and Mortgage Borrower Organizational Documents has been provided to Agent and each such agreement is in full force and effect according to its terms, is the valid and binding obligation of the parties thereto, has not been modified, amended or supplemented by either party thereto and there is no default thereunder by any member thereunder.

3.1.39     Affiliates. Borrower does not own any equity interests in any other Person other than the related Pledged Company Interests.

3.1.40     List of Mortgage Loan Documents. There are no Mortgage Loan Documents other than those set forth on Schedule XVI attached hereto. Borrower has delivered to Agent true, complete and correct copies of all Mortgage Loan Documents, and none of the Mortgage Loan Documents has been amended or modified since the delivery thereof.

3.1.41     No Contractual Obligations. As of the Closing Date, neither Borrower nor Mortgage Borrower is subject to any Contractual Obligations and has not entered into any agreement, instrument or undertaking by which it or its assets are bound, or pursuant to which it has incurred any Indebtedness (other than, with respect to Borrower, the Loan Documents and, with respect to Mortgage Loan Borrower, the Mortgage Loan Documents), except as permitted under the Loan Documents and the Mortgage Loan Documents, respectively, and other, with respect to Mortgage Borrower only, than the Union Contract, the Management Agreement, Leases entered into in accordance with the terms of this Agreement and any contract or agreement contemplated by the Approved Annual Budget for the current year approved by Agent in accordance with Section 4.9.5.

3.1.42     Mortgage Loan Representations. All of the representations and warranties of Mortgage Borrower contained in the Mortgage Loan Documents are (a) true and correct in all material respects and (b) hereby incorporated into this Agreement and deemed made by Borrower hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by Mortgage Lender or to whether the Mortgage Loan has been repaid, unless otherwise consented to in writing by Agent.

3.1.43     Pledged Collateral.

(a)          Borrower is the sole beneficial owner of the Collateral and no Lien exists or will exist (except the Lien of the Loan Documents) upon such Collateral at any time (and no right or option to acquire the same exists in favor of any other Person).

(b)          The Collateral is not and will not be subject to any contractual restriction upon the transfer thereof (except for any such restriction contained in the Pledge Agreement).

(c)          The chief place of business of Borrower and the office where Borrower keeps its records concerning the Collateral will be located at all times at the address set forth in the introductory paragraph of this Agreement, unless Borrower gives notice to Agent of any change to its chief pace of business thirty (30) days prior to any such change.

(d)          The Pledged Securities (as such term is defined in the Pledge Agreement) have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any options to purchase or similar rights of any Person.

(e)          The Pledge Agreement creates a valid security interest in the Collateral, securing the payment of the Debt, and upon the filing in the appropriate filing offices of the financing statements to be delivered pursuant to this Agreement, such security interests will be perfected, first priority security interests, and all filings and other actions necessary to perfect such security interests will have been duly taken. Upon the exercise of its rights and remedies under the Pledge Agreement, Lenders will succeed to all of the rights, titles and interest of Borrower in Mortgage Borrower without the consent of any other Person and will, without the consent of any other Person, be admitted as the sole member of Mortgage Borrower.

Section 3.2           Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Agent and Lenders notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Article 4

BORROWER’S COVENANTS

Until the end of the Term, Borrower hereby covenant and agree with Agent and Lenders that:

Section 4.1           Payment and Performance of Obligations. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 4.2           Due on Sale and Encumbrance; Transfers of Interests. (a) Borrower acknowledges that Agent and Lenders have examined and relied on the experience of Mortgage Borrower and its stockholders, general partners and members, as applicable, and principals of Mortgage Borrower in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Mortgage Borrower’s ownership of the Property owned by Mortgage Borrower as a means of maintaining the value of the Properties and, as a result, the Collateral as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Agent and Lenders have a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Agent can recover the Debt by a sale of the Collateral. Therefore, without the prior written consent of Agent, but, in each instance, subject to the provisions of Article 7, neither Mortgage Borrower nor Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Mortgage Borrower or Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any Property or any Collateral or any part thereof, or any interest, direct or indirect, in Mortgage Borrower or Borrower, whether voluntarily or involuntarily or enter into or cause Mortgage Borrower to enter into or subject the Property to a PACE Loan (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include (i) an installment sales agreement wherein Mortgage Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Mortgage Borrower for the leasing of all or a substantial part of a Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Mortgage Borrower, Borrower, Guarantor or any general partner, managing member or controlling shareholder of Borrower or Guarantor is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) if Mortgage Borrower, Borrower, Guarantor or any general partner, managing member or controlling shareholder of Mortgage Borrower, Borrower or Guarantor is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member; (v) any surrender, termination, cancellation, change, amendment, supplementation or other modification of the Mortgage; and (vi) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Mortgage Borrower or Borrower.

(b)          Notwithstanding the provisions of this Section 4.2(b), except as permitted by Article 7 hereof (i) no Transfer of any direct interest in Mortgage Borrower is permitted without the written consent of Lender and (ii) Borrower shall not consent to or permit a Transfer of the Property by Mortgage Borrower if and to the extent permitted under Section 7 of the Mortgage Loan Agreement unless it obtains the prior written consent of Agent.

Section 4.3           Liens. Borrower shall not (nor shall it allow Mortgage Borrower to) create, incur, assume or permit to exist any Lien on any direct or indirect interest in Borrower or any portion of any Collateral, except for the Permitted Encumbrances. After prior notice to Agent, Borrower, at its own expense, may, and may cause Mortgage Borrower to, contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the applicable Property nor Collateral nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower or Mortgage Borrower shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, Borrower shall deliver to Agent either (A) cash, or other security as may be reasonably acceptable to Agent, in an amount not to exceed one hundred ten percent (110%) of the contested amount or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Agent in its reasonable discretion (provided that if Mortgage Lender is requiring such cash or security pursuant to Section 4.3(v) of the Mortgage Loan Agreement, Agent shall not have the right to require any further cash or security so long as the provisions of Section 4.3 of the Mortgage Loan Agreement are complied with), (vi) failure to pay such Liens will not subject Agent to any civil or criminal liability, (vii) such contest shall not affect the ownership, use or occupancy of the applicable Property or Collateral, and (viii) Borrower shall, upon request by Agent, give Agent prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. Agent may pay over any such cash or other security held by Agent to the claimant entitled thereto at any time when, in the reasonable judgment of Agent, the entitlement of such claimant is established or the applicable Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any imminent danger of the Lien of the Mortgage secured by such Property and/or the Lien of the Collateral relating to such Property being primed by any related Lien.

Section 4.4         Special Purpose. (a) Without in any way limiting the provisions of this Article 4, Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity. Borrower shall not directly or indirectly make, or permit any Borrower Affiliate to make, any change, amendment or modification to the Borrower Organizational Documents, or otherwise take any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity.

(b)          Borrower shall cause Mortgage Borrower to comply with the requirements of a Special Purpose Bankruptcy Remote Entity (as defined in the Mortgage Loan Agreement) with respect to its business and the Property and shall not permit any Affiliate to take any action that would result in Mortgage Borrower not being in compliance with such requirements of the Mortgage Loan Agreement.

(c)          At all times during the term of the Loan, Borrower shall, and shall cause Mortgage Borrower to be treated as a “disregarded entity” for U.S. federal income Special Tax purposes and shall not take any action or make any election that would result in Borrower and/or Mortgage Borrower being subject to income tax during the term of the Loan.

Section 4.5           Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done, and cause Mortgage Borrower to do or cause to be done, all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the ownership of the Collateral owned by Borrower and the operation of the Property owned by Mortgage Borrower and comply in all material respects with all Legal Requirements applicable to it and the Collateral or Property owned by it (it being understood that, with respect to RPTL Tax Benefits Law and Rent Regulation Laws, compliance with Section 4.33 shall constitute compliance with Legal Requirements hereunder).

Section 4.6           Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and shall furnish to Agent receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower need not pay, or cause Mortgage Borrower to pay, Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3 of the Mortgage Loan Agreement). Borrower shall not permit or suffer, and shall promptly discharge or cause Mortgage Borrower to discharge, any Lien or charge against any Property or Collateral with respect to Taxes and Other Charges, and shall promptly pay, or cause Mortgage Borrower to pay, for all utility services provided to such Property. After prior notice to Agent, Borrower, at its own expense, may, and may cause Mortgage Borrower to, contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Property or Collateral or any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay, or cause Mortgage Borrower to pay, the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of the contested Taxes or Other Charges from the applicable Property or Collateral; (vi) Borrower shall deposit with Agent cash, or other security as may be reasonably requested by Agent, in an amount not to exceed one hundred ten percent (110%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, provided that no such cash or other security shall be required if (A) Agent reasonably determines that there are sufficient funds in the Tax Account under the Mortgage Loan Agreement for payment of such Taxes or Other Charges and any interest or penalties that may accrue thereon, or (B) Mortgage Lender is requiring such cash or other security pursuant to Section 4.6(vi) of the Mortgage Loan Agreement so long as the provisions of Section 4.6 of the Mortgage Loan Agreement are complied with, (vii) failure to pay such Taxes or Other Charges will not subject Agent or any Lenders to any civil or criminal liability, (viii) such contest shall not affect the ownership, use or occupancy of the applicable Property or the ownership of the Collateral, and (ix) Borrower shall, upon reasonable request by Agent, give Agent prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.6. Agent may pay over any such cash or other security held by Agent to the claimant entitled thereto at any time when, in the judgment of Agent, the entitlement of such claimant is established or the applicable Property or Collateral (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated cancelled or lost or there shall be any imminent danger of the Lien of the Mortgage secured by such Property or the Lien of Collateral relating to such Property being primed by any related Lien.

Section 4.7          Litigation. Borrower shall give prompt notice to Agent of any litigation or governmental proceedings pending or threatened in writing against any Property, the Collateral, Mortgage Borrower, Borrower, Manager (solely with respect to a Property) or Guarantor which, if adversely determined, would likely have a Material Adverse Effect.

Section 4.8           Title to the Properties. Borrower shall warrant and defend (a) its title to the Collateral, subject only to the Lien of the Loan Documents, (b) the validity and priority of the Lien under the Pledge Agreement and other Loan Documents on the Collateral, subject only to the Lien of the Loan Documents and (c) Borrower shall cause Mortgage Borrower to warrant and defend (i) its title to the Properties and every part thereof, subject only to Permitted Encumbrances and (ii) the validity and priority of the Lien of the Mortgage on the Properties, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Agent and Lenders for any losses, out-of-pocket costs, damages or out-of-pocket expenses (including reasonable attorneys’ fees and court costs) incurred by Agent or any Lender if an interest in any Property, other than as permitted hereunder, is claimed by another Person, other than a Person claiming by, through or under Agent (on behalf of Lenders).

Section 4.9           Financial Reporting.

4.9.1           Generally. Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with an Acceptable Accounting Method, for itself and for Mortgage Borrower and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, reflecting the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property owned by Borrower. Agent shall have the right from time to time during normal business hours upon two (2) days’ prior notice (which may be given orally) to Borrower to examine such books and records at the office of Borrower or Mortgage Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Agent shall reasonably require. After an Event of Default, Borrower shall pay any out-of-pocket costs incurred by Agent to examine such books, records and accounts, as Agent shall determine to be necessary or appropriate in the protection of Agent’s and Lenders’ interests.

4.9.2           Quarterly Reports. Not later than forty-five (45) days following the end of each fiscal quarter (or each calendar month prior to a Securitization of the Loan), Borrower shall deliver to Agent:

(i)          unaudited financial statements, internally prepared in accordance with an Acceptable Accounting Method including a balance sheet and profit and loss statement as of the end of such quarter (or month) and for the corresponding quarter (or month) of the previous year, and a statement of revenues and expenses for such quarter (or month) and the year to date, and a comparison of the year to date results with the Annual Budget for such period and the Fiscal Year. Such statements for each quarter (or month) shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower and the Mortgage Borrower and (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default. Such financial statements shall contain such other information as shall be reasonably requested by Agent for purposes of calculations to be made by Agent pursuant to the terms hereof.

(ii)         a true, correct and complete rent roll for the Properties, dated as of the last month of such fiscal quarter (or month), showing the percentage of gross leasable area of the Properties, if any, leased as of the last day of the preceding calendar quarter (or month), the current annual rent for the Properties, the expiration date of each Lease, whether, with respect to any non-residential Lease or Major Lease, to Borrower’s Knowledge any portion of the Properties has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date and stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any non-residential Lease or Major Lease which has not been cured and the nature of such default.

Notwithstanding anything to the contrary above, Borrower may deliver such reports on a consolidated basis, provided that (i) appropriate notation shall be made on such consolidated reports to indicate the separateness of Borrower and Mortgage Borrower and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of any other Person, and (ii) such assets shall be listed on Borrower’s and Mortgage Borrower’s own separate balance sheet; and (3) Borrower and Mortgage Borrower will file its own tax returns (to the extent Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other Person.

4.9.3       Annual Reports. Borrower shall deliver to Agent:

(i)          Not later than eighty-five (85) days after the end of each Fiscal Year unaudited financial statements, internally prepared in accordance with an Acceptable Accounting Method, covering Borrower, Mortgage Borrower, and the Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year and the Annual Budget for such Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Properties and occupancy statistics for the Properties. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above;

(ii)         Not later than one hundred twenty (120) days after the end of each Fiscal Year, audited financial statements certified by an Independent Accountant in accordance with an Acceptable Accounting Method, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, covering Borrower, Mortgage Borrower and the Properties, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year and the Annual Budget for such Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for each such Property and occupancy statistics for such Property. Such annual financial statements shall be in the form of an annual combined balance sheet of Borrower and the Mortgage Borrower (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combined balance sheet and statement of income for the Properties on a combined basis and shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above; and

(iii)        Not later than ninety (90) days after the end of each Fiscal Year a consolidated annual summary of any and all Capital Expenditures made at the Properties during the prior twelve (12) month period.

4.9.4       Other Reports.

(a)          Borrower shall, within ten (10) Business Days after request by Agent or, if all or part of the Loan is being or has been included in a Securitization, by the Rating Agencies, furnish or cause to be furnished to Agent and, if applicable, the Rating Agencies, in such manner and in such detail as may be reasonably requested by Agent or the Rating Agencies, such reasonable additional information as may be reasonably requested with respect to Borrower, Mortgage Borrower or the Properties.

(b)          Borrower shall submit to Agent the financial data and financial statements required, and within the time periods required, under clauses (f) and (g) of Section 9.1, if and when available.

(c)          Borrower will furnish, or cause Mortgage Borrower to furnish, to Lender a copy of the financial statements and all other materials Mortgage Borrower is required to provide Mortgage Lender under Article 4.9 of the Mortgage Loan Agreement within the time periods required thereunder.

4.9.5        Annual Budget.

(a)          Borrower shall submit to Agent by November 15 of each year the Annual Budget relating to each Property for the succeeding Fiscal Year; or the Borrower at its option shall submit by such date such Annual Budget for all the Properties in the aggregate. Agent shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld so long as no Event of Default is continuing). Annual Budgets approved by Agent shall hereinafter be referred to as an “Approved Annual Budget”. Until such time that any Annual Budget has been approved by Agent, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Agent to reflect (i) actual increases in Taxes, Insurance Premiums and utilities expenses, and (ii) a permitted increase in any line item of discretionary expense of no greater than three percent (3%)). Neither Borrower nor Mortgage Borrower nor Manager shall change or modify the Annual Budget that has been approved by Agent without the prior written consent of Agent.

4.9.6        Extraordinary Operating Expenses. In the event that Borrower or Mortgage Borrower incurs an extraordinary operating expense not set forth in the Approved Annual Budget relating to the Property (each an “Extraordinary Operating Expense”), then Borrower shall promptly deliver to Agent a reasonably detailed explanation of such proposed Extraordinary Operating Expense for Agent’s approval. Any Extraordinary Operating Expense approved by Agent is referred to herein as an “Approved Extraordinary Operating Expense”. Any Funds distributed to Borrower or Mortgage Borrower for the payment of Approved Extraordinary Operating Expenses pursuant to Section 6.9.1 shall be used by Borrower or Mortgage Borrower only to pay for such Approved Extraordinary Operating Expenses or reimburse Borrower or Mortgage Borrower for such Approved Extraordinary Operating Expenses, as applicable.

4.9.7        Breach. If Borrower fails to provide to Agent or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 4.9 within thirty (30) days after the date upon which such Required Record is due, Agent shall have the option, upon fifteen (15) days’ notice to Borrower, to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower.

Section 4.10         Access to Properties. Subject to the rights of Tenants under Leases, Borrower shall permit, and shall cause Mortgage Borrower to permit, agents, representatives, consultants and employees of Agent to perform non-invasive inspections at the Properties or any part thereof during normal business hours upon reasonable advance notice (which may be given orally).

Section 4.11         Leases.

4.11.1         Generally. Upon request, Borrower shall furnish Agent with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms reasonably comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party Tenants, provided, however, Borrower may enter into up to five (5) new Leases or renewal Leases with Affiliates of Borrower or of Guarantor or with an on-site property manager provided that each such new Lease or renewal Lease is on terms reasonably comparable to existing local market rates (“Permitted Affiliate Residential Leases”). Within ten (10) days after the execution of a non-residential Lease or any renewals, amendments or modification of a non-residential Lease, Borrower shall deliver to Agent a copy thereof, together with Borrower’s certification that such commercial Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.

4.11.2     Approvals.

(a)          With respect to residential Leases:

(i)          Subject to Section 4.11.2(e) below, Borrower shall not permit Mortgage Borrower to enter into a proposed Major Lease or a proposed renewal, extension or modification of an existing Major Lease without the prior written consent of Agent, which consent shall not, so long as there is no Event of Default continuing, be unreasonably withheld, conditioned or delayed.

(ii)         Provided that no Event of Default is continuing, renewals, amendments and modifications of existing Leases and proposed leases, shall not be subject to the prior approval of Agent provided (i) the proposed lease would not be a Major Lease or the existing Lease as amended or modified or the renewal Lease would not be a Major Lease and (ii) the Lease as amended or modified or the renewal Lease or series of leases or proposed lease or series of leases: (A) in the case of residential Leases, shall be written substantially in accordance with the standard form of residential Lease which shall have been approved by Agent, (B) shall provide for net effective rental rates reasonably comparable to existing local market rates or as required pursuant to applicable Legal Requirements, (C) shall not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the applicable Property), any requirement for a non-disturbance or recognition agreement, or any other provision which might adversely affect the rights of Agent or any Lender under the Loan Documents in any material respect, and (D) shall have a term (together with all extensions and renewal options) of not less than six (6) months nor more than two (2) years; provided, however, with respect to any month-to-month holdover Lease, such Lease may be permitted to holdover for a total aggregate period of up to four (4) months without the prior approval of Agent. Upon Agent’s request, which, unless an Event of Default is continuing, Agent may make no more than three times in any twelve (12)-month period, Borrower shall deliver to Agent copies of all Leases which are entered into pursuant to the preceding sentence and which have not been previously delivered to Agent together with Borrower’s certification that it has satisfied all of the conditions of the preceding sentence within fifteen (15) days after Agent’s request for a copy of such Lease.

(b)          All non-residential and commercial Leases shall be deemed “Major Leases” hereunder. Mortgage Borrower, at the direction of Borrower, shall not enter into any Major Lease, or renew, amend or otherwise modify any Major Lease, without Agent’s prior consent, which consent, so long as there is no Event of Default continuing, shall not be unreasonably withheld, conditioned or delayed.

(c)          Borrower shall not permit or consent, or permit Mortgage Borrower to permit or consent, to any assignment or sublease of any Major Lease without Agent’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of the Mortgage Borrower), which approval shall not be unreasonably withheld.

(d)          Borrower shall have the right, without the consent or approval of Agent, to terminate or accept a surrender of, or to permit Mortgage Borrower to terminate or accept a surrender of, any Lease that is not a Major Lease so long as such termination or surrender is (A) (i) by reason of a tenant default and (ii) in a commercially reasonable manner to preserve and protect the Property or (B) with respect to residential Leases that are not with Borrower Affiliates, provided that no Trigger Period is then continuing (in which event all non-default terminations of residential Leases shall be subject to Agent’s approval), (i) the aggregate amount of Leases being terminated without the consent or approval of Agent for the trailing twelve (12) month period shall be no more than twenty (20) units, (ii) such termination is in the reasonable business judgment of Borrower, and (iii) such termination or surrender would not result in a Low Debt Yield Period (as defined in the Mortgage Loan Agreement).

(e)          Notwithstanding anything to the contrary contained in this Section 4.11.2 or in clauses (ii) and (v) of Section 4.11.3, provided no Event of Default is continuing, whenever Agent’s approval or consent is required pursuant to the provisions of this Section 4.11.2, Agent’s approval or consent, as the case may be, shall be deemed given if:

(i)          the first correspondence from Borrower to Agent requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY 50 MURRAY MEZZ FUNDING LLC TO 50 MURRAY MEZZ LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Agent in writing prior to the expiration of such fifteen (15) Business Day period in order to adequately review the same has been delivered; and

(ii)         if Agent fails to respond or to deny such request for approval in writing within the first ten (10) Business Days of such fifteen (15) Business Day period, a second notice requesting approval is delivered to Agent from Borrower in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY 50 MURRAY MEZZ FUNDING LLC TO 50 MURRAY MEZZ LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Agent fails to provide a substantive response to such request for approval within such five (5) Business Day period.

4.11.3         Covenants. Borrower shall, and shall cause Mortgage Borrower to (i) observe and perform the obligations imposed upon the lessor under the Leases in all material respects and in a commercially reasonable manner; (ii) enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not allow Mortgage Borrower to terminate or accept a surrender of a Major Lease without Agent’s prior approval, which approval shall not be unreasonably withheld; (iii) not collect any of the Rents more than one (1) month in advance (other than security deposits and the payment of the last month’s rent under residential Leases); (iv) not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Mortgage Loan Documents); and (v) unless otherwise permitted in accordance with Sections 4.11.2(a), (b), (c) or (d), other than in respect of residential Leases in the ordinary course of business, not alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of the lessor without Agent’s prior approval, which approval shall not be unreasonably withheld. Borrower shall promptly send copies to Agent of all written notices of material default which Borrower or Mortgage Borrower shall receive under the Leases.

4.11.4         Security Deposits. All security deposits of Tenants, whether held in cash or any other form, shall be held by Mortgage Borrower in compliance with all Legal Requirements, and shall not be commingled with any other funds of Mortgage Borrower or Borrower. During the continuance of an Event of Default, Borrower shall, within five (5) Business Days of Agent’s request, if permitted by applicable Legal Requirements and not required by Mortgage Lender pursuant to Section 4.11.4 of the Mortgage Loan Agreement, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into an Eligible Account designated by Agent (which shall then be held by the applicable financial institution in a separate Account), which shall be held by Deposit Bank subject to the terms of the Leases. With respect to commercial Leases or residential Major Leases, any bond or other instrument which Mortgage Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Agent, (iii) shall, if permitted pursuant to any Legal Requirements and subject to the prior rights of Mortgage Loan Agent to do so, name Agent as payee or mortgagee thereunder (or at Agent’s option, be fully assignable to Agent), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be reasonably acceptable to Agent. Borrower shall, upon request (which, unless an Event of Default is continuing, shall not be required to be given more than twice in any twelve (12)-month period), provide Agent with evidence reasonably acceptable to Agent of Borrower’s compliance with the foregoing.

Section 4.12         Repairs; Maintenance and Compliance; Alterations.

4.12.1         Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Mortgage Borrower to cause the Properties to be maintained in a good and safe condition and repair and shall not, and shall not permit Mortgage Borrower to remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall, and shall cause Mortgage Borrower to, promptly comply with all Legal Requirements and promptly cure properly any violation of a Legal Requirement (it being understood that, with respect to RPTL Tax Benefits Law and Rent Regulation Laws, compliance with Section 4.33 shall constitute compliance with Legal Requirements hereunder). After prior notice to Agent, Borrower, at its own expense, may, and may cause Mortgage Borrower to, contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the need to cure any such violation of Legal Requirements, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the applicable Property nor Collateral nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower or Mortgage Borrower shall promptly upon final determination thereof complete such cure, together with all costs, interest and penalties which may be payable in connection therewith; (v) as may reasonably be requested by Agent, Borrower shall deliver to Agent either (A) cash, or other security as may be reasonably acceptable to Agent, in an amount equal to one hundred ten percent (110%) of the costs necessary to cure such violation or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the costs necessary to cure such violation from a surety acceptable to Agent in its reasonable discretion (provided that if Mortgage Lender is requiring such cash or security pursuant to Section 4.12.1 of the Mortgage Loan Agreement, Agent shall not have the right to require any further cash or security so long as the provisions of Section 4.12.1 of the Mortgage Loan Agreement are complied with), (vi) failure to cure such violation will not subject Agent or any Lender to any civil or criminal liability, (vii) such contest shall not affect the ownership, use or occupancy of the applicable Property or Collateral, and (viii) Borrower or Mortgage Borrower shall, upon request by Agent, give Agent prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.12.1. Agent may pay over any such cash or other security held by Agent to cure such violation at any time when, in the reasonable judgment of Agent, the validity of the violation is established or the applicable Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any imminent danger of the Lien of the Mortgage secured by such Property and/or the Lien of the Collateral relating to such Property being primed by due to such violation. Borrower shall notify Agent in writing within two (2) Business Days after Borrower first receives notice of any such non-compliance. Borrower shall cause Mortgage Borrower to promptly repair, replace or rebuild any part of any Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

4.12.2    Alterations.

(a)          Borrower may, without Agent’s consent, cause Mortgage Borrower to perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect Mortgage Borrower’s financial condition or the value or net operating income of such Property and (iii) are in the ordinary course of Mortgage Borrower’s business. Borrower shall not permit Mortgage Borrower to perform any Material Alteration without Agent’s prior written consent. Agent may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Agent security for payment of the cost of such Material Alteration and as additional security for Borrower’s Obligations under the Loan Documents, which security may be any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, (iv) other securities acceptable to Agent, provided that Agent shall have received a Rating Agency Confirmation as to the form and issuer of same, or (v) a completion bond (provided that if Mortgage Lender is requiring such cash or security pursuant to Section 4.12.2 of the Mortgage Loan Agreement, Agent shall not have the right to require any further cash or security so long as the provisions of Section 4.12.2 of the Mortgage Loan Agreement are complied with). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold for such Property, and Agent may apply such security from time to time at the option of Agent to pay for such alterations. Agent hereby consents to the Required Repairs. Upon substantial completion of any Material Alteration, Borrower shall cause Mortgage Borrower to provide evidence satisfactory to Agent that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy (which may be temporary or permanent) of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. If Borrower have provided cash security, as provided above, such cash shall be released by Agent to fund such Material Alterations, and if Borrower have provided non-cash security, as provided above, except to the extent applied by Agent to fund such Material Alterations, Agent shall release and return such security upon Borrower’s satisfaction of the requirements of the preceding sentence.

(b)          Intentionally omitted.

Section 4.13         Approval of Major Contracts. Borrower shall be required to obtain Agent’s prior written approval of any and all Major Contracts affecting any Property, which approval shall not be unreasonably withheld. Borrower shall cause Mortgage Borrower and Manager to comply with all applicable labor and employment laws relating to employees and independent contractors and with the Union Contract, and shall cause them to make all payments provided for under the Union Contract when due.

Section 4.14         Property Management.

4.14.1         Management Agreement. Borrower shall cause Mortgage Borrower to (i) cause Manager to manage the Property in accordance with a Management Agreement, (ii) diligently perform and observe in all material respects all of the terms, covenants and conditions of such Management Agreement on the part of Mortgage Borrower to be performed and observed, (iii) promptly notify Agent of any material default under such Management Agreement of which it has knowledge and deliver a copy of any default notice sent to Manager, (iv) promptly deliver to Agent a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under such Management Agreement, and (v) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by Manager under its Management Agreement in a commercially reasonable manner. If Mortgage Borrower shall default in the performance or observance of any material term, covenant or condition of its Management Agreement on the part of Mortgage Borrower to be performed or observed beyond the expiration of any applicable grace or cure period, then, without limiting Agent’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or Mortgage Borrower from any of its obligations under its Management Agreement, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of such Management Agreement on the part of Mortgage Borrower to be performed or observed.

4.14.2         Prohibition Against Termination or Modification. Borrower shall not nor shall Borrower permit Mortgage Borrower to (i) surrender, terminate, cancel, modify, renew or extend a Management Agreement, (ii) enter into any other agreement relating to the management or operation of the Property owned by it with Manager or any other Person, (iii) consent to the assignment by the Manager of its interest under any Management Agreement, or (iv) waive or release any of its rights and remedies under any Management Agreement, in each case without the express consent of Agent, which consent shall not be unreasonably withheld; provided, however, with respect to a new property manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new property manager and management agreement. Notwithstanding the foregoing, however, provided no Event of Default is continuing, the approval of Agent and the Rating Agencies shall not be required with respect to the appointment of a Qualified Manager. If at any time Agent consents to the appointment of a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) and the applicable Borrower shall, as a condition of Agent’s consent, cause the Mortgage Borrower to execute (i) a management agreement in form and substance reasonably acceptable to Agent, (ii) a subordination of management agreement in a form reasonably acceptable to Agent, and (iii) deliver an updated Insolvency Opinion if such manager is a Borrower Affiliate or Key Principal.

4.14.3     Replacement of Manager. Agent shall have the right to require Borrower to cause Mortgage Borrower to replace the Manager with (x) a Qualified Manager selected by Borrower, or (y) another property manager chosen by Borrower and approved by Agent (provided, that such approval may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new property manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and during the continuance of an Event of Default, (ii) if Manager shall be in material default under any Management Agreement beyond any applicable notice and cure period, (iii) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

Section 4.15         Performance by Borrower; Compliance with Agreements.

(a)          Borrower shall in a timely manner and in all material respects observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Agent.

(b)          Borrower shall at all times comply in all material respects with all Operations Agreements. Borrower agrees that without the prior written consent of Agent, which consent shall not be unreasonably withheld, Borrower will not amend, modify or terminate any of the Operations Agreements.

(c)          Borrower shall in a timely manner and in all material respects cause Mortgage Borrower to observe, perform and fulfill each and every covenant, term and provision of each Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower, and shall not, unless required by the terms of the Mortgage Loan Documents in respect of a “Secondary Market Transaction” or a “Securitization” (as each such term is defined in the Mortgage Loan Agreement), enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower without the prior consent of Agent.

Section 4.16         Licenses; Intellectual Property; Website.

4.16.1     Licenses. Borrower shall cause Mortgage Borrower to keep and maintain all Licenses necessary for the operation of the Properties as a multifamily residential facility and commercial property. Borrower shall not permit Mortgage Borrower to transfer any Licenses required for the operation of Properties.

4.16.2     Intellectual Property. Borrower shall cause Mortgage Borrower to keep and maintain all Intellectual Property relating to the use or operation of the Properties and all Intellectual Property shall be held by and (if applicable) registered in the name of Mortgage Borrower. Borrower shall not permit Mortgage Borrower to Transfer or let lapse any Intellectual Property without Agent’s prior consent, which consent shall not be unreasonably withheld.

4.16.3     Website. Any website with respect to any Property (other than Tenant websites) shall be maintained by or on behalf of Mortgage Borrower and any such website shall be registered in the name of Mortgage Borrower within ten (10) Business Days after the Closing Date, or such additional time as necessary provided that Borrower is causing Mortgage Borrower to use commercially reasonable efforts to register such website in Mortgage Borrower’s name. Borrower shall not permit Mortgage Borrower to Transfer any such website without Agent’s prior consent, which consent shall not be unreasonably withheld.

Section 4.17         Further Assurances. Borrower shall, and shall cause Mortgage Borrower to, at Borrower’s sole cost and expense:

(a)          furnish to Agent all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Agent in connection therewith;

(b)          cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Agent such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to correct any omissions in the Loan Documents, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Agent may reasonably require;

(c)          do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Agent may reasonably require from time to time. Notwithstanding the foregoing, in no event shall Borrower be required to take any action pursuant to this Section 4.17 that materially increases the obligations or decreases the rights of Borrower or Guarantor under the Loan Documents unless such action is to cure a defect or correct any omission, such that the action provides Agent with the benefit of its bargain under this Agreement or the other Loan Documents; and

(d)          do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances (which shall be in form and substance reasonably acceptable to Agent) as Agent shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Agent the property and rights mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Agent, or for carrying out the intention or facilitating the performance of the terms of the Pledge Agreement, or for complying with all Legal Requirements in all material respects. Borrower, if reasonably requested by Agent, will execute and deliver, and hereby authorizes Agent, following ten (10) days’ notice to Borrower and Borrower’s failure to comply within such ten (10) day period, to execute in the name of Borrower or without the signature of Borrower to the extent Agent may lawfully do so, one or more financing statements to evidence more effectively the security interest of Agent (on behalf of Lenders) in the Collateral. Upon the occurrence and during the continuance of an Event of Default, Borrower grants to Agent an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Agent at law and in equity, including, without limitation, such rights and remedies available to Agent pursuant to this Section 4.17.

Section 4.18         Estoppel Statement.

(a)          After request by Agent, Borrower shall within ten (10) Business Days furnish Agent with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, which are within Borrower’s Knowledge as of the date of such statement and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification. Except during the continuance of an Event of Default or prior to the full Securitization of the Loan, Borrower shall not be required to provide such statement more than twice in any twelve (12)-month period.

(b)          Borrower shall cause Mortgage Borrower to use commercially reasonable efforts to obtain and deliver to Agent, as promptly as possible following Agent’s request, an estoppel certificate from each Tenant under any Lease in the form of Schedule XI attached hereto or in such other form reasonably acceptable to Agent; provided, that Borrower shall not be required to cause Mortgage Borrower to use commercially reasonable efforts to obtain and deliver such certificates more frequently than three (3) times in any calendar year.

(c)          Borrower shall cause Mortgage Borrower to use commercially reasonable efforts to obtain and deliver to Agent, upon request, estoppel certificates from each party under any Operations Agreement, in form and substance reasonably satisfactory to Agent; provided, that Borrower shall not be required to cause Mortgage Borrower to use commercially reasonable efforts to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

(d)          Borrower shall cause Mortgage Borrower to deliver to Lender upon request, tenant estoppel certificates delivered to Mortgage Lender with respect to the Mortgage Loan.

Section 4.19         Notice of Default. Borrower shall promptly advise Agent of the occurrence of any Event of Default of which Borrower has knowledge.

Section 4.20         Cooperate in Legal Proceedings. Borrower shall cooperate in a commercially reasonable manner with Agent with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Agent or any Lender hereunder or any rights obtained by Agent or any Lender under any of the other Loan Documents and, in connection therewith, permit Agent, at its election, to participate in any such proceedings.

Section 4.21         Indebtedness. Borrower shall not directly or indirectly create, incur or assume any indebtedness other than (i) the Debt and the Mortgage Debt pursuant to the terms of , and as such term is defined in, the Mortgage Loan Agreement and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Properties and (iii) Permitted Equipment Financing (hereinafter defined), which in the case of such unsecured trade payables and Permitted Equipment Financing (A) are not evidenced by a note, (B) do not exceed, at any time, the maximum amount permitted under Section 4.21(iii)(B) of the Mortgage Loan Agreement and (C) are paid within sixty (60) days of the date incurred (collectively, “Permitted Indebtedness”). As used herein, “Permitted Equipment Financing” means equipment financing that is (i) entered into in the ordinary course of Mortgage Borrower’s business, (ii) for equipment related to the ownership and operation of the Property whose removal would not materially damage or impair the value of the Property, and (iii) which is secured only by the financed equipment.

Section 4.22         Business and Operations. Borrower will continue to engage in the businesses presently conducted by it in all material respects as and to the extent the same are reasonably necessary in Borrower’s commercially reasonable judgment for the ownership of the Collateral. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership of the Collateral.

Section 4.23         Dissolution. Borrower shall not, nor shall Borrower permit Mortgage Borrower to, (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Collateral or the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower or Mortgage Borrower, as applicable, except to the extent expressly permitted by the Loan Documents and, with respect to Mortgage Borrower, the Mortgage Loan Documents, or (iv) cause, permit or suffer Borrower or Mortgage Borrower, as applicable, to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which Borrower or Mortgage Borrower, as applicable, would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of formation or operating agreement of Borrower or Mortgage Borrower, as applicable, in each case without obtaining the prior consent of Agent.

Section 4.24         Debt Cancellation. Borrower shall not, nor shall Borrower permit Mortgage Borrower to, cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith or any claim or debt less than or equal to $50,000, but no more than $150,000 in the aggregate per any twelve (12) month period) owed to Borrower or Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Mortgage Borrower’s business.

Section 4.25         Affiliate Transactions. Other than with respect to the Clipper Management Agreement, Borrower shall not, nor shall Borrower permit Mortgage Borrower to, enter into, or be a party to, any transaction with Borrower Affiliate or any of the partners, members or shareholders, as applicable, of Borrower except in the ordinary course of business and on terms which are no less favorable to Borrower or Mortgage Borrower, as applicable, or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

Section 4.26         No Joint Assessment. Borrower shall not, nor shall Borrower permit Mortgage Borrower to, suffer, permit or initiate the joint assessment of any Property (i) with any other real property constituting a tax lot separate from such Property, and (ii) with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Property.

Section 4.27         Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Agent thirty (30) days prior written notice.

Section 4.28         Change of Name, Identity or Structure. Borrower shall not change Borrower’s name, identity (including its trade name or names) or, except as permitted by Article 7 hereof, convert from its current organizational structure without notifying Agent of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Agent; provided, however, that Borrower shall at all times be a Delaware limited liability company or a Delaware limited partnership. Borrower shall deliver to Agent, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Agent to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Agent, Borrower shall execute a certificate in form satisfactory to Agent listing any trade names under which Borrower intends to operate.

Section 4.29         Costs and Expenses.

(a)          Except as otherwise expressed herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Agent and Lenders upon receipt of notice from Agent, for all out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Agent and Lenders in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements (except to the extent expressly set forth in Section 10.21(a) hereof); (ii) Agent’s and Lenders’ ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.21(a) hereof); (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals that Agent is authorized to obtain by the terms of the Loan Documents; (vi) the creation, perfection or protection of Agent’s and Lenders’ Liens in the Collateral and, if applicable, the Accounts (including out-of-pocket fees and expenses for title and lien searches, intangibles taxes, personal property taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Agent’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, any Property, or any other security given for the Loan; (viii) fees charged by Servicer (except to the extent expressly set forth in Section 10.21) or, if a Securitization has occurred, the Rating Agencies in connection with the Loan or any modification thereof; and (ix) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to any Collateral or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including actual fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Agent’s Consultant, surveys and engineering reports); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Agent.

(b)          In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the actual costs and expenses of Agent, Lenders, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any actual fees imposed by any Rating Agency in connection therewith.

(c)          Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand may be paid from any amounts then being held by Agent, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Agent of any of its rights or remedies under the Loan Documents, including the acquisition of the Collateral by foreclosure or a conveyance in lieu of foreclosure.

Section 4.30         Indemnity. Borrower shall indemnify, defend and hold harmless Agent and Lenders from and against any and all actual liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Agent and Lenders in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Agent and/or any Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Agent or any Lender in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) Borrower Provided Information; (iv) ownership of the Properties or the Collateral or any interest therein, or receipt of any Rents (including due to any Increased Costs, Special Taxes or Other Taxes but excluding due to compliance with bank regulatory requirements or similar Lender compliance); (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about any Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of any Property; (viii) any failure of any Property to comply with any Legal Requirement (it being understood that with respect to environmental Legal Requirements, the Environmental Indemnity shall govern); (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving any Property or any part thereof, or any liability asserted against Agent or any Lender with respect thereto; and (x) the claims of any lessee of any portion of any Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Agent and Lenders hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Agent and/or any Lender, as applicable. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Agent and Lenders. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Borrower shall have no liability for any Indemnified Liabilities imposed upon or incurred by or asserted against any Indemnified Parties to the extent that Borrower proves that such Indemnified Liabilities were caused by actions, conditions or events that first occurred or arose after the date that Lenders (or any purchaser at a foreclosure sale or Lender’s designee of a deed-in-lieu of foreclosure) actually acquired title to the Collateral pursuant to a foreclosure of the Pledge Agreement or an assignment-in-lieu of foreclosure of the Pledge Agreement that has not been set aside, rescinded or invalidated, whereby Borrower is no longer the owner of the Pledged Company Interests and to the extent that such Indemnified Liabilities were not caused by the actions of Borrower, Mortgage Borrower or any Borrower Affiliate or agent of Borrower.

Section 4.31       ERISA.

(a)          Borrower shall not, nor shall Borrower permit Mortgage Borrower to, engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent, any Lender or any assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.

(b)          Borrower shall not, nor shall Borrower permit Mortgage Borrower to, permit the assets of Borrower or Mortgage Borrower to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.

(c)          Borrower shall deliver to Agent such certifications or other evidence from time to time throughout the Term, as reasonably requested by Agent, that (A) Borrower, Mortgage Borrower and Guarantor are not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower, Mortgage Borrower and Guarantor are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower, Mortgage Borrower and Guarantor do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101 as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.

(d)          Borrower shall not and shall cause Guarantor and Mortgage Borrower to not (i) sponsor or contribute to, or permit any ERISA Affiliate to sponsor or contribute to, any Plan; (ii) engage, or permit any ERISA Affiliate to engage, in any non-exempt prohibited transaction described in Section 406 of ERISA or 4975 of the Code; (iii) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (iv) incur, or permit any ERISA Affiliate to incur, any liability whether under ERISA or by contract or agreement or otherwise in connection with a complete or partial withdrawal, as such terms are defined in Part I of Subtitle E of Title IV of ERISA, from any Multiemployer Plan or (v) permit any ERISA Event to occur other than any such events or conditions that existed and were disclosed to Agent as of the date hereof.

(e)          With respect to each Multiemployer Plan for which Borrower, Mortgage Borrower or any ERISA Affiliate has an obligation to make contributions or other liability, within the meaning of Section 101(l) of ERISA (a “Contributing Employer”), upon request by Agent in writing, and no more frequently than once in a twelve (12) month period, Borrower shall request, or cause to be requested, in accordance with Section 101(1)(1) of ERISA, that the plan sponsor or administrator of the applicable Multiemployer Plan provide an estimate of the amount of the Contributing Employer’s withdrawal liability under Title IV of ERISA if the Contributing Employer were to have completely withdrawn from the applicable Multiemployer Plan on the last day of the plan year preceding the date of the request, and shall provide such information to Agent within 10 days after the receipt from the plan sponsor or administrator of the applicable Multiemployer Plan.

Section 4.32         Patriot Act Compliance.

(a)          Borrower will use its good faith and commercially reasonable efforts to comply, and to cause Mortgage Borrower to comply, with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, Mortgage Borrower and/or the Properties, including those relating to money laundering and terrorism. Agent shall have the right to audit such compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, Mortgage Borrower and/or the Properties, including those relating to money laundering and terrorism. In the event that Borrower or Mortgage Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Agent may, at its option, cause Borrower or Mortgage Borrower to comply therewith and any and all costs and expenses incurred by Agent and any Lender in connection therewith shall be secured by the Pledge Agreement and the other Loan Documents and shall be immediately due and payable.

(b)          Neither Borrower nor Mortgage Borrower nor any owner of a direct or indirect interest in Borrower or Mortgage Borrower (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) to Borrower’s Knowledge, is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Borrower in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Agent notified Borrower in writing is now included in “Government Lists”.

(c)          At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Mortgage Borrower, Key Principals or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower, Mortgage Borrower, Key Principals or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lenders would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, Mortgage Borrower, Key Principals or Guarantor, as applicable, with the result that the investment in Borrower, Mortgage Borrower, Key Principals or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of Borrower, Mortgage Borrower, Key Principals or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower, Mortgage Borrower, Key Principals or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

Section 4.33         Residential Tax Benefits.

(a)          If a court of competent jurisdiction or administrative agency issues a binding determination to the effect that the Rent Regulations Laws have been breached, and Borrower or Mortgage Borrower shall have exhausted and/or waived any right to further appeal such determination (provided that, the time period in which Borrower or Mortgage Borrower may appeal such determination shall not exceed eighteen (18) months from the date of such binding determination), including, but not limited to, any Petition for Administrative Review and/or any proceeding brought pursuant to Civil Practice Law and Rules Article 78, thereby rendering such determination final and non-appealable (the “Final Order”), then Borrower shall, or shall cause Mortgage Borrower to: (i) comply with such Final Order’s direction as to the RPTL Tax Benefit Law compliance and any further direction that such Rents be registered with the New York State Division of Housing and Community Renewal (“DHCR”), and (ii) comply with the Rent Regulation Laws, the RPTL Tax Benefits Law and the regulations issued under each of the foregoing (including the prevailing wage requirements, if applicable) until the expiration 421-g Tax Benefits or any other date as ordered by a court or administrative agency of competent jurisdiction. Borrower shall, or shall cause Mortgage Borrower to, promptly respond to and defend against any notice of revocation of the 421-g Tax Benefits received from any Governmental Authority, and promptly after the receipt of any such notice, Borrower shall send a copy of the same to Agent.

(b)          Borrower shall, or shall cause Mortgage Borrower to, at all times maintain as business records (i) copies of any and all contracts, invoices and canceled checks (front and back) which establish the scope of any apartment improvements, and which substantiate any resulting rent increases based on the installation of apartment improvements and (ii) proof of service and filing of any residential apartment DHCR rent registrations made by or on behalf of Mortgage Borrower.

Section 4.34         Affiliate Transactions.

(a)          Except with respect to the Clipper Management Agreement, Borrower shall not enter into, or be a party to, any transaction with any Borrower Affiliate except in the ordinary course of business and on terms which are fully disclosed to Agent in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

(b)          Except with respect to the Clipper Management Agreement, no Borrower Affiliate shall pay, or permit the payment of, development fees, management fees, brokerage or leasing fees or commissions or any other compensation of any form whatsoever to Borrower Affiliate or any direct or indirect partner, member, shareholder or Affiliate thereof, or request disbursement of funds from Lender or Mortgage Lender for such purpose, without the prior written consent of Lender. Any Affiliate Agreements shall be made on an arm’s-length basis and shall be subject to the prior written approval of Lender; and the parties to each Affiliate Agreement shall acknowledge and agree that such agreement is terminable by Mortgage Borrower or Lender immediately upon notice, without the payment of any fee, penalty, premium or liability for future or accrued liabilities or obligations, if an Event of Default shall have occurred and be continuing. Following an Event of Default, if requested by Lender in writing, Borrower shall, or shall cause the applicable Borrower Affiliate to, terminate any existing Affiliate Agreement specified by Lender within five (5) days after delivery of Lender’s request without payment of any penalty, premium, termination fee or any other amount which might be due and payable under such Affiliate Agreement. If such Affiliate Agreement is not terminated in accordance with the immediately preceding sentence, Lender shall have the right, and Borrower hereby irrevocably authorizes Lender and irrevocably appoints Lender as Borrower’s attorney-in-fact coupled with an interest, at Lender’s sole option, to terminate such Affiliate Agreement on behalf of and in the name of the applicable Borrower Affiliate, and Borrower hereby releases and waives any claims against Lender arising out of Lender’s exercise of such authority.

Section 4.35         Limitation on Securities Issuances. None of Borrower or Mortgage Borrower shall issue any limited liability company interests, partnership interests, capital stock interests or other securities other than those that have been issued as of the date hereof.

Section 4.36         Limitations on Distributions.

(a)          On each date on which amounts are due and payable to Lenders pursuant to the Loan Documents and/or are required to be disbursed to Mortgage Lender pursuant to the terms of the Mortgage Loan Documents, Borrower shall exercise its rights under the organizational documents of Mortgage Borrower to cause Mortgage Borrower to make a distribution of funds to Borrower in an amount sufficient to allow Borrower to make such required payment to Lenders.

(b)          Any and all dividends, including capital dividends, stock or liquidating dividends, distributions of property, redemptions or other distributions made by Mortgage Borrower on or in respect of any interests in Mortgage Borrower, and any and all cash and other property received in payment of the principal of or in redemption of or in exchange for any such interests (collectively, the “Distributions”), shall become part of the Collateral.

(c)          If any Distributions shall be received by Borrower or any Affiliate of Borrower after the occurrence and during the continuance of an Event of Default, Borrower shall hold, or shall cause the same to be held, in trust for the benefit of Lender. During the existence of an Event of Default, Borrower shall not make any distributions of any kind, returns of capital, or repayment of any loans (in each case whether in cash, assets, equity interests, or proceeds of any kind) to any Person that owns an Equity Interest in Borrower.

Section 4.37         Other Limitations. Prior to the payment in full of the Debt, Borrower shall not, and shall not cause or permit Mortgage Borrower, without the prior written consent of Agent (which may be furnished or withheld at its sole and absolute discretion), to give its consent or approval to any of the following actions or items:

(a)          except as permitted by the Loan Documents, the Mortgage Loan Documents or by Agent herein (i) any prepayment in full of the Mortgage Loan unless this Loan is also paid in full in accordance with the terms and conditions hereof or (ii) any Transfer of any or all of the Property or any portion thereof;

(b)          the distribution to the partners, members or shareholders of Mortgage Borrower of property other than cash;

(c)          other than as expressly permitted by the Loan Documents or the Mortgage Loan Documents, any (i) improvement, renovation or refurbishment of all or any part of the Property to a materially higher standard or level than that of comparable properties in the same market segment and in the same geographical area as the Property, (ii) removal, demolition or material alteration of the improvements or equipment on the Property, unless such improvements or equipment are being replaced with property of the same or greater utility or such removal, demolition or alteration is done in the ordinary course of business or (iii) material increase in the square footage or gross leasable area of the improvements on the Property if a material portion of any of the expenses in connection therewith are paid or incurred by Mortgage Borrower;

(d)          except as set forth in the Mortgage Loan Documents, any determination to restore any Property after a Casualty or Condemnation; or

(e)          any material change in the method of conduct of the business of Borrower or Mortgage Borrower.

Section 4.38         Contractual Obligations. Other than the Loan Documents, the Borrower Organizational Documents, the Mortgage Borrower Organizational Documents, neither Borrower nor any of the Collateral shall be subject to any Contractual Obligations, except with respect to Permitted Indebtedness, and Borrower shall not enter into any further agreement, instrument or undertaking by which it or the Collateral are bound, except as related to indebtedness expressly permitted pursuant to the terms hereof or to such liabilities, not material in the aggregate, that are incidental to its activities as a limited partner, member or shareholder, as applicable, of Mortgage Borrower.

Section 4.39         Refinancing or Prepayment of the Mortgage Loan. Except as required by the Mortgage Loan Documents, Borrower shall not make or permit to be made (whether by Mortgage Borrower or any other Person) any partial or full prepayment of amounts owing under the Mortgage Loan or any refinancing or defeasance of the Mortgage Loan without the prior written consent of Agent, which consent may be granted or withheld by Agent in its sole and absolute discretion; provided, however, that Borrower may make or permit to be made by Mortgage Borrower (i) a prepayment in full of all amounts owing under the Mortgage Loan so long as, simultaneously therewith, Borrower prepays in full the entire outstanding principal balance of the Loan and all interest accrued thereon, together with any other amounts payable under the Loan Documents, and (ii) a partial prepayment of amounts owing under the Mortgage Loan in connection with the extension of the term of the Mortgage Loan as permitted by the Mortgage Loan Documents. Without limiting the foregoing, any sums that would otherwise be payable to Mortgage Borrower or distributable to Borrower in connection with the refinancing or other repayment of the Mortgage Loan (including any refund of reserves and escrows on deposit with Mortgage Lender) shall be promptly, and, in any event, within one (1) Business Day, remitted by Borrower to Lender up to the amount necessary to fully repay the Debt.

Section 4.40      Bankruptcy-Related Covenants. To the extent permitted by applicable Legal Requirements, Borrower shall not, nor shall cause Mortgage Borrower to not, seek substantive consolidation of Borrower or Mortgage Borrower into the bankruptcy estate of Guarantor in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law involving Guarantor.

(a)          To the extent permitted by applicable Legal Requirements, Borrower shall not, nor shall cause Mortgage Borrower to, contest, oppose or object to any motion made by Agent or any Lender to obtain relief from the automatic stay or seek to reinstate the automatic stay in connection with a proceeding under the Bankruptcy Code or under any other federal, state or foreign insolvency law involving Guarantor.

(b)          To the extent permitted by applicable Legal Requirements, Borrower shall not, nor shall cause Mortgage Borrower to, provide, originate, acquire an interest in or solicit (in writing) or accept from Guarantor or any Affiliate of Guarantor, or Borrower Affiliate, any debtor-in-possession financing on behalf of Guarantor in the event that Guarantor is the subject of a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law involving Guarantor.

Section 4.41        Acquisition of the Mortgage Loan. No Borrower Affiliate shall acquire or agree to acquire the Mortgage Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Mortgage Loan, via purchase, transfer, exchange, operation of law, or otherwise, and any breach or attempted breach of this Section 4.41 shall constitute an immediate Event of Default hereunder. If, solely by operation of applicable subrogation law, Borrower Affiliate shall have failed to comply with the foregoing, then Borrower shall (i) immediately notify Agent of such failure, and (ii) cause any and all such prohibited parties acquiring any interest in the Mortgage Loan Documents (A) not to enforce the Mortgage Loan Documents, and (B) upon the request of Lender, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly (1) cancel the Mortgage Loan Note, (2) reconvey and release the Liens securing the Mortgage Loan and any other collateral under the Mortgage Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Mortgage Loan Documents.

Section 4.42        Material Agreements. (a) Borrower shall not, and shall not permit Mortgage Borrower to, enter into any Material Agreement without the consent of Agent, not to be unreasonably withheld, conditioned or delayed. Agent may condition its consent upon Mortgage Borrower also obtaining the consent of the Mortgage Lender, if such consent of Mortgage Lender is required under the Mortgage Loan Documents. Upon the request of Agent with respect to Material Agreements, Borrower shall, or shall cause Mortgage Borrower to, deliver to Agent a recognition agreement from such service or material provider, among other things, providing for such Person’s continued performance should Lenders become the owner of the Collateral. Each such Material Agreement and each recognition agreement relating thereto, shall be in form and substance reasonably acceptable to Agent in all respects, including the amount of the costs and fees thereunder.

(b)           Except as specifically set forth herein, Borrower will not, and will not permit or cause Mortgage Borrower to, amend, modify, supplement, rescind or terminate any Material Agreement, without Agent’s approval, including the identity of the party to perform services under such agreement. If a service provider under a Material Agreement is in default in its obligations thereunder to the extent entitling Mortgage Borrower to rescind or terminate that agreement, then if Agent so requires, Borrower will, or will cause Mortgage Borrower to, promptly use all reasonable efforts to terminate that agreement and appoint a new party in its place, with such identity and terms of appointment approved by Agent.

(c)          Borrower shall and shall cause Mortgage Borrower to observe and perform each and every term to be observed or performed by Mortgage Borrower under the Material Agreements the non-performance of which would cause a material adverse effect on Borrower, Mortgage Borrower, the Collateral or the Property or the current operation of the Property.

Section 4.43        Deed in Lieu of Foreclosure. Without the express prior written consent of Agent, Borrower shall not, and Borrower shall not cause, suffer or permit Mortgage Borrower to, enter into, execute, deliver, or consent to, as the case may be, any deed-in-lieu or consensual foreclosure with or for the benefit of Mortgage Lender or any of its Affiliates or designees.

Section 4.44        Mortgage Reserve Accounts. Borrower shall cause Mortgage Borrower to establish and maintain each of the Reserve Accounts as more particularly set forth in Article 6 of the Mortgage Loan Agreement and to perform and comply with all the terms and provisions of the Mortgage Loan Documents relating thereto.

Section 4.45        Notices. Borrower shall give notice, or cause notice to be given, to Agent, promptly upon the occurrence of:

(a)          any default or event of default on the part of Mortgage Borrower, Guarantor or Manager under any Material Agreement or Management Agreement; and

(b)          any default or event of default under any Contractual Obligation of Borrower or Mortgage Borrower that could reasonably be expected to have a material adverse effect on Borrower or Mortgage Borrower, the ability of Borrower or Mortgage Borrower to perform under the Loan Documents or Mortgage Loan Documents or the rights and remedies of Lender under the Loan Documents or of Mortgage Lender under the Mortgage Loan Documents.

Section 4.46       Special Distributions. On each date on which amounts are required to be disbursed to the Mezzanine Loan Subaccount pursuant to the terms of the Cash Management Agreement or to the Mezzanine Cash Management Account, or are required to be paid to Lender under any of the Loan Documents, Borrower shall exercise its rights under the Mortgage Borrower Organizational Documents to cause Mortgage Borrower to make to Borrower a distribution in an aggregate amount such that the Lenders shall receive the amount required to be disbursed to the Lenders on such date, provided, that no direct or indirect constituent member of such entity shall be required to make an additional capital contribution to satisfy such obligation.

Section 4.47        Mortgage Borrower Covenants. Borrower shall cause Mortgage Borrower to: (i) pay all principal, interest and other sums required to be paid by Mortgage Borrower under and pursuant to the provisions of the Mortgage Loan Documents; (ii) diligently perform and observe all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed and observed; (iii) promptly deliver to Agent a true and complete copy of any notice by Mortgage Lender to Mortgage Borrower, Borrower, or Guarantor of any default by Mortgage Borrower under the Mortgage Loan Documents and of any other material written correspondence (including electronically transmitted items) given or received by Mortgage Borrower or Guarantor to or from the Mortgage Lender or its agents; (iv) not enter into or be bound by any Mortgage Loan Documents after the date hereof, agree to any modifications, consolidation, restatement, or waiver of any existing Mortgage Loan Documents other than as required by the Mortgage Loan Documents in connection with a “Secondary Market Transaction” or “Securitization” (as each such term is defined in the Mortgage Loan Agreement), grant to Mortgage Lender any consent or waiver, or exercise any remedy available to Mortgage Borrower under the Mortgage Loan Documents or any right or election (with respect to election, unless expressly permitted under the Mortgage Loan Documents) under the Mortgage Loan Documents, in each case without the prior written approval of Agent; and (v) provide Agent with a copy of any amendment or modification of, or waiver or consent granted under, the Mortgage Loan Documents within five (5) days after its receipt thereof. Any breach of this Section 4.47 (beyond any notice or cure periods provided in the Mortgage Loan Documents, with respect to obligations which arise under the Mortgage Loan Documents) shall constitute an immediate Event of Default hereunder.

Section 4.48        Mortgage Loan Estoppels. Borrower shall, or shall cause Mortgage Borrower to, obtain from the Mortgage Lender such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents as may be requested by Agent. In the event or to the extent that Mortgage Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, or is legally obligated to deliver such certificates of estoppel but breaches such obligation, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Agent an estoppel executed by Borrower and Mortgage Borrower and expressly representing to Agent the information requested by Agent regarding compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents. Borrower hereby indemnifies Agent and the Lenders from and against all out-of-pocket liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, reasonable attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any Lender based in whole or in part upon any fact, event, condition, or circumstances relating to the Mortgage Loan which was misrepresented in, or which warrants disclosure and was omitted from such estoppel executed by Borrower and Mortgage Borrower.

Article 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1          Insurance.1

(a)          From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower shall cause Mortgage Borrower to maintain or cause to be maintained, the insurance required under Section 5.1 of the Mortgage Loan Agreement, which insurance shall, without limitation, meet all insurer requirements thereunder. Borrower shall cause Agent for the benefit of the Lenders and Borrower to each to be named as an additional insured under the insurance policies described in Section 5.1(a)(ii), (iv), (v), (vi), (vii), (viii) and (xi) of the Mortgage Loan Agreement. In addition, Borrower shall cause Agent for the benefit of the Lenders to be named as a loss payee together with Mortgage Lender, as their interests may appear under the insurance policies required under Sections 5.1(a)(i), (iii) and (ix) of the Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under this Section 5.1 to provide for at least thirty (30) days prior notice to Agent in the event of policy cancellation or material changes (other than to increase the coverage provided thereby). Borrower shall provide Agent with evidence of all such insurance required hereunder simultaneously with Mortgage Borrower’s provision of such evidence to Mortgage Lender.

(b)          If at any time Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, subject to the rights of Mortgage Lender pursuant to Section 5.1(f) of the Mortgage Loan Agreement, with reasonable notice to Borrower, to take such action as Agent deems necessary to protect its interest in the Collateral and indirectly the Property, including, without limitation, the obtaining of such insurance coverage (provided that (i) in no event shall such coverage be in excess of the coverage required under the Mortgage Loan Agreement and (ii) Agent shall not obtain any insurance pursuant to this Section 5.1(b) in any case in which the same is being obtained by Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement) as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Agent deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Agent upon demand and, until paid, shall constitute a portion of the Debt and shall bear interest at the Default Rate.

1 NTD: Senior Loan Insurance provisions subject to review by SLG’s insurance consultant.

Section 5.2           Casualty. If the Property shall be damaged or destroyed, in whole or in part, by a Casualty, Borrower shall (or shall cause Mortgage Borrower to) give prompt written notice of such Casualty to Agent and shall cause Mortgage Borrower to promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 5.4 of the Mortgage Loan Agreement as nearly as possible to the condition the Property was in immediately prior to such Casualty) and otherwise in accordance with Section 5.4 of the Mortgage Loan Agreement. In addition, Agent may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Restoration Threshold and Borrower shall deliver to Agent all instruments required by Agent to permit such participation.

Section 5.3           Condemnation. Borrower shall (or shall cause Mortgage Borrower to) promptly give Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall cause Mortgage Borrower to deliver to Agent copies of any and all papers served in connection with such proceedings. Subject to Section 5.4 of this Agreement, Agent may participate in any such proceedings to the extent such Condemnation affects any portion of the Property valued in excess of the Restoration Threshold (any such Condemnation, a “Material Condemnation”), and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall cause Mortgage Borrower to, at its expense, diligently prosecute any such proceedings, with respect to any Material Condemnation, and in the case of such proceedings, shall consult with Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until Net Liquidation Proceeds After Debt Service have been actually received and applied by Lenders, after the deduction of expenses of collection, to the reduction or discharge of the Debt. The Lenders shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Net Liquidation Proceeds After Debt Service interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 5.4 of the Mortgage Loan Agreement and otherwise comply with the provisions of Section 5.4 of the Mortgage Loan Agreement.

Section 5.4           Restoration. Borrower shall, or shall cause Mortgage Borrower to, deliver to Agent all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 5.4 of the Mortgage Loan Agreement and to otherwise comply in all respects with Section 5.4 of the Mortgage Loan Agreement in connection with a restoration of the Property after a Casualty or Condemnation.

Article 6

CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1         Cash Management Arrangements.

(a)          During the term of the Loan, Borrower shall cause Mortgage Borrower to establish and maintain the Clearing Account with Clearing Bank in trust for the benefit of Mortgage Lender, which Clearing Account shall be under the sole dominion and control of Mortgage Lender. Mortgage Lender and Servicer (as defined in the Mortgage Loan Agreement) shall have the sole right to make withdrawals from the Clearing Account and all costs and expenses for establishing and maintaining the Clearing Account shall be paid by Mortgage Borrower. Borrower shall cause Mortgage Borrower to at all times comply with the provisions of Section 6.1 of the Mortgage Loan Agreement.

(b)          Borrower has caused Mortgage Borrower to establish the Deposit Account to be held by Mortgage Loan Agent in trust and for the benefit of Mortgage Lender, as required by Section 6.1 of the Mortgage Loan Agreement, which Deposit Account shall be under the sole dominion and control of Mortgage Lender. Borrower will cause Mortgage Borrower to at all times comply with the provisions of Section 6.1 and 6.9 of the Mortgage Loan Agreement and the Cash Management Agreement. Borrower will notify Agent of the account number thereof. Mortgage Lender and its Servicer (as defined in the Mortgage Loan Agreement) shall have the sole right to make withdrawals from the Deposit Account and all costs and expenses for establishing and maintaining the Deposit Account shall be paid by Mortgage Borrower. Borrower shall direct or cause Mortgage Borrower to direct that (i) all cash distributions from the Deposit Account to be paid to the Lenders in accordance with the Cash Management Agreement (including the Net Liquidation Proceeds After Debt Service) be deposited into the Mezzanine Loan Subaccount maintained in accordance with the Cash Management Agreement; and (ii) immediately upon such cash distributions to be paid to the Lenders in accordance with the Cash Management Agreement (including the Net Liquidation Proceeds After Debt Service) having been deposited in the Mezzanine Loan Subaccount, such amounts shall be swept to the Mezzanine Cash Management Account. Disbursements from the Mezzanine Cash Management Account will be made in accordance with the terms and conditions of this Agreement.

(c)          Borrower shall not permit Mortgage Borrower to amend the Cash Management Agreement without Agent’s prior written consent. Any amounts received by Lenders in the Mezzanine Cash Management Account shall be applied by Lenders to any amounts due under this Agreement and any of the other Loan Documents. So long as no Event of Default then exists, any amounts remaining after such application shall then be disbursed to or at the direction of Borrower. In the event that the Loan remains outstanding after the Mortgage Loan has been paid in full, Borrower shall (i) enter into and cause Mortgage Borrower and Manager to enter into a cash management agreement with Lenders upon substantially the same terms as the Cash Management Agreement; and (ii) enter into and deliver to Lenders all other reasonable and customary agreements required by Agent in connection therewith in form reasonably acceptable to Lender including, without limitation, clearing account agreements and any related documentation. Upon the occurrence and during the continuance of an Event of Default, and provided that no Trigger Period is then in effect, all Available Cash (as defined in the Mortgage Loan Agreement) shall be deposited in the Mezzanine Loan Subaccount in accordance with the Cash Management Agreement and immediately swept into the Mezzanine Cash Management Account, and, thereafter Agent shall be permitted to apply all or a portion of any such Available Cash received by Lenders to repayment of the Debt in such order and priority as Agent may determine in its sole and absolute discretion.

(d)          All transfers of funds on deposit in the Deposit Account to the Mezzanine Loan Subaccount and then to the Mezzanine Cash Management Account or otherwise to or for the benefit of Lenders pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents or the Mortgage Loan Documents are intended by Borrower and Mortgage Borrower to constitute, and shall constitute, distributions from Mortgage Borrower to Borrower. No provision of the Loan Documents or the Mortgage Loan Documents shall create a debtor-creditor relationship between Borrower and Mortgage Lender or between Lender and Mortgage Borrower.

(e)           In the event the Mortgage Loan has been paid in full, upon payment in full of the Debt, Agent shall disburse any remaining Net Liquidation Proceeds After Debt Service to Borrower.

(f)           From and after the Closing Date, Borrower shall cause all payments under the Interest Rate Protection Agreement to be deposited directly into the Mezzanine Cash Management Account. All monies in the Mezzanine Cash Management Account will be applied and disbursed in accordance with this Agreement. Agent may also establish subaccounts of the Mezzanine Cash Management Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Mezzanine Cash Management Account and all other Accounts will be under the sole control and dominion of Agent, and Borrower shall not have any right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above Accounts.

Section 6.2          Required Repairs. Borrower shall perform the repairs and other work at the Properties as set forth on Schedule II (such repairs and other work hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule II.

Section 6.3          Tax Funds. (a) Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 6.3 of the Mortgage Loan Agreement.

(b)          In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Tax Account pursuant to the terms of Section 6.3 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, (A) Agent shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Tax Account pursuant to Section 6.3 of the Mortgage Loan Agreement and irrespective of any waiver granted by Mortgage Lender, and (B) the provisions of Section 6.3 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference

Section 6.4          Insurance Funds. (a) Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 6.4 of the Mortgage Loan Agreement.

(b)          In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Insurance Account pursuant to the terms of Section 6.4 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, (A) Agent shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Insurance Account pursuant to Section 6.4 of the Mortgage Loan Agreement and irrespective of any waiver granted by Mortgage Lender, and (B) the provisions of Section 6.4 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

Section 6.5         Capital Expenditure Funds. (a) Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 6.5 of the Mortgage Loan Agreement.

(b)          In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Capital Expenditure Account pursuant to the terms of Section 6.5 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, (A) Agent shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Capital Expenditure Account pursuant to Section 6.5 of the Mortgage Loan Agreement and irrespective of any waiver granted by Mortgage Lender, and (B) the provisions of Section 6.5 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

Section 6.6         Rollover Funds. (a) Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 6.6 of the Mortgage Loan Agreement.

(b)          In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Rollover Account pursuant to the terms of Section 6.6 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, (A) Agent shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Rollover Account pursuant to Section 6.6 of the Mortgage Loan Agreement and irrespective of any waiver granted by Mortgage Lender, and (B) the provisions of Section 6.6 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

Section 6.7         Casualty and Condemnation Account. (a) Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 6.7 of the Mortgage Loan Agreement.

(b)          In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Casualty and Condemnation Account pursuant to the terms of Section 6.7 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, (A) Agent shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Casualty and Condemnation Account pursuant to Section 6.7 of the Mortgage Loan Agreement and irrespective of any waiver granted by Mortgage Lender, and (B) the provisions of Section 6.7 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference

Section 6.8         Intentionally Omitted.

Section 6.9         Property Cash Flow Allocation.

(a)          On each Payment Date, provided that there is no Event of Default, Deposit Bank shall, and is authorized by Borrower to, transfer funds in the Mezzanine Cash Management Account for payment of the following amounts in the following order of priority, in each case to the extent that sufficient funds remain therefor:

(i)          funds sufficient to pay all accrued and unpaid interest due on the Loan pursuant to the Note and this Loan Agreement (and not accruing at the Default Rate) shall be withdrawn and paid to Agent;

(ii)         funds sufficient to repay all principal due (if any) on the Loan pursuant to the Note and this Agreement shall be withdrawn and paid to Agent;

(iii)        funds sufficient to pay any interest accruing at the Default Rate, late payment charges, if any, and any other sums due and payable to Agent or Lender under any of the Loan Documents (if any), shall be withdrawn and paid to Agent or Lender, as applicable, and applied against such items;

(iv)        all remaining funds in the Mezzanine Cash Management Account shall be paid to Borrower.

(b)          Notwithstanding anything to the contrary herein, Borrower acknowledges that Borrower is responsible for monitoring the sufficiency of funds deposited in the Mezzanine Cash Management Account and that Borrower is liable for any deficiency in available funds, irrespective of whether Borrower has received any account statement, notice or demand from Agent. If the amount on deposit in the Mezzanine Cash Management Account is insufficient when required to make all of the withdrawals and allocations required pursuant to clauses (i) through (iv) of Section 6.9(a), Borrower shall deposit such deficiency into the Mezzanine Cash Management Account within five (5) Business Days (provided, however, that, such five (5) Business Day period shall not constitute a grace period for any Default or Event of Default under this Agreement or any other Loan Document based on a failure to satisfy any monetary obligation provided in any Loan Document).

(c)          If an Event of Default shall have occurred and be continuing, Borrower hereby irrevocably authorizes Agent to make any and all withdrawals from the Mezzanine Cash Management Account in accordance with Section 6.9.3. Agent’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to Agent under this Agreement, the Note and the other Loan Documents.

6.9.2      Failure to Make Payments. The failure of Borrower to make all of the payments required under clauses (i) through (iii) of Section 6.9(a) in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Mezzanine Cash Management Account for such payments, and Borrower is not otherwise in Default hereunder, the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.

6.9.3        Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence and during the continuance of an Event of Default, Agent, at its option, may apply any Gross Revenue then in the possession of Agent or its Servicer to the payment of the Debt in such order, proportion and priority as Agent may determine in its sole and absolute discretion. Agent’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Agent under the Loan Documents.

Section 6.10        Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Agent and Lenders, and grants to Agent and Lenders a security interest in, all Borrower’s right, title and interest in and to all payments to or monies held in the Mezzanine Cash Management Account and Accounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”). Borrower hereby grants to Agent and Lenders a continuing security interest in, and agrees to hold in trust for the benefit of Agent and Lenders, all such amounts. Borrower shall not, without obtaining the prior written consent of Agent, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Agent (on behalf of Lender) as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Agent may apply any sums in any Cash Management Account in any order and in any manner as Agent shall elect in Agent’s discretion without adversely affecting the rights of Agent to foreclose the Liens of the Pledge Agreement or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Agent. Provided no Event of Default exists, all interest which accrues on the funds in any Account (other than the Tax Account and the Insurance Account) shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall be promptly disbursed to Borrower.

Section 6.11       Mezzanine Cash Management Agreement; Reserve Funds. Upon such time, if any, as the Mortgage Loan shall have been repaid but the Loan shall not have been paid in full, or if Mortgage Lender is no longer collecting some or all of the amounts required under Article 6 of the Mortgage Loan Agreement, then Borrower shall enter into a cash management and lockbox arrangement with Agent and Deposit Bank on substantially identical terms to the Cash Management Agreement (but for the benefit of Agent), and Borrower shall cause any amounts that would have been deposited into any reserves or escrow accounts in accordance with the terms of the Mortgage Loan Documents to be transferred to and deposited with Agent in accordance with the terms of such substitute cash management and lockbox arrangement. A perfection and enforceability opinion as to any such replacement cash management agreement, in form and substance reasonably satisfactory to Agent, shall be delivered to Agent contemporaneously therewith.

Section 6.12       Transfer of Funds In Mortgage Reserve Accounts. If Mortgage Lender waives any reserves or escrow accounts required in accordance with the terms of the Mortgage Loan Agreement, which reserves or escrow accounts are also required in accordance with the terms of this Article 6, or if the Mortgage Loan is refinanced or paid off in full (without a prepayment of the Loan) and Reserve Funds that are required hereunder are not required under the new mortgage loan, if any, then Borrower shall cause any amounts that would have been deposited into any reserves or escrow accounts in accordance with the terms of the Mortgage Loan Agreement to be transferred to and deposited with Agent in accordance with the terms of this Article 6 (and Borrower shall enter into a cash management and lockbox agreement for the benefit of Lenders substantially similar to the arrangement entered into at the time of the closing of the Mortgage Loan), and, if any letters of credit have been substituted by Mortgage Borrower for any such reserves or escrows as may be specifically permitted by the Mortgage Loan Agreement, then Borrower shall also cause such letters of credit to be transferred to Lenders to be held by Lenders upon the same terms and provisions as set forth in the Mortgage Loan Agreement.

Article 7

PERMITTED TRANSFERS

Section 7.1         Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2 or in any Loan Document, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder:

(a)          a Lease entered into in accordance with the Loan Documents;

(b)          a Permitted Encumbrance;

(c)          the transfer of publicly traded shares on a nationally or internationally recognized stock exchange in any indirect equity owner of Borrower;

(d)          a Transfer of any direct or indirect interest in Borrower related to or in connection with the estate planning of such transferor to (1) an immediate family member of such interest holder (or to partnerships or limited liability companies Controlled solely by one or more of such family members) or (2) a trust established for the benefit of such immediate family member, provided that:

(i)          Borrower shall provide to Agent thirty (30) days prior written notice thereof;

(ii)         such Transfer shall not otherwise result in (A) David Bistricer no longer being in Control of Borrower, (B) Clipper Realty L.P. being removed as the managing member of Sole Member, (C) David Bistricer, individually or together with estate planning vehicles that benefit his immediate family members, holding less than fifty-one percent (51%) of the direct or indirect beneficial ownership interests in Borrower (the “Bistricer Minimum Equity Interests”), it being acknowledged and agreed that any such estate planning vehicles shall agree for the benefit of Agent that Clipper Realty L.P. shall continue to be the managing member of Sole Member for the Term, or (D) change of the day to day management and operations of the Properties;

(iii)        Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity;

(iv)        if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%), such transferee shall be a Qualified Transferee;

(v)         if such Transfer shall cause the transferee together with its Affiliates to acquire or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%), to the extent that Agent reasonably determines that the pairings in the most recently delivered non-consolidation opinion with respect to the Loan no longer apply, Borrower shall deliver to Agent a non-consolidation opinion in form and substance reasonably satisfactory to Agent and satisfactory to the applicable Rating Agencies;

(e)          the Transfer of direct and/or indirect interests in Mortgage Borrower to Lender or any other Person in connection with an Equity Collateral Enforcement Action;

(f)          a Transfer of any direct or indirect interest in Borrower that occurs by devise or bequest or by operation of law upon the death or legal incapacity of a natural person that was the holder of such interest, provided that:

(i)          Borrower shall give Agent notice of such Transfer together with copies of all instruments effecting such Transfer not less than thirty (30) days after the date of such Transfer;

(ii)         Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity;

(iii)        the Properties shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Agent and acceptable to the applicable Rating Agencies;

(iv)        if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%), such transferee shall be a Qualified Transferee;

(v)         if such Transfer results in a change of Control of Borrower to a Person other than (A) David Bistricer (directly or indirectly) or (B) the estate of David Bistricer (during the pendency of the settlement by the estate of David Bistricer and if such Transfer occurs as a result of the death of David Bistricer) (the “Bistricer Estate”)); (x) if such Transfer occurs prior to the occurrence of a Securitization, Borrower shall submit to Agent the identity of such transferee in writing as soon as practicable after such Transfer, and Agent shall have the right to approve or disapprove of such transferee within thirty (30) days after any such Transfer, it being acknowledged and agreed that Borrower’s failure to provide to Agent a transferee acceptable to Agent shall constitute an Event of Default hereunder but shall not constitute a non-Permitted Transfer, or (y) from and after a Securitization, Borrower shall deliver a Rating Agency Confirmation from each applicable Rating Agency within sixty (60) days after any such Transfer (or such longer time as may reasonably be necessary for Borrower to obtain the Rating Agency Confirmations, provided Borrower is diligently pursuing same); and

(vi)        if such Transfer shall cause (x) a change of Control of Borrower or (y) the transferee together with its Affiliates to acquire or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%), then, to the extent that Agent reasonably determines that the pairings in the most recently delivered non-consolidation opinion with respect to the Loan no longer apply, Borrower shall deliver to Agent a non-consolidation opinion in form and substance reasonably satisfactory to Agent and the applicable Rating Agencies within thirty (30) days of Agent’s request for such non-consolidation opinion;

(g)          provided that no Event of Default shall then exist, one or more Transfers of any direct or indirect interest in Borrower shall be permitted without Agent’s consent provided that:

(i)          no such Transfer shall (x) cause the transferee (other than Key Principals), together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in Control of Borrower;

(ii)         Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity;

(iii)        if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Borrower shall provide to Agent thirty (30) days prior written notice thereof;

(iv)        after giving effect to such Transfer, (w) David Bistricer shall continue to Control the day to day operations of Borrower, (x) Clipper Realty, L.P. shall continue to be the managing member of Sole Member, and (y) David Bistricer, individually or together with estate planning vehicles that benefit his immediate family members shall continue to collectively own the Bistricer Minimum Equity Interests, it being acknowledged and agreed that any such estate planning vehicles shall agree for the benefit of Agent that Clipper Realty L.P. shall continue to be the managing member of Sole Member for the Term; and

(v)         the Properties shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Agent and acceptable to the applicable Rating Agencies; and/or

(h)          a Condemnation.

For purposes of this Section 7.1, “immediate family member” shall mean a sibling, children of siblings, family trust, parent, spouse, child (or step-child), grandchild or other lineal descendant of the interest holder.

Section 7.2         Cost and Expenses; Searches; Copies.

(a)          Borrower shall pay all out-of-pocket costs and expenses of Agent and Lenders in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all reasonable fees and expenses of Agent’s and Lenders’ counsel, and the reasonable cost of any required counsel opinions related to securitization or tax issues and any Rating Agency fees.

(b)          Borrower shall provide Agent with copies of all organizational documents (if any) relating to any Permitted Transfer.

(c)          In connection with any Permitted Transfer, to the extent a transferee shall own ten percent (10%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than ten percent (10%) of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver (and Borrower shall be responsible for any reasonable out of pocket costs and expenses in connection therewith), customary searches reasonably requested by Agent in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and watch list) reasonably acceptable to Agent with respect to such transferee.

Article 8

DEFAULTS

Section 8.1           Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)          if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full on the applicable Monthly Payment Date (unless Agent shall have failed to make such payment in accordance with Section 6.9(a) hereof), (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D) the Spread Maintenance Premium is not paid when due, or (E) unless Agent shall have failed to make such deposit in accordance with Section 6.9(a) hereof, any deposit to the Reserve Funds is not made on the required deposit date therefor;

(ii)         if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Agent delivers written notice thereof to Borrower (unless Agent shall have failed to make such payment in accordance with Section 6.9(a) hereof);

(iii)        if any of the Taxes or Other Charges are not paid prior to delinquency, subject to the right of Borrower to contest such Taxes and Other Charges as provided in Section 4.6 hereof (provided that it shall not be an Event of Default if such past due Taxes are Real Estate Taxes and there are sufficient funds in the Tax Account to pay such amounts when due, no other Event of Default is then continuing and neither Borrower nor Mortgage Borrower has attempted to delay, prevent, enjoin or otherwise disrupt or interfere with the payment of such sums and Agent or Servicer fails to make such payment in violation of this Agreement);

(iv)        if the Policies are not (A) delivered to Agent within ten (10) days of Agent’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;

(v)         a Transfer other than a Permitted Transfer occurs;

(vi)        if any certification, representation or warranty made by Borrower or Guarantor herein (including through the incorporation by reference of the representations and warranties of Mortgage Borrower in the Mortgage Loan Documents) or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Agent shall have been false or misleading in any material respect as of the date such representation or warranty was made (provided, however, as to (A) any such false or misleading certification, representation or warranty which was not known to Borrower to be false or misleading when made or submitted to Agent, and the condition causing such certification, representation or warranty to be false or misleading is susceptible of being cured, the same shall not be an Event of Default hereunder unless Borrower fails within thirty (30) days following written notice thereof to Borrower to undertake and complete all action necessary to either cure the same or make such certification, representation or warranty true and correct in all material respects as and when made or (B) a Default under this clause (vi) that is due to a breach in a representation caused by an adverse ruling after the Closing Date with respect to Rent Regulation Law, such breach shall be deemed cured if Borrower complies with such adverse ruling);

(vii)       if Mortgage Borrower, Borrower or Guarantor shall make an assignment for the benefit of creditors;

(viii)      if a receiver, liquidator or trustee shall be appointed for Mortgage Borrower, Borrower or Guarantor or if Mortgage Borrower, Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Mortgage Borrower, Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Mortgage Borrower, Borrower or Guarantor shall be instituted, or if Mortgage Borrower or Borrower is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to or acquiesced in by Mortgage Borrower, Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days following its filing;

(ix)         if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)          if any of the factual assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Agent in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect (provided, however, that such untruth shall not constitute an Event of Default if within ten (10) days after request by Agent, Borrower shall cause counsel reasonably acceptable to Agent (provided that the counsel that delivered the Insolvency Opinion in connection with the closing of the Loan shall be deemed reasonably acceptable to Agent) to deliver a new non-consolidation opinion to the effect that the failure of such factual assumption to be true shall not in any material manner impair, negate or amend the opinions rendered in the Insolvency Opinion (or such other non-consolidation opinion most recently delivered to Agent) in any material respect, which opinion shall be acceptable to Agent in its reasonable discretion and, in connection with or following a Securitization, acceptable to the Rating Agencies);

(xi)         a breach of the covenants set forth in Sections 4.31, 4.35, 4.39, 4.40, 4.41, 4.43 or 4.44 hereof;

(xii)        a breach of the covenants set forth in Sections 4.4, or 4.23 hereof, provided, however, that such breach shall not constitute an Event of Default if (A) such breach was inadvertent, immaterial and non-recurring, (B) if such breach is curable, Borrower shall promptly cure such breach within ten (10) days of notice from Agent and (C) within ten (10) days after request by Agent, Borrower shall cause counsel to deliver a new non-consolidation opinion to the effect that the breach shall not in any material manner impair, negate or amend the opinions rendered in the Insolvency Opinion (or such other non-consolidation opinion most recently delivered to Agent) in any material respect, which opinion shall be acceptable to Agent in its reasonable discretion and, in connection with or following a Securitization, acceptable to the Rating Agencies);

(xiii)       if Borrower or Mortgage Borrower shall be in default beyond any applicable grace or cure period under any mortgage or security agreement (except Permitted Equipment Financing) covering any part of any Property whether it be superior, pari passu or junior in Lien to the Mortgage;

(xiv)      subject to Borrower’s right to contest set forth in Section 4.3 of this Agreement, if any Property becomes subject to any mechanic’s, materialman’s or other Lien (and such Lien is not removed within five (5) days) except a Permitted Encumbrance or a Lien for Taxes not then due and payable;

(xv)       the alteration, improvement, demolition or removal of any material portion of the Improvements without the prior consent of Agent, other than in accordance with this Agreement and the Leases at the Properties entered into in accordance with the Loan Documents;

(xvi)      if, without Agent’s prior written consent, which consent shall not have been unreasonably withheld, (i) a Management Agreement is terminated by Mortgage Borrower (other than as expressly permitted in this Agreement), (ii) there is a material change in a Management Agreement, or (iii) if there shall be a material default by Mortgage Borrower under any Management Agreement beyond any applicable notice or grace period, provided that, such material default shall not constitute an Event of Default if, prior to the termination of the Management Agreement, Mortgage Borrower enters into a new Management Agreement with a Replacement Manager in accordance with Section 4.14 of this Agreement;

(xvii)     if Mortgage Borrower or Borrower or any Person owning a direct or indirect ownership interest (other than an indirect interest in Mortgage Borrower or Borrower of less than ten percent (10%) with no ability to Control) in Mortgage Borrower or Borrower shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xviii)    a breach of any representation, warranty or covenant contained in Section 3.1.18 hereof that has a Material Adverse Effect;

(xix)       if Borrower breaches any covenant contained in Section 4.9 hereof and such breach continues for ten (10) days;

(xx)        if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, Guarantor or the Properties, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Agent to accelerate the maturity of all or any portion of the Obligations;

(xxi)       if Borrower fails to obtain or maintain an Interest Rate Cap Agreement or replacement thereof in accordance with Section 2.6 and/or Section 2.7 hereof;

(xxii)      Guarantor breaches any of the Guarantor Financial Covenants;

(xxiii)     if Borrower or Guarantor shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xxii) above, and such Default shall continue for ten (10) days after notice to Borrower and/or Guarantor from Agent, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower and/or Guarantor from Agent in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrower and/or Guarantor shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower and/or Guarantor in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xxiv)    if a Mortgage Loan Default occurs; or

(xxv)     the Liens created pursuant to any Loan Document shall cease to be a fully perfected enforceable first priority security interest or any portion of the Collateral is Transferred without Lender’s prior written consent, provided, that Borrower shall have the right to cure any involuntary Lien on any portion of the Collateral within ten (10) Business Days of notice of such Lien.

Section 8.2          Remedies.

8.2.1        Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above) and at any time thereafter, Agent may, in addition to any other rights or remedies available to Agent and Lenders pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Agent deems advisable to protect and enforce its and Lenders’ rights against Borrower and in and to the Collateral, including declaring the Obligations to be immediately due and payable, and Agent may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2.2        Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Agent and Lenders against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Agent at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Agent shall have commenced any Equity Collateral Enforcement Action or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. The rights, powers and remedies of Agent under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Agent and Lenders may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Agent’s and Lenders’ rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Agent and Lenders permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) neither Agent nor any Lender shall be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent and Lenders shall remain in full force and effect until Agent and Lenders have exhausted all of their remedies against the Collateral and the Collateral has been sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

8.2.3      Severance.

(a)          During the continuance of an Event of Default, Agent shall have the right from time to time to partially foreclose any Pledged Equity Interest constituting part of the Collateral in any manner and for any amounts secured by the Pledge Agreement or other Loan Documents then due and payable as determined by Agent in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace or cure period in the payment of one or more scheduled payments of principal and interest, Agent may foreclose any Pledged Equity Interest constituting part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire Outstanding Principal Balance, Agent may foreclose any Pledged Equity Interest constituting part of the Collateral to recover so much of the principal balance of the Loan as Agent may accelerate and such other sums secured by the Pledge Agreement or other Loan Documents as Agent may elect. Notwithstanding one or more partial foreclosures, each Pledged Equity Interest constituting part of the Collateral shall remain subject to the Pledge Agreement to secure payment of the sums secured by the Pledge Agreement or other Loan Documents and not previously recovered.

(b)          During the continuance of an Event of Default, Agent shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents in such denominations as Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Agent from time to time, promptly after the request of Agent, a severance agreement and such other documents as Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Agent. Borrower hereby absolutely and irrevocably appoints Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Agent shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Agent of Agent’s intent to exercise its rights under such power.

(c)          During the continuance of an Event of Default, any amounts recovered from the Collateral or any other collateral for the Loan after an Event of Default may be applied by Agent toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Agent in its sole discretion shall determine.

8.2.4           Agent’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Agent, without in any way limiting Agent’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Agent may, but shall have no obligation to, perform, or cause the performance of, any covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Agent incurred or paid in connection therewith shall be payable by Borrower to Agent upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Pledge Agreement and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Agent shall have no obligation to send notice to Borrower of any such failure.

Section 8.3           Right to Cure Event of Defaults. Upon the occurrence and during the continuance of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, make any payment or do or perform any act required of Borrower hereunder in such manner and to such extent as Lender may deem necessary to protect the security hereof. Subject to the terms of the Mortgage Loan Agreement, Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 8.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Lender and shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 8.4           Power of Attorney. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Article 8, Borrower hereby irrevocably appoints Lender as its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this Article 8 in the name and on behalf of Borrower. This power of attorney is a power coupled with an interest and cannot be revoked.

Article 9

SALE AND SECURITIZATION OF LOAN

Section 9.1           Sale of Loan and Securitization.

Subject to Section 9.4 hereof:

(a)          Agent and Lenders shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”). At Agent’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

(b)          If requested by Agent, Borrower shall reasonably cooperate with Agent and assist Agent in satisfying the market standards to which Agent customarily adheres or which may be required in the marketplace, by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, including to:

(i)          (A) provide updated financial and other information with respect to each Property, the business operated at each Property, Mortgage Borrower, Borrower and the Manager, including, without limitation, the information set forth on Exhibit A attached hereto, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to each Property, and (C) provide updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of each Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Agent and the Rating Agencies;

(ii)         provide opinions of counsel, which may be relied upon by Agent, trustee in any Securitization, underwriters, NRSROs and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance and true sale or any other opinion customary in Secondary Market Transactions or reasonably required by the Rating Agencies with respect to each Property, the Loan Documents, and Mortgage Borrower, Borrower and its Affiliates, which counsel and opinions shall be reasonably acceptable to Agent and the Rating Agencies;

(iii)        provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)        (A) review any Disclosure Document or any interim draft thereof furnished by Agent to Borrower with respect to information contained therein that was furnished to Agent by or on behalf of Mortgage Borrower or Borrower in connection with the preparation of such Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Mortgage Borrower, Borrower and Guarantor, operating statements and rent rolls with respect to the Properties, and (B) within three (3) Business Days following Borrower’s receipt thereof, provide to Agent in writing any revisions to such Disclosure Document or interim draft thereof necessary or advisable to insure that such reviewed information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make statements contained therein not misleading.

(c)          If, at the time a Disclosure Document is being prepared for a Securitization, Agent reasonably expects that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan and taking into account the Mortgage Loan which Borrower agrees is a Related Loan) collectively, or the Properties alone or the Properties and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Agent upon request the following financial information:

(i)          if Agent expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for each Property and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(ii)         if Agent expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Agent determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to each Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Agent determines that the Properties are the Significant Obligor and the Properties (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) were acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).

(d)          Further, if requested by Agent, Borrower shall, promptly upon Agent’s request, furnish to Agent financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Agent, for any Tenant under any Lease at any Property if, in connection with a Securitization, Agent expects there to be, as of the cutoff date for such Securitization, a concentration with respect to such Tenant or group of Affiliated Tenants under any Lease within all of the mortgage loans included or expected to be included in the Securitization such that such Tenant or group of Affiliated Tenants under any Lease would constitute a Significant Obligor. Borrower shall furnish to Agent, in connection with the preparation of the Disclosure Documents and on an ongoing basis, financial data and/or financial statements with respect to such Tenants under any Lease meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Agent, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(e)          If Agent reasonably determines that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Properties alone or the Properties and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Agent, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Agent, but only for so long as such entity or entities are a Significant Obligor and either (x) Exchange Act Filings are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(f)          Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Agent within the following time periods:

(i)          with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Agent; and

(ii)         with respect to ongoing information required under Section 9.1(d) and (e) above, (1) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (2) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower.

(g)          If requested by Agent, Borrower shall provide Agent, promptly, and in any event within five (5) Business Days following Agent’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Agent shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by the Agent.

(h)          If requested by Agent, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, but not more than three times within any twelve (12) month period, Borrower shall provide Agent, within five (5) days after Agent’s request, a list of Tenants (including all affiliates of such Tenants) that in the aggregate of all the Properties (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.

(i)          All financial statements provided by Borrower pursuant to this Section 9.1(c), (d), (e) or (f) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by Independent Accountants in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the Independent Accountants, in form and substance reasonably acceptable to Agent, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer or other authorized representative (whose function is similar to that of a chief financial officer) of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

(j)          In connection with any Secondary Market Transaction, Agent shall have the right, and Borrower hereby authorizes Agent, to disclose any and all information in Agent’s possession regarding Borrower, Guarantor, any Manager, any Property and/or the Loan in any Disclosure Document, in any promotional or marketing materials that are prepared by or on behalf of Agent in connection with such Secondary Market Transaction or in connection with any oral or written presentation made by or on behalf of Agent, including without limitation, to any actual or potential investors and any Rating Agencies and other NRSROs.

(k)         Agent shall provide Borrower with prior written notice if Regulation S-K, Regulation S-X or Regulation AB is applicable pursuant to a Securitization.

(l)          If, pursuant to Securitization of the Mortgage Loan, Mortgage Borrower is obligated to furnish financial information pursuant to Section 9.1(c) of the Mortgage Loan Agreement, Borrower shall furnish such information to Agent simultaneously with delivery of such information to Mortgage Borrower, whether or not the Loan is subject to a Securitization.

Section 9.2        Securitization Indemnification.

(a)         Borrower understands that information provided to Agent by Borrower and their agents, counsel and representatives relating to Mortgage Borrower, Borrower, Guarantor, their respective constituent owners, and the Properties (such information, whether provided pursuant to Section 9.1 above or otherwise in connection with the Loan, collectively, the “Borrower Provided Information”; which “Borrower Provided Information” shall be deemed not to include (i) an untrue statement of any material fact contained in Borrower Provided Third Party Report, except to the extent Borrower or Guarantor had actual knowledge at the time Borrower or Guarantor provided Borrower Provided Third Party Report that Borrower Provided Third Party Report contained such untrue statement of material fact and Borrower failed to alert Agent to same, or (ii) an omission of a material fact in Borrower Provided Third Party Report (which omission shall be deemed material if such fact should have been included in Borrower Provided Third Party Report in order to make the statements, in light of the circumstances under which they were made, not misleading), except to the extent Borrower or Guarantor had actual knowledge at the time Borrower or Guarantor provided Borrower Provided Third Party Report that Borrower Provided Third Party Report reflected such omission and Borrower failed to alert Agent to same) may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by the Agent, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b)          Borrower hereby agrees to indemnify Agent (and for purposes of this Section 9.2, Agent shall include the initial agent, initial lenders, their successors and assigns, and their respective officers and directors) and each Person who controls the Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, director and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Agent, Lenders, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, (A) any untrue statement or alleged untrue statement of any material fact contained in the Borrower Provided Information, (B) the omission or alleged omission to state therein a material fact required to be stated in Borrower Provided Information or necessary in order to make the statements in Borrower Provided Information, in light of the circumstances under which they were made, not misleading, or (C) a breach of the representations and warranties made by Borrower in Section 3.1.31 of this Agreement (Full and Accurate Disclosure); except, in each case, that (I) Borrower’s obligation to indemnify for any Liabilities that arise in connection with a Disclosure Document that derives in part from information contained in Borrower Provided Information and in part from information either prepared by the Lender Group, the Issuer, the Underwriter Group or any other Person shall be limited to any untrue statement or omission of material fact contained in Borrower Provided Information known to Borrower that results directly from the Borrower Provided Information (or omission from the Borrower Provided Information) and (II) Borrower shall have no responsibility for (w) any statements contained in any Disclosure Document to which Borrower or its authorized representative have objected to (or requested changes to) in writing to Agent or that were derived from Borrower Provided Third Party Reports, (x) numbers which have been submitted by Borrower and adjusted by any Indemnified Person from those submitted by Borrower, to the extent of such adjustment, (y) third party reports, such as environmental and physical condition reports that do not constitute Borrower Provided Third Party Reports, and (z) any financial projections. Borrower also agrees to reimburse Agent, Lenders, the Lender Group, the Issuer and/or the Underwriter Group for any actual legal or other expenses reasonably incurred by Agent, Lenders, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. Borrower’s liability under this paragraph will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Agent by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, Mortgage Borrower and Guarantor, operating statements and rent rolls with respect to the Properties. This indemnification provision will be in addition to any liability which Borrower may otherwise have. Borrower acknowledges and agrees that any Person that is included in the Lender Group, the Issuer and/or the Underwriter Group that is not a direct party to this Agreement shall be deemed to be a third-party beneficiary to this Agreement with respect to this Section 9.2(b).

(c)          In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrower agrees to (i) indemnify Agent, Lenders, the Lender Group, the Issuer and the Underwriter Group for Liabilities to which Agent, Lenders, the Lender Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, an alleged untrue statement or alleged omission or an untrue statement or omission made in reliance upon, and in conformity with, Borrower Provided Information furnished to Agent by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, Mortgage Borrower or Guarantor, operating statements and rent rolls with respect to any Property, and (ii) reimburse Agent, Lenders, the Lender Group, the Issuer and/or the Underwriter Group for any actual legal or other expenses reasonably incurred by Agent, Lenders, the Lender Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)          Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party pursuant to the immediately preceding sentence of this Section 9.2(d), such indemnifying party shall not pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to any other indemnified party. Without the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Agent reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings, and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the indemnified party.

(e)          In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and applicable Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Agent and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation. In no event shall Borrower be required to indemnify an indemnified party with respect to any matter to the extent arising from the gross negligence or willful misconduct of an indemnified party.

(f)          The liabilities and obligations of both Borrower and Agent under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3           Severance. Subject to Section 9.4 hereof:

9.3.1      Severance Documentation. Agent, without in any way limiting Agent’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or Securitization of all or any portion of the Loan), to require Borrower (at no material cost to Borrower) to execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., a senior/junior or senior/junior/junior-most mezzanine loan structure) and/or one or more additional components of the Note or Notes (including the implementation of one or more New Mezzanine Loans (in accordance with Section 9.3.2 below)), reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, increase or decrease the monthly debt service payments for each component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments), provided that (a) the Outstanding Principal Balance of all components immediately after the effective date of such modification equals the Outstanding Principal Balance immediately prior to such modification and the weighted average of the interest rates for all components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification, (b) the obligations of Borrower shall not be materially increased hereby and (c) such “component” notes and/or senior and subordinate notes shall be structured such that permitted prepayments (other than prepayments made in connection with a Casualty or Condemnation) shall not, provided no Event of Default is then continuing, result in any “rate creep”. At Agent’s election, each note comprising the Loan may be subject to one or more Securitizations. Agent shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, it shall become immediately effective.

9.3.2      New Mezzanine Loan Option. Agent, without in any way limiting Agent’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any Secondary Market Transaction), to create one or more mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate the Outstanding Principal Balance and monthly debt service payments for the Loan to the Loan and such New Mezzanine Loan(s) and to require the payment of the Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Agent; provided, (A) that the outstanding principal balance of the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the Outstanding Principal Balance immediately prior to such modification and the weighted average of the interest rates for the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the interest rate of the original Note immediately prior to such modification, (B) the Loan and such New Mezzanine Loan(s) shall be structured such that permitted prepayments (other than prepayments made in connection with a Casualty or Condemnation) shall not, provided no Event of Default is then continuing, result in any “rate creep” and (C) the creation of such New Mezzanine Loan shall not result in a material increase of Borrower’s obligations hereunder. Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Agent in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Loan Borrower”) and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Loan Borrower to substantially conform to the organizational documents of Borrower as of the Closing Date, including “Article 8 opt in” provisions, the creation of certificated interests and the use of independent managers for each New Mezzanine Loan Borrower.

9.3.3      Cooperation; Execution; Delivery. Borrower shall reasonably cooperate with all reasonable requests of Agent in connection with this Section 9.3. If requested by Agent, Borrower shall promptly execute and deliver such documents as shall be reasonably required by Agent and requested by any Rating Agency in connection with any modification or New Mezzanine Loan pursuant to this Section 9.3, all in form and substance reasonably satisfactory to Agent and Borrower and satisfactory to any applicable Rating Agency, including, the severance of security documents if requested and/or, in connection with the creation of any New Mezzanine Loan: (i) execution and delivery of a promissory note, certificated interests and loan documents necessary to evidence such New Mezzanine Loan, (ii) execution and delivery of such amendments to the Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan, (iii) delivery of opinions of legal counsel with respect to due execution, authority and enforceability of any modification documents or documents evidencing or securing any New Mezzanine Loan, as applicable and (iv) with respect to any New Mezzanine Loan, delivery of an additional Insolvency Opinion for the Loan and a substantive non-consolidation opinion; each as reasonably acceptable to Agent, prospective investors and/or the Rating Agencies. In the event Borrower fails to execute and deliver such documents to Agent within five (5) Business Days following such request by Agent, Borrower hereby absolutely and irrevocably appoints Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower hereby ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default under this Agreement, the Note, the Pledge Agreement and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.3 after expiration of ten (10) Business Days after notice thereof.

Section 9.4         Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 9, Borrower shall not be required to incur any material costs or expenses in the performance of its obligations under Sections 9.1, 9.2 or 9.3 above (including the reasonable fees and expenses of Borrower’s accountants, consultants and counsel) in excess of $10,000.

Article 10

MISCELLANEOUS

Section 10.1        Exculpation.

(a)          Subject to the qualifications below, Agent shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Agent may bring an Equity Collateral Enforcement Action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its (and the Lenders’) interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in all or any of the Collateral or any other collateral given to Agent (on behalf of Lenders) pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Agent (on behalf of Lenders), and Agent (on behalf of Lenders), by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Agent to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Agent and Lenders thereunder; (d) impair the right of Agent to exercise its rights under the Pledge Agreement to exercise voting control over the Pledged Equity Interests prior to the completion of a UCC foreclosure sale; (e) impair the enforcement of any Loan Documents; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Agent to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement or to commence any other appropriate action or proceeding in order for Agent to exercise its remedies against all or any of the Collateral; or (h) constitute a waiver of the right of Agent to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage (excluding punitive damages except in the case of punitive damages paid by Agent or any Lender to a third party where such damages do not directly arise as a result of the acts of Agent), cost, expense, liability, claim or other obligation actually incurred by Agent or any Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(i)          fraud, willful misconduct, intentional misrepresentation of a material fact known to any Borrower Affiliate or failure to disclose a material fact known to any Borrower Affiliate by or on behalf of any Borrower Affiliate, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);

(ii)         the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity;

(iii)        wrongful removal or destruction of any portion of any Property or damage to any Property caused by willful misconduct or gross negligence of Borrower Affiliate;

(iv)        any physical waste of any of the Properties by any Borrower Affiliate;

(v)         the forfeiture by any Borrower Affiliate of any Property or any Collateral, or any portion thereof, because of the conduct or purported conduct of criminal activity by any Borrower Affiliate or any of their respective agents or representatives in connection therewith;

(vi)        the misappropriation or conversion by or on behalf of any Borrower Affiliate of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to any Property or any Net Liquidation Proceeds After Debt Service, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of any Property, (C) any Gross Revenues (including Rents, Insurance Proceeds, security deposits, advance deposits or any other deposits and Lease Termination Payments), (D) any other funds due under the Loan Documents, including, in connection with any of the foregoing, by reason of failure to comply with Section 6.1 hereof or breach of the Cash Management Agreement, or (E) any dividends or distributions by Mortgage Borrower;

(vii)       failure to pay charges for labor or materials or other charges that can create Liens on any portion of any Property, other than charges incurred by or on behalf of Agent or a receiver put in place by Agent, subject to Permitted Encumbrances, or on any portion of the Collateral, subject to the Lien of the Loan Documents;

(viii)      the failure to pay (A) Taxes unless (x) Rents received during the tax period in question are insufficient to pay all of Mortgage Borrower’s current and/or past due liabilities (including such Taxes) with respect to the Properties or (y) funds to pay such Taxes were, at the time in question, available in the Tax Account and neither Borrower nor Mortgage Borrower has attempted to delay, prevent, enjoin or otherwise disrupt or interfere with the payment of such sums and Agent failed to pay (or make such Tax Funds available to pay) such Taxes or (B) transfer taxes incurred by any Lender Party in connection with an Equity Collateral Enforcement Action under the Pledge Agreement or under any other Loan Documents (it being agreed that, although Borrower shall be responsible for any transfer taxes incurred in connection with the transfer of title pursuant to a foreclosure, assignment in lieu of foreclosure or similar exercise of remedies, Borrower shall not be responsible for any transfer taxes incurred by a Lender Party in connection with a subsequent sale of all or any portion of the Collateral after such Lender Party shall have so acquired title to such Collateral);

(ix)         failure to obtain and maintain the fully paid for Policies in accordance with Section 5.1.1 hereof; unless (x) Rents received during the period in question are insufficient to pay all of Mortgage Borrower’s current and/or past due liabilities (including such Policies) with respect to the Properties or (y) funds to pay such Insurance Premiums were, at the time in question, available in the Insurance Account and neither Borrower nor Mortgage Borrower has attempted to delay, prevent, enjoin or otherwise disrupt or interfere with the payment of such sums and Agent failed to pay (or make such Insurance Funds available to pay) such Insurance Premiums;

(x)          Borrower’s indemnification of Agent set forth in Section 9.2 hereof;

(xi)         any (A) actual or alleged violation or breach of any applicable Rent Regulation Laws (including any actual or alleged overcharges in, or rollback to, rent payable by any current or former Tenant) and/or (B) any breach of the covenants set forth in Section 4.33 hereof;

(xii)        a breach of the covenants set forth in Section 4.4 hereof (other than those breaches covered by clause (i) of the Springing Recourse Events below, and breaches of the covenants set forth in clauses (f) and (i) in the definition of “Special Purpose Bankruptcy Remote Entity” attached hereto as Schedule V);

(xiii)       any cost or expense incurred by Agent or any Lender in connection with the enforcement of its rights and remedies hereunder or under any other Loan Document;

(xiv)      the loss or impairment of the lien and/or security interest of the Pledge Agreement, or the priority thereof, against the Collateral (or any part thereof) as a result of the intentional acts or intentional omissions of any Borrower Affiliate;

(xv)       any amendment or modification of (A) any of the Borrower Organizational Documents or Mortgage Borrower Organizational Documents without the prior written consent of Agent or (B) any agreement for which Agent has approval rights under the Loan Documents (a “Material Agreement”) without the prior written consent of Agent to the extent such prior written consent is required by the Loan Documents; and/or

(xvi)      any liabilities and obligations of Borrower or Mortgage Borrower arising out of:

(A) indemnification obligations accrued in favor of any Borrower Affiliate on or prior to any acquisition of title to the Collateral pursuant to a UCC foreclosure sale, a UCC strict foreclosure, an assignment in lieu of foreclosure or other enforcement action under the Loan Documents (collectively, an “Equity Collateral Enforcement Action”; and the date on which an Equity Collateral Enforcement Action is consummated, an “Equity Collateral Transfer Date”);

(B) any obligation of any Borrower Affiliate accruing prior to, on or after the Equity Collateral Transfer Date to pay (1) legal fees to legal counsel engaged by Borrower Affiliate prior to the Equity Collateral Transfer Date, (2) amounts due under any Affiliate Agreement (unless such Affiliate Agreement has been assumed in writing by the Person acquiring the Collateral on or after the Equity Collateral Transfer Date), or (3) amounts due under any non-Affiliate Agreement that has been entered into without the prior written approval of Agent to the extent such prior written approval was required under the Loan Documents (unless such non-Affiliate Agreement has been assumed in writing by the Person acquiring the Collateral on or after the Equity Collateral Transfer Date), but in all events excluding any liability or obligation in connection with: (w) the Mortgage Loan, other than any indemnified obligations or claims under the Mortgage Loan for actions, conditions or events that occurred prior to the Equity Collateral Transfer Date, (x) any Lease existing on the Closing Date or entered into after the Closing Date in accordance with the Loan Documents, (y) prospective liabilities for capital expenditures for the Properties approved by Agent pursuant to the Loan Agreement, unless lender or Mortgage Lender has funded such amounts and such funded amounts were not utilized by Borrower or Mortgage Borrower to pay such capital expenditures, and (z) unpaid expenses incurred by Mortgage Borrower to Persons that are not Borrower Affiliates in the ordinary course of business with respect to the Properties for up to sixty (60) days preceding the Equity Collateral Transfer Date not to exceed $250,000 in the aggregate and not to include amounts covered by clause (C) below;

(C) the cost of all unpaid Taxes, debt service (other than the principal amount of the Mortgage Loan on account of acceleration thereof by the Mortgage Lender) and other payments due under the Mortgage Loan, Operating Expenses and Other Charges until the Equity Collateral Transfer Date, provided that, with respect to Taxes, Operating Expenses and Other Charges, only to the extent that there was sufficient cash flow from the Property to pay same and such amounts were not paid by Mortgage Borrower or Borrower;

(xvii)     any dividend or distribution made in violation of Section 4.36 hereof;

(xviii)    any breach of any representation, warranty or covenant set forth in Sections 4(b), (c), (d), and (j) or Sections 5(a), (b), (c), (d), (e) and (g) of the Pledge Agreement; and/or

(xix)       any losses, damages, costs, expenses, liabilities, claims or other obligations imposed upon or incurred by or asserted against Agent or any Lender arising out of or in any way relating to the Equinox Litigation.

(b)          Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) neither Agent nor any Lender shall be deemed to have waived any right which Agent or any Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrower in the event that any of the following occur (each, a “Springing Recourse Event”):

(i) either (x) a breach of the covenant set forth in Section 4.4 hereof or a breach by any Mortgage Borrower of the “special purpose entity” covenants contained in the applicable Mortgage Loan Documents, in each case with respect to clause (d) of the definition of Special Purpose Bankruptcy Remote Entity (or the equivalent with respect to the Mortgage Loan Documents), that results in the substantive consolidation of the assets and liabilities of Borrower or Mortgage Borrower with any other Person as a result of such breach, or (y) a breach of the covenants set forth in Section 4.4 hereof with respect to clauses (a), (b), (l) and (n) of the definition of Special Purpose Bankruptcy Remote Entity (“Specific SPE Covenants”) or a breach by Mortgage Borrower of the “special purpose entity” covenants contained in the applicable Mortgage Loan Documents relating to the Specific SPE Covenants;

(ii) Borrower fails to obtain Agent’s prior consent to any subordinate financing secured by the Property or other voluntary Lien encumbering the Property directly or indirectly (to the extent Agent consent is required pursuant to this Agreement);

(iii) Borrower fails to obtain Agent’s prior consent to any Transfer of the Collateral or the Property or any interest therein or any Transfer of any direct or indirect interest in Borrower, in either case as required by this Agreement other than a Permitted Transfer;

(iv) Borrower, Mortgage Borrower or any Guarantor files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(v) Mortgage Borrower is substantively consolidated with any other Person or Borrower is substantively consolidated with another Person; unless such consolidation was involuntary and not consented to by Borrower, Mortgage Borrower or any Guarantor and is discharged, stayed or dismissed within thirty (30) days following the occurrence of such consolidation;

(vi) the filing of an involuntary petition against Borrower, any Guarantor or Mortgage Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower, any Guarantor or Mortgage Borrower colludes with or otherwise assists such Person, and/or Borrower, any Guarantor and/or Mortgage Borrower solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, any Guarantor or Mortgage Borrower by any Person;

(vii) Borrower, any Guarantor or Mortgage Borrower files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(viii) Borrower or any Affiliate, officer, director or representative which controls Borrower or any Guarantor consents to, or acquiesces in, or joins in (other than at Agent’s express written request), an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or Guarantor or any portion of the Collateral owned by Borrower;

(ix) Borrower or any Guarantor makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due which admission is used as evidence of Borrower’s or such Guarantor’s insolvency in connection with an involuntary petition filed against Borrower or such Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by a Person other than Agent (provided, that if Borrower admits in writing to Agent, any Lender or any servicer of the Loan that (A) Borrower cannot cause the Mortgage Borrower to pay expenses of operating the Property, (B) Borrower cannot pay amounts due under the Loan or (C) Borrower cannot refinance the Loan on the Maturity Date, and Borrower does not make any other admission in writing other than those described in clauses (A) - (C), such admission shall not constitute Borrower’s “admitting in writing its insolvency or inability to pay its debts as they become due”);

(x) if Borrower Affiliate, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Agent or any Lender under or in connection with the Guaranty, the Note, the Pledge Agreement or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding or an Equity Collateral Enforcement Action any defense against Agent or any Lender or any right in connection with any security for the Loan, except for defenses and counterclaims raised in good faith; or

(xi) Borrower, any Guarantor or Borrower Affiliate contests or opposes any motion made by Agent or Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal, state or foreign bankruptcy or insolvency proceeding involving Borrower, Mortgage Borrower or any Guarantor.

Section 10.2        Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lenders of the Loan and the execution and delivery to Lenders of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Agent and Lenders.

Section 10.3        Agent’s Discretion; Rating Agency Review Waiver.

(a)          Whenever pursuant to this Agreement Agent exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Agent, the decision of Agent to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Agent and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Agent to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Agent’s determination of Rating Agency criteria, shall be substituted therefor.

(b)          Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Agent’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

(c)          Prior to a Securitization or in the event that there is a Review Waiver, if Agent does not have a separate and independent approval right with respect to the matter in question, then the term Rating Agency Confirmation shall be deemed instead to require the prior written consent of Agent.

Section 10.4        Governing Law.

(a)          THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY AGENT AND LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTIES LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST AGENT, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER, AGENT AND EACH LENDER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER, AGENT AND EACH LENDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AGREES THAT SERVICE OF PROCESS UPON BORROWER AT THE ADDRESS FOR BORROWER SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO AGENT OF ANY CHANGE IN THE ADDRESS FOR BORROWER SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF BORROWER CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION WHERE COLLATERAL IS LOCATED.

Section 10.5         Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Agent in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Agent shall have the right to waive or reduce any time periods that Agent is entitled to under the Loan Documents in its sole and absolute discretion.

Section 10.6         Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by “PDF” or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile or “PDF” if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Agent:	50 Murray Mezz Funding LLC
c/o SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attention: Andrew Levine
E-mail: andrew.levine@slgreen.com
Facsimile No.: (212) 356-4135

with a copy to:	50 Murray Mezz Funding LLC
c/o SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attention: Andrew Falk
E-mail: andrew.falk@slgreen.com
Facsimile No.: (212) 216-1785

with a copy to:	Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Kevin J. O’Shea, Esq.
E-mail: kevin.o’shea@allenovery.com
Facsimile No.: (212) 610-6399

If to Lender:	at their respective Applicable Lending Office set forth opposite their signatures hereto.

If to Borrower:	Clipper Equity LLC
46-11 12th Avenue, Suite 1L
Brooklyn, New York 11219
Attention: David Bistricer
E-mail: david@clipperequity.com
Facsimile No.: (718) 438-1290

with copies to:	Sukenik, Segal & Graff, P.C.
450 Seventh Avenue, 42nd Floor,
New York, New York 10123
Attention: Josh Graff, Esq.
Facsimile No. (212) 779-8095

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Agent may also be given by Servicer and Agent hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Agent.

Section 10.7        Waiver of Trial by Jury. BORROWER, AGENT AND EACH LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AGENT AND EACH LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8        Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.9        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10      Preferences. Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Agent, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Agent.

Section 10.11      Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Agent except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Agent with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Agent to Borrower.

Section 10.12      Remedies of Borrower. In the event that a claim or adjudication is made that Agent or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Agent or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Agent nor its agents shall be liable for any monetary damages and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Agent has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13     Offsets, Counterclaims and Defenses. Any assignee of Agent’s or any Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by one or more Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.14     No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)          Borrower and Agent (on behalf of Lenders) intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower, Agent and/or any Lender or to grant Agent and/or any Lender any interest in the Properties or Collateral other than that of secured party, beneficiary or lender.

(a)          The Loan Documents are solely for the benefit of Agent (on behalf of Lenders) and Borrower (and the Lender Group, the Issuer and the Underwriter Group with respect to Section 9.2(b)) and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Agent, Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 10.15     Publicity. All news releases, publicity or advertising by either party through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Agent, Lenders, the Affiliate of any Lender that acts as the issuer with respect to a Securitization or any of their other Affiliates (x) shall be prohibited prior to the final Securitization of the Loan and (y) after the final Securitization of the Loan, shall be subject to the prior written approval of the other party; provided, however, that the foregoing shall not prohibit (a) Agent from issuing customary “tombstone” advertisements with respect to the Loan, (b) any customary disclosure by Agent or its Affiliates related to or arising out of a Securitization or Secondary Market Transaction involving the Loan or the New Mezzanine Loan, or (c) any disclosure required by Legal Requirements, including the Exchange Act, to which Agent or any Lender may be subject.

Section 10.16      Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of any Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Agent (on behalf of Lenders) under the Loan Documents to a sale of any Collateral for the collection of the Obligations without any prior or different resort for collection, or of the right of Agent (on behalf of Lenders) to the payment of the Obligations out of the net proceeds of any Collateral in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral, any equitable right otherwise available to Borrower which would require the separate sale of any part of the Collateral or require Lender to exhaust its remedies against any part of the Collateral or any combination of the Collateral before proceeding against any other part of the Collateral or combination of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Collateral.

Section 10.17     Certain Waivers. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Agent, any Lender or their agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Agent to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Agent or any Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

Section 10.18     Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Agent, any Lender or any parent, subsidiary or affiliate of Agent or any Lender. Agent shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Agent of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Agent’s exercise of any such rights or remedies. Borrower acknowledges that Agent engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.19       Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Agent and each Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Agent’s and each Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person that such Person acted on behalf of Borrower, Agent or any Lender (unless it is determined that such Person is alleged to be owed solely due to engagement by or through Agent or any Lender) in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 10.20     Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.21     Servicer.

(a)          At the option of Agent, the Loan may be serviced by a servicer or special servicer (the “Servicer”) selected by Agent and Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Agent and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of any monthly or annual master servicing fee due to the Servicer under the Servicing Agreement.

(b)          Other than as set forth in Section 10.21(a) above, Borrower shall pay all of the fees and expenses of the Servicer and any reasonable third-party fees and expenses in connection with the Loan, including any prepayments, approvals under the Loan Documents, requested by Borrower, other requests under the Loan, assumption of Borrower’s obligations or modification of the Loan, as well as any fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, attorneys’ fees and expenses and other fees and expenses in connection with the modification or restructuring of the Loan.

Section 10.22      Intentionally Omitted.

Section 10.23     Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Pledge Agreement or any of the other Loan Documents, Agent may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Pledge Agreement and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 10.24     Taxes. Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Agent’s or any Lender’s income, and franchise taxes imposed on Agent or any Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 10.24 as “Applicable Taxes”). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Agent (on behalf of Lender), the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.24), such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 10.24 shall be made within ten (10) days after the date Agent makes written demand therefor.

Section 10.25      Waiver of Rights, Defenses and Claims. Borrower hereby unconditionally and irrevocably waives all rights, defenses and claims that Borrower may have based on the fact that certain terms and provisions of the Mortgage Loan Agreement, including without limitation certain definitions set forth in Section 1.1 of the Mortgage Loan Agreement, are incorporated into this Agreement by reference.

Section 10.26     Cross Default; Cross Collateralization. Borrower acknowledges that Lenders have made the Loan to Borrower upon the security of its collective interest in the Collateral and in reliance upon the aggregate of the Collateral (and, indirectly, the Properties) taken together being of greater value as collateral security than the sum of the Collateral (and, indirectly, the Properties) taken separately. Borrower agrees that the Collateral is and will be structurally cross-collateralized and cross-defaulted since the Pledged Equity Interests in each Property will both be pledged together under the Pledge Agreement.

Section 10.27      Intentionally Omitted.

Section 10.28      Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.29     Set-Off. In addition to any rights and remedies of Agent and Lenders provided by this Agreement and by law, Agent shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Agent, any Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Agent may only exercise such right during the continuance of an Event of Default. Agent agrees promptly to notify Borrower after any such set-off and application made by Agent; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.30         Modification, Waiver in Writing; Approvals.

(a)          Subject to the additional requirements of Section 10.30(c) through (i), no modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document shall be effective unless the same shall be in a writing signed by Agent and, in the case of modifications and amendments, Borrower, and then such waiver or consent shall be effective only in the specific instance, and for the purpose for which given. Neither any failure nor any delay on the part of Agent or any Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, neither Agent nor any Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Agent shall have the right to waive or reduce any time periods that Lenders and/or Agent is entitled to under the Loan Documents in its sole and absolute discretion.

(b)          Subject to Section 10.30(c) through (i) hereof, Agent may make, give or take any consent, approval, waiver, amendment, decision, or other action pursuant to the Loan Documents without the approval of any Lender. Notwithstanding the preceding sentence, Agent shall have the right to (i) request instructions from Lenders with respect to any approval, consent, waiver, decision or other action or (ii) in its sole and absolute discretion, rely upon such instructions (or refrain from taking any action in the absence thereof) in performing its duties hereunder, and any action taken or failure to act pursuant thereto shall be binding on all Lenders. With respect to any action or other matter arising in connection with an Event of Default, to the extent the Lenders have consented to the exercise of rights and remedies by the Agent on their behalf or with the deemed consent or approval of the Lenders, Agent shall be permitted to take any related action (or refrain from taking any action) to enforce and carry out such rights and remedies of Agent and Lenders under the Loan Documents on account of such Event of Default. Notwithstanding anything to the contrary contained herein, Agent may refrain from doing anything (including disclosing any information) which might, in its good faith determination, constitute a breach of any law or expose Agent to any civil or criminal liability. Wherever this Agreement specifies a minimum period of notice to be given to Agent, Agent may, in its discretion, accept a shorter notice period.

(c)          Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the entire Loan, all requests for approval and consents hereunder and in every instance in which Lenders’ consent or approval is required, all copies of documents, reports, requests and other delivery obligations of Borrower and Guarantor required hereunder shall be delivered by Borrower or Guarantor, as applicable, to Agent.

(d)          In the event a decision with respect to any action affecting the Loan (a “Decision”) is required to be made, Agent shall promptly so notify each Lender (each such notice, a “Decision Notice”). The Decision Notice shall (i) set forth Agent’s recommendation as to the proposed course of action or decision with respect to such Decision, (ii) include all information in Agent’s possession that Agent reasonably believes is necessary for Lenders to make a decision and (iii) ask for the approval of Lenders with respect to such course of action or decision and (iv) set forth the specific date by which Lenders’ approval or disapproval of the action or decision recommended in the Decision Notice must be given. In the event Agent does not receive from any Lender written approval or disapproval of the action or decision recommended in the Decision Notice within ten (10) Business Days (or by such shorter period as may be requested by Borrower or Agent in accordance with the Loan Documents or is otherwise required by the terms of the Loan Documents or by Agent if Agent in good faith reasonably believes a more prompt response is necessary or appropriate and such shorter period is set forth in the Decision Notice, but which shall in no event be fewer than three (3) Business Days from the date of delivery of the Decision Notice) of the date on which Agent has delivered such Decision Notice to the Lenders, then Agent shall send such Lender a second reminder notice. Each second reminder notice shall, at the top of such notice, set forth a legend in all caps and bolded text as follows: “THIS IS A REMINDER NOTICE RELATING TO AN ACTION OR DECISION CONCERNING THE LOAN WITH RESPECT TO 53 PARK PLACE AND 110 CHURCH STREET IN NEW YORK, NEW YORK, RECOMMENDED BY AGENT IN THAT CERTAIN NOTICE DATED AS OF [_______]. IF AGENT DOES NOT RECEIVE A WRITTEN APPROVAL OR DISAPPROVAL FROM THE ADDRESSEE OF SUCH ACTION OR DECISION WITHIN TWO (2) BUSINESS DAYS AFTER THE DATE HEREOF, WHICH DATE IS [_______], SUCH ADDRESSEE SHALL BE DEEMED TO HAVE APPROVED SUCH ACTION OR DECISION.” If Agent does not receive from any Lender written approval or disapproval of the action or decision recommended in the original Decision Notice within two (2) Business Days after the second reminder notice, such Lender shall be deemed to have approved the action or decision proposed therein.

(e)          Agent may, at any time, and must, if requested to do so by the Lenders, convene a meeting of Lenders.

(f)          The Lenders shall have the right to cause a vote to be taken with respect to any Decision. Upon the taking of such vote and the obtaining of approval or disapproval of the Lenders, the Agent shall then be required to act, or not to act, in accordance with such Lender approval or disapproval.

(g)          In the event that the Lenders approve the commencement of a foreclosure or other exercise of remedies, Agent shall declare the outstanding principal balance of the Loan, all interest thereon and all other amounts payable under the Loan Documents to be immediately due and payable and shall promptly commence and complete such foreclosure or other exercise of remedies; provided that such action is not stayed by any bankruptcy or insolvency proceeding or any other injunction or court order. If, after commencing such foreclosure, Agent is directed to cease such action or to take another course of action by the Lenders under the terms of this Agreement, Agent shall follow such direction. In the event that the Lenders have not approved the commencement of a foreclosure or other exercise of remedies within the initial ninety (90) days following the occurrence of an Event of Default, then Agent shall be permitted, without the consent of the Lenders to exercise any remedy available at law or equity including, without limitation, to (i) accelerate the Loan, (ii) commence and diligently pursue a foreclosure proceeding and/or (iii) exercise such other remedies as are appropriate.

(h)          No modification of any provision of the Loan Documents, or consent to any departure by Borrower therefrom, shall modify any provision of the Loan Documents relating to the Agent without the written consent of the Agent and Borrower.

(i)          Agent shall have the right to provide, in a separate agreement between Agent and certain Lenders, that only the consent of a certain percentage of Lenders shall be required with respect to certain Decisions.

Section 10.31         Assignments and Participations.

(a)          Subject to Section 10.31(a)(ii) below, at the assignor Lender’s sole cost and provided that the economic and other terms of the Loan shall remain the same for Borrower and Guarantor, with the prior consent of Agent, which consent not to be unreasonably withheld, conditioned or delayed, any Lender may at any time assign and delegate to one or more Qualified Lenders (each an “Assignee”) all or any part of such Lender’s rights and obligations under this Agreement (including all or a portion of its Ratable Share of the Loan at the time owing to it) and the other Obligations held by such Lender hereunder; provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower and Agent by such Lender and the Assignee and such assignment shall have been recorded in the Register in accordance with Section 10.31(a)(ii), (ii) such Lender and its Assignee shall have delivered to Borrower and Agent an assignment and acceptance agreement in the form attached hereto as Schedule XIV (or such other form as may be modified by Agent, an “Assignment and Acceptance”) with such changes thereto as are reasonably acceptable to Agent with respect to such assignment, sale, negotiation, pledge, hypothecation or other transfer and are in compliance with this Section 10.31, and (iii) the Assignee has paid to the Agent a processing fee in the amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00). Notwithstanding the foregoing, no written consent of Agent shall be required (i) in connection with any assignment and delegation by a Lender to an Affiliate of such Lender or to another Lender or its Affiliate, (ii) in connection with any Securitization, or (iii) in connection with the assignment, transfer, sale, or pledge of all or any portion of its rights or obligations in and to the Loan under any repurchase or warehouse facility (including any assignment or pledge of the Loan to the Federal Home Loan Bank system or a preferred equity transaction related to the Loan by the Federal Home Loan Bank system). During the continuance of an Event of Default any Lender may assign and delegate to any Person, regardless of whether such Person is a Qualified Lender. Any assignment and delegation pursuant to this Section 10.31(a)(i) shall be at Lender’s sole cost and shall not subject Borrower or Guarantor to any cost or increased liability under the terms of the Loan Documents. For so long as an Affiliate of SLG is a Lender under the Loan, SLG, or an Affiliate thereof shall continue to act as Agent. Nothing contained in this Section 10.31(a) shall be deemed to restrict a Lender’s right to sell a participation of up to 100% of its interest; provided, however, that a participation of 100% of the initial Lender’s interest in the Loan shall not relieve the obligation for an Affiliate SLG to remain Agent hereunder to the extent required hereunder.

(i)          From and after the date that Agent notifies the assignor Lender and Borrower that it has received an executed Assignment and Acceptance Agreement and payment of the above-referenced processing fee: (A) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, (B) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it and assumed by the Assignee pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Documents (but shall be entitled to indemnification as otherwise provided in this Agreement with respect to any events occurring prior to the assignment) and (C) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Ratable Share of each Lender resulting therefrom.

(ii)         Borrower, Agent and Lender shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Ratable Share of the Loan listed therein for all purposes hereof, and no assignment or transfer of any such Ratable Share of the Loan shall be effective, in each case, unless and until receipt by Agent of a fully executed Assignment and Acceptance Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.31(a). Each assignment shall be recorded in the Register promptly following receipt by Agent of the fully executed Assignment and Acceptance Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment and Acceptance Agreement shall be maintained, as applicable. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding absent manifest error on any subsequent holder, assignee or transferee of the corresponding portion of the Loan.

(b)          Within ten (10) Business Days after its receipt of an executed Assignment and Acceptance Agreement and notice by the Agent that it has received payment of the processing fee (which notice shall also be sent by the Agent to each Lender), Borrower shall, if requested by the Assignee, execute and deliver to Agent, new Notes (in substantially the same form and substance as the original notes) evidencing such Assignee’s portion of the Loan, provided that the applicable original notes are returned to Borrower.

(c)          If any assignee, participant or other transferee of the Loan or any portion thereof or interest therein requests in writing, at such assignee’s, participants or other transferee’s sole cost, Borrower shall deliver to such Person updated opinions of Borrower’s and Guarantor’s New York counsel with respect to the enforceability, due authorization and due execution of any new Loan Documents entered into in connection with the related assignment, participation or transfer, which opinions shall be in substantially the same form as the opinions delivered as of the Closing Date, and dated as of such date as the updated opinions are delivered, as modified as required to properly render such updated opinions on such date and updated, and shall be addressed, for purposes of reliance thereon, to such assignee, participant or transferee, as applicable.

(d)          Upon assignment, all references to the assignor Lender in this Agreement and in any Loan Document shall be deemed to refer to such Assignee or successor in interest and such Assignee or successor in interest shall thereafter stand in the place of such assignor Lender in all respects. Notwithstanding anything to the contrary in the preceding sentence, Borrower agrees that each participant shall be entitled to the benefits of Section 2.9 to the same extent as if it were Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.9, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States of America a copy of each assignment delivered to it and a register for the recordation of the names and addresses of Lenders and each of Lenders’ assignees and the principal amount (and stated interest) on the Loan owing to Lenders and each of Lenders’ assignees pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Lender and Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and Lenders, at any reasonable time and from time to time upon reasonable prior notice. If a Lender sells a participation, such Lender shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amount (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that such Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in the Loan or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that the Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lenders shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)          Borrower acknowledges and agrees that Agent and each Lender may provide to any actual or proposed Assignee originals or copies of this Agreement, any other Loan Documents and any other documents, instruments, certificates, opinions, insurance policies, financial statements and other information, letters of credit, reports, requisitions and other materials and information at any time submitted by or on behalf of Borrower, Mortgage Borrower, Guarantor or other Persons and/or received by Agent or any Lender in connection with the Loan, provided that with respect to materials from Guarantor not otherwise required to be delivered by Guarantor under the Guaranty, any such proposed Assignee agrees to keep all such materials and information confidential.

Section 10.32         Intercreditor Agreement.

Lender and Mortgage Lender are parties to a certain intercreditor agreement dated as of the date hereof (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mortgage Loan, Borrower, Mortgage Borrower, the Collateral and the Property. Borrower hereby acknowledges and agrees that (a) such Intercreditor Agreement is intended solely for the benefit of Lender and Mortgage Lender and (b) no Borrower Affiliate is an intended third-party beneficiary of any of the provisions therein and no such Person shall be entitled to rely on any of the provisions contained therein. Lender and Mortgage Lender shall have no obligation to disclose to any Borrower Affiliate the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof. In the event Lender is required pursuant to the terms of the Intercreditor Agreement to pay over to Mortgage Lender any payment or distribution of assets, whether in cash, property or securities which otherwise would have been applied to the Debt, including, without limitation, any proceeds of the Property previously received by Lender on account of the Loan, then Borrower agrees to indemnify Lender for any amounts so paid, and any amount so paid shall continue to be owing pursuant to the Loan Documents as part of the Debt notwithstanding the prior receipt of such payment by Lender.

Section 10.33      Mortgage Loan Defaults.

10.33.1     Borrower agrees to notify Lender promptly upon the occurrence of any Mortgage Loan Default. If any Mortgage Loan Default occurs, Borrower agrees that Lender shall have the immediate right, without prior notice to Borrower, but shall be under no obligation to (A) pay all or any part of the Mortgage Loan and any other sums that are then due and payable, and perform any act or take any action on behalf of Borrower and/or Mortgage Borrower as may be appropriate, to cause all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed thereunder to be promptly performed or observed, and (B) pay any other amounts and take any other action as Lender, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral. Borrower shall not impede, interfere with, hinder or delay, and shall not permit Mortgage Borrower to impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any Mortgage Loan Default or asserted Mortgage Loan Default, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a Mortgage Loan Default or asserted Mortgage Loan Default.

10.33.2     Borrower hereby grants Lender and its designees the right to enter upon the Property at any time following the occurrence and during the continuance of any Mortgage Loan Default, or the assertion by Mortgage Lender that a Mortgage Loan Default has occurred, for the purpose of taking any such action or to appear in, defend or bring any action or proceeding to protect Lender’s interest. Lender may take such action as Lender deems reasonably necessary or desirable to carry out the intents and purposes of this subsection (including communicating with Mortgage Lender with respect to any Mortgage Loan Defaults), without prior notice to, or consent from, Borrower or Mortgage Borrower. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender.

10.33.3     All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section 10.33 (including its reasonable attorneys’ fees and costs) (A) shall be added to the Debt, (B) shall bear interest at the Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Lender, and (C) shall be secured by the Pledge Agreement. Borrower hereby indemnifies Lender from and against all losses of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions. In the event that Lender makes any payment in respect of the Mortgage Loan, Lender shall be subrogated to all of the rights of Mortgage Lender under the Mortgage Loan Documents against the Property, in addition to all other rights it may have under the Loan Documents.

10.33.4    If Lender shall receive a copy of any notice of a Mortgage Loan Default sent by Mortgage Lender, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section 10.33.4, except for Lender’s gross negligence or willful misconduct.

Section 10.34    Discussions with Mortgage Lender. If Lender shall receive a copy of any notice of a Mortgage Loan Default sent by Mortgage Lender, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section 10.34, except for Lender’s gross negligence or willful misconduct.

Section 10.35    Independent Approval Rights. If any action, proposed action or other decision is consented to or approved by Mortgage Lender, such consent or approval shall not be binding or controlling on Lender. Borrower hereby acknowledges and agrees that (a) the risks of Mortgage Lender in making the Mortgage Loan are different from the risks of Lender in making the Loan, (b) in determining whether to grant, deny, withhold or condition any requested consent or approval, Mortgage Lender and Lender may reasonably reach different conclusions, and (c) Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view, but subject to the standards of consent set forth herein. Furthermore, the denial by Lender of a requested consent or approval shall not create any liability or other obligation of Lender if the denial of such consent or approval results directly or indirectly in a Mortgage Loan Default, and Borrower hereby waives any claim of liability against Lender arising from any such denial unless Lender has not complied with any applicable standard for consent. The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.36     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a)          Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)        the effects of any Bail-in Action on any such liability, including, if applicable:

(A)        a reduction in full or in part or cancellation of any such liability;

(B)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b)          As used in this Section 10.36 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii)“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway or any other member state of the European Economic Area; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Article 11

AGENT

Section 11.1       Appointment and Authorization.

(a)          Each Lender hereby irrevocably designates and appoints Agent as the administrative agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Agent, as the administrative agent for such Lender, to take such action on its behalf and in Agent’s designated capacity under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto and Borrower shall be entitled to rely on any decision, action or notice given to or by Agent and Agent’s sole decision-making authority with respect to all matters related to “Lender” with respect to the Loan Documents without any further notice to or consent from any other Lender. Notwithstanding any provision to the contrary elsewhere in this Agreement and the other Loan Documents, Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

(b)         Subject to Section 10.31, no individual Lender or group of Lenders shall have any right to modify or waive, or consent to the departure of any party from any provision of any Loan Document, or secure or enforce the Obligations. All such rights, on behalf of Agent or any Lender or Lenders, shall be held and exercised solely by and at the option of Agent for the Ratable benefit of Lenders. Except as expressly otherwise provided in this Agreement or the other Loan Documents, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions on behalf of Lenders which Agent is expressly entitled to exercise or take under this Agreement or the other Loan Documents, including (i) the determination if and to what extent matters or items subject to Agent’s satisfaction are acceptable or otherwise within its discretion, (ii) the making of Administrative Agent Advances, and (iii) the exercise of remedies under this Agreement or any other Loan Document, and any action so taken or not taken shall be deemed consented to by Lenders.

(c)         In case of the pendency of any bankruptcy, receivership, insolvency, liquidation, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, no individual Lender or group of Lenders shall have the right, and Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall to the extent given such rights under the Loan Documents, be exclusively entitled and empowered on behalf of itself and Lenders, by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are then owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lender and Agent and their respective counsel and all other amounts, in each case, due Lender and Agent hereunder allowed in such judicial proceeding;

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same pursuant to the Loan Documents; and

(iii)        any custodian, receiver, assignee, trustee, liquidator, conservator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lender, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its counsel, and any other amounts, in each case, due Agent hereunder. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of Lender except as approved by the Lenders or to authorize Agent to vote in respect of the claims of Lenders except as approved by the Lenders in any such proceeding.

Section 11.2         Delegation of Duties. Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

Section 11.3        Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable to any Lender or Borrower or Guarantor for any action lawfully taken or omitted to be taken by it or such Person or Persons under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person or Persons’ own gross negligence or willful misconduct) or (ii) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by Borrower or Guarantor or any officer thereof contained in any Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of Borrower or Guarantor to perform its obligations thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower.

Section 11.4         Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower and/or Guarantor), independent accountants and other experts selected by Agent. Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with this Agreement and all actions required in connection with such transfer shall have been taken. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of one hundred percent (100%) of Lenders (or any other instructing group of Lenders specified by this Agreement or by a separate agreement between Agent and any Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of one hundred percent (100%) of Lenders (or any other instructing group of Lenders specified by this Agreement or by a separate agreement between Agent and any Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of all or any interest in the Loan.

Section 11.5         Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default under the Loan Documents unless Agent shall have received notice from a Lender or Borrower, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent shall receive such a notice, Agent shall promptly give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders (or any other instructing group of Lenders specified by this Agreement or by a separate agreement between Agent and any Lenders); provided that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

Section 11.6         Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither Agent nor any of its respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of Borrower or any affiliate of Borrower, shall be deemed to constitute any representation or warranty by Agent to Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of any investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and its Affiliates and made its own decision to make its Ratable Share of the Loan hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lender by Agent hereunder, Agent shall not have any duty or responsibility to provide Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower or any Affiliate of Borrower that may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 11.7         Indemnification. Lenders agree to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting any obligation of Borrower to do so pursuant to the Loan Documents), ratably according to their respective Ratable Share on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loan shall have been paid in full, ratably in accordance with such Ratable Share immediately prior to such date), for, and to save Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loan) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Loan, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Debt and the termination of this Agreement.

Section 11.8         Agent in its Individual Capacity. Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower or any Affiliate of Borrower as though Agent were not administrative agent hereunder. With respect to the Ratable Share of the Loan made or held by it at any time, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity.

Section 11.9         Successor Agent. Agent may resign as administrative agent under this Agreement and the other Loan Documents upon thirty (30) days’ notice to Lenders and Borrower; provided, that for so long as SLG is a Lender hereunder, SLG, or an Affiliate thereof, shall be the Agent hereunder unless an Event of Default then exists, in which case SLG need not remain as Agent. The Lenders (which for the purposes thereof, shall not include the pro rata interest of the Lender then serving as Agent) may, upon reasonable written notice to Agent and Borrower, elect to remove Agent if it is determined in a final, non-appealable judgment by a court of competent jurisdiction that Agent has engaged in gross negligence or willful misconduct. If Agent shall resign as administrative agent under this Agreement and the other Loan Documents or if the Lenders shall elect to remove Agent for cause as aforesaid, then, subject to the following sentence, the Lenders shall appoint from among the Lenders (or an Affiliate of any Lender) a successor Agent (with the consent of such successor Agent and notice to Borrower) for Lender, whereupon such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor Agent effective upon such appointment, consent and notice, and Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loan. If no successor Agent has accepted appointment as administrative agent by the date that is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Lenders, appoint a successor Agent as provided for above. After any retiring Agent’s resignation hereunder as Agent or removal for cause as aforesaid upon the election of the Lenders, the provisions of the Loan Documents shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section 11.10         Administrative Agent Advances.

(a)          Agent is authorized, from time to time, in Agent’s sole discretion to expend funds to the extent permitted by the Loan Documents, on behalf of Lender (“Administrative Agent Advances”), when Agent deems necessary or desirable to preserve or protect the Properties or any portion thereof (including those with respect to property taxes, insurance premiums, and other costs, fees and expenses with respect to operation, leasing, management, improvements, maintenance, repair, sale and disposition) (A) subject to Section 8.2, during the continuance of an Event of Default, and (B) after acquisition of all or a portion of any Property by foreclosure or other exercise of remedies hereunder.

(b)          Administrative Agent Advances shall constitute obligatory advances of Lender under this Agreement, shall be repayable by Lenders on demand and shall be Obligations that are secured by the Loan Documents, and if unpaid by Lenders, as set forth below, shall bear interest at the rate applicable to such amount under the Loan. Agent shall notify each Lender in writing of each Administrative Agent Advance. Upon receipt of notice from Agent of its making of an Administrative Agent Advance, each Lender shall make the amount of such Lender’s Ratable Share of the outstanding principal amount of the Administrative Agent Advance available to Agent, in same day funds in lawful money of the United States of America, to such account of Agent as Agent may designate on the first Business Day after Agent provides Lender with notice of the making of such Administrative Agent Advance.

Section 11.11      Ratable Share. (i) The liabilities of Lenders shall be several and not joint, (ii) no Lender shall be responsible for the obligations of any other Lender, and (iii) each Lender shall be liable to Borrower only for its respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Lender in accordance with its Ratable Share.

Section 11.12       Intentionally Omitted.

Section 11.13      Modifications to Article 11. Borrower, Agent and Lenders acknowledge and agree that the provisions of this Article 11 solely govern the relationship among the Lenders and Agent and do not alter or otherwise modify the provisions of this Agreement applicable to Borrower or otherwise apply to Borrower. The provisions of this Article 11 may be modified without Borrower’s consent so long as such modifications do not alter any of Borrower’s rights or obligations under this Agreement or any of the other Loan Documents or otherwise alter the economic terms of the Loan or the Loan Documents in any manner (provided, however that Borrower shall be given notice of any such modification).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

Agent:

50 Murray Mezz Funding LLC, individually and as Agent for one or more Lenders

By:	/s/ Andrew S. Levine
Name: Andrew S. Levine, Esq.
Title: Executive Vice President

Lenders:

50 Murray Mezz Funding LLC,
a Delaware limited liability company

By:	/s/ Andrew S. Levine
Name: Andrew S. Levine, Esq.
Title: Executive Vice President

[signatures continue on following page]

Signature Page to 50 Murray Street & 53 Park Place First Mezzanine Loan Agreement

Borrower:

50 MURRAY MEZZ LLC,
a Delaware limited liability company

By:	/s/ David Bistricer
	Name:	David Bistricer
	Title:	Authorized Signatory

Signature Page to 50 Murray Street & 53 Park Place First Mezzanine Loan Agreement